Exhibit 2.1

EQUITY PURCHASE AGREEMENT

by and among

FRANCHISE GROUP NEWCO PSP, LLC

PSP HOLDINGS, LLC,

SENTINEL CAPITAL PARTNERS VI-A, L.P.,

SENTINEL PSP BLOCKER, INC.,

PSP MIDCO, LLC,

PSP INTERMEDIATE, LLC,

SENTINEL CAPITAL PARTNERS, L.L.C.,
solely for purposes of agreeing to the covenants
set forth in Section 6.8 and Section 6.9 hereof,

effective as of immediately prior to the Closing,
a newly formed Delaware limited liability company to be named
PSP MIDCO HOLDINGS, LLC,

AND

FRANCHISE GROUP, INC.,
solely for purposes of agreeing to the covenants
set forth in Section 10.19 hereof

DATED AS OF JANUARY 23, 2021

TABLE OF CONTENTS

i

ii

iii

SCHEDULES

Schedule P-1	-	Sentinel Investments Units
Schedule P-2	-	Employment Agreements
Schedule P-3	-	Accounting Principles; Example Statement of Net Working Capital
Schedule P-4	-	Permitted Liens
Schedule P-5	-	Specified Matter
Schedule 2.3(c)(i)		Transaction Consideration Determination
Schedule 2.4	-	Transaction Consideration Allocation
Schedule 3.2(a)	-	Capitalization of the Company
Schedule 3.2(d)	-	Group Company Subsidiaries
Schedule 3.2(e)	-	Group Company Subsidiaries Equity Securities
Schedule 3.2(f)	-	Subsidiaries of Blocker Corp
Schedule 3.4(a)	-	Financial Statements
Schedule 3.4(b)	-	Financial Statements
Schedule 3.4(c)	-	Undisclosed Liabilities
Section 3.4(g)	-	Funded Indebtedness
Schedule 3.5	-	Consents and Approvals; No Violations
Schedule 3.6(a)	-	Material Contracts
Schedule 3.6(b)	-	Material Contracts
Schedule 3.7	-	Absence of Changes
Schedule 3.8	-	Litigation
Schedule 3.9	-	Compliance with Applicable law
Schedule 3.10(a)	-	Employee Plans
Schedule 3.10(c)	-	Employee Plans
Schedule 3.10(f)	-	Employee Plans
Schedule 3.11	-	Environmental Matters
Schedule 3.12(a)	-	Intellectual Property
Schedule 3.12(b)	-	Intellectual Property
Schedule 3.12(c)	-	Intellectual Property
Schedule 3.12(d)(i)	-	Intellectual Property
Schedule 3.12(d)(ii)	-	Intellectual Property
Schedule 3.12(e)	-	Intellectual Property
Schedule 3.14	-	Insurance
Schedule 3.15	-	Tax Matters
Schedule 3.15(m)	-	Tax Classification of Group Companies
Schedule 3.16	-	Brokers
Schedule 3.17(b)	-	Leased Real Property
Schedule 3.17(d)	-	Personal Property
Schedule 3.17(e)	-	Existing Relief Arrangements
Schedule 3.18	-	Transactions with Affiliates
Schedule 3.21(a)	-	Franchise Matters
Schedule 3.21 (d)	-	Franchise Matters
Schedule 3.21 (h)	-	Franchise Matters
Schedule 3.21(k)	-	Franchise Matters
Schedule 3.21(m)	-	Franchise Matters
Schedule 3.22(a)	-	Key Business Relationships
Schedule 3.23(b)	-	Product Warranty and Product Liability
Schedule 3.23(c)	-	Product Warranty and Product Liability
Schedule 3.24(a)	-	COVID-19 Matters
Schedule 3.25(c)	-	Privacy and Data Security
Schedule 3.26	-	Bank Accounts

Schedule 4.6	-	Transactions with Affiliates
Schedule 5.3	-	Consents and Approvals; No Violations
Schedule 6.1	-	Conduct of Business of the Company
Schedule 6.4(e)	-	Required Notices
Schedule 6.26	-	Reorganization
Schedule 6.27(a)	-	Affiliate Agreements
Schedule 6.27(b)	-	Affiliate Agreements
Schedule 7.2(c)(iii)	-	Director and Officer Resignations

EXHIBITS

Exhibit A	-	Form of Escrow Agreement
Exhibit B	-	Debt Financing Commitment Letter
Exhibit C	-	Form of Termination Agreement for Broker Engagement Letter

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of January 23, 2021 is made by and among (i) Franchise Group Newco PSP, LLC, a Delaware limited liability company (“Purchaser”); (ii) PSP Holdings, LLC, a Delaware limited liability company (“PSP Holdings”); (iii) Sentinel Capital Partners VI-A, L.P., a Delaware limited partnership (the “Blocker Seller”); (iv) Sentinel PSP Blocker, Inc., a Delaware corporation (“Blocker Corp”); (v) PSP Midco, LLC, a Delaware limited liability company (the “Company”); (vi) PSP Intermediate, LLC, a Delaware limited liability company (“PSP Intermediate”); (vii) Sentinel Capital Partners, L.L.C., a Delaware limited liability company (“Sentinel”), solely for purposes of agreeing to the covenants set forth in Section 6.8 and Section 6.9; (viii) effective as of immediately prior to the Closing, a newly formed Delaware limited liability company to be named PSP Midco Holdings, LLC (“Midco Holdings”); and (ix) Franchise Group, Inc., a Delaware corporation (“FRG”) solely for purposes of agreeing to the covenants set forth in Section 10.19. Except as otherwise expressly provided herein, capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article 1.

WHEREAS, PSP Holdings owns 99.5% of the equity interests in and is a member of the Company (the “PSP Holdings Company Interests”);

WHEREAS, PSP Intermediate owns 0.5% of the equity interests in and is a member of the Company (the “PSP Intermediate Company Interests”);

WHEREAS, PSP Holdings owns 100% of the equity interests in and is a member of PSP Intermediate;

WHEREAS, Blocker Seller owns 100% of the equity interests in Blocker Corp;

WHEREAS, Blocker Corp owns certain equity interests in and is a member of Sentinel PSP Splitter, LLC, a Delaware limited liability company (“Splitter”);

WHEREAS, Splitter owns certain equity interests in and is a member of Sentinel PSP Investments, LLC, a Delaware limited liability company (“Sentinel Investments”);

WHEREAS, Sentinel Investments owns equity interests in PSP Holdings set forth on Schedule P-1;

WHEREAS, after the date hereof, Blocker Corp, Splitter, Sentinel Investments and PSP Holdings shall consummate certain transactions pursuant to which (i) at least one day prior to the Closing, PSP Holdings and PSP Intermediate shall form Midco Holdings, and immediately thereafter, each contribute the PSP Holdings Company Interests and PSP Intermediate Company Interests, respectively, to Midco Holdings in exchange for a ratable portion of the equity interests in Midco Holdings, (the “Company Drop Down”), and (ii) on the Closing Date, but at least one hour prior to the Closing, (A) 5.5049% of the equity interests in the Company held by Midco Holdings (the “Redeemed Company Interests”) shall be distributed to PSP Holdings, (B) the Redeemed Company Interests distributed to PSP Holdings shall be distributed to Sentinel Investments, (C) the Redeemed Company Interests distributed to Sentinel Investments shall be distributed to Splitter and (D) the Redeemed Company Interests distributed to Splitter shall be distributed to Blocker Corp, such that as of immediately prior to the Closing, Blocker Corp will directly own such distributed Redeemed Company Interests and will be a member of the Company (such transactions, collectively, the “Reorganization”, such Redeemed Company Interests owned directly by Blocker Corp as of immediately prior to the Closing, the “Blocker Corp Company Interests”, and such indirect distribution of the Blocker Corp Company Interests from Midco Holdings to Blocker Corp, the “Blocker Distribution”);

1

WHEREAS, following the consummation of the Reorganization and as of immediately prior to the Closing, Midco Holdings will own certain equity interests in and be a member of the Company (such equity interests, the “Purchased Interests”), which together with the Blocker Corp Company Interests will constitute 100% of the equity interests in the Company;

WHEREAS, subject to the terms and conditions set forth herein, Purchaser desires to purchase all of the Purchased Interests, and PSP Holdings and PSP Intermediate desire to cause Midco Holdings to sell all of the Purchased Interests to Purchaser;

WHEREAS, subject to the terms and conditions set forth herein, Purchaser desires to purchase all of the issued and outstanding stock of Blocker Corp, and Blocker Seller desires to sell all of the issued and outstanding stock of Blocker Corp to Purchaser;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as an inducement to the Company’s, Blocker Corp’s and the Sellers’ willingness to enter into this Agreement, FRG has entered into a Limited Guaranty, dated as of the date hereof (the “Guaranty”), pursuant to which FRG has guaranteed certain obligations of Purchaser hereunder; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as an inducement to Purchaser’s willingness to enter into this Agreement, the individual set forth on Schedule P-2 has entered into an Employment Agreement with Purchaser, which Employment Agreement shall become effective upon the Closing.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser, the Sellers, the Company, PSP Intermediate, Blocker Corp, Sentinel and FRG hereby agree as follows:

Article 1
CERTAIN DEFINITIONS

Section 1.1                 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“401(k) Plans” has the meaning set forth in Section 6.10(b).

“Accounting Firm” has the meaning set forth in Section 2.3(c)(ii)(A).

“Accounting Principles” means (a) the accounting principles, policies, procedures, practices, applications and methodologies used in preparing the audited financial statements for the fiscal year ended December 28, 2019, in each case, to the extent consistent with GAAP, except as expressly modified by (b) the accounting principles, policies and procedures set forth in Schedule P-3, and (c) to the extent not addressed in clauses (a) and (b), GAAP.

“Accounts Receivable” of a Group Company means all accounts, notes, accounts receivable, contract rights, drafts and other forms of Claims, demands, instruments, receivables and rights to the payment of money or other forms of consideration, whether for goods sold or leased, services performed or to be performed, or otherwise owned by such Group Company or in which such Group Company has any interest, together with all guarantees, security agreements, mortgages and rights and interests securing the same.

2

“Accrued Income Tax Liabilities” means (i) the aggregate unpaid Income Tax Liabilities and obligations of Blocker Corp and the Group Companies for Pre-Closing Tax Periods that are due and payable following the Closing Date, (ii) any Tax Liabilities resulting from or in connection with the Reorganization, including, for the avoidance of doubt, any Tax Liabilities arising from Section 751(b) of the Code, and (iii) any Tax Liabilities deferred to a Tax period (or portion thereof) beginning after the Closing Date, including such Tax Liabilities in respect of deferred revenue and any Liability for payroll, employment or similar Taxes deferred pursuant to a COVID-19 law; provided that the calculation of Accrued Income Tax Liabilities shall (w) to the extent applicable, be prepared in accordance with the past practice (including reporting positions and accounting methods) of the applicable Blocker Corp or Group Company in preparing Tax Returns for Income Taxes, (x) exclude any Income Tax Liabilities resulting from actions taken by Purchaser, Blocker Corp or any Group Company on the Closing Date after the Closing outside the Ordinary Course of Business and that are not contemplated by this Agreement or in connection with financing the transactions contemplated by this Agreement, (y) to the extent available to offset Income Taxes that are due and payable after the Closing Date, and not included in the calculation of Transaction Consideration, reflect estimated (or other prepaid) Income Tax payments, it being understood that no Tax attributes (including net operating losses), other than estimated (or other prepaid) Income Tax payments, shall be taken into account for this purpose, and (z) be determined in accordance with Section 6.14 in the case of any Straddle Period.

“Accrued Management Fees” has the meaning set forth in the definition of “Funded Indebtedness”.

“Acquisition Transaction” has the meaning set forth in Section 6.20.

“Actual Adjustment” means (i) the Transaction Consideration as finally determined pursuant to Section 2.3(c), minus (ii) the Estimated Transaction Consideration. For the avoidance of doubt, the Actual Adjustment may be a negative number.

“Adjustment Escrow Account” has the meaning set forth in Section 2.3(a)(i).

“Adjustment Escrow Amount” has the meaning set forth in Section 2.3(a)(i).

“Adjustment Escrow Funds” means, at any time, the funds then remaining in the Adjustment Escrow Account.

“Adjustment Time” means 11.59 p.m. Eastern time on the day immediately prior to the Closing Date.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. For the avoidance of doubt, employees of the Group Companies are not Affiliates of the Group Companies solely by virtue of such employment relationship. For purposes of this Agreement and any Ancillary Document, and notwithstanding anything to the contrary herein, no FRG Equityholder shall be considered to be an Affiliate of Purchaser or any of its Subsidiaries and none of Purchaser or any of its Subsidiaries shall be considered to be an Affiliate of any FRG Equityholder.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

3

“Ancillary Documents” has the meaning set forth in Section 3.3(a).

“Ancillary Financing Documents” means all documents or deliverables required or requested to be delivered to a Debt Financing Source on or prior to or as a condition to the closing and funding specified in the Debt Financing Commitment Letter, including each of the following: (a) customary perfection, officer, secretary, solvency and other certificates, corporate organizational documents, good standing certificates, legal opinions, lien searches, resolutions, and other documents or deliverables, in each case, to the extent required or requested to be delivered to a Debt Financing Source to satisfy a financing condition, (b) all documentation and other information requested or required by bank regulatory authorities under applicable “know-your-customer”, beneficial ownership, anti-money laundering or similar rules and regulations and (c) agreements, documents or certificates that facilitate the creation, perfection or enforcement of Liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consent and access letters) as are reasonably requested by Purchaser or any of the Debt Financing Sources.

“Blocker Acquisition” has the meaning set forth in Section 2.2(a).

“Blocker Corp” has the meaning set forth in the introductory paragraph to this Agreement.

“Blocker Corp Company Interests” has the meaning set forth in the recitals to this Agreement.

“Blocker Corp Pro Rata Portion” means the portion, expressed as a percentage, of (i) the Estimated Transaction Consideration which would have been payable to Blocker Corp in respect of the Blocker Corp Company Interests held by Blocker Corp as of immediately prior to the Closing pursuant to this Agreement if the Blocker Corp Company Interests held by Blocker Corp were acquired by Purchaser from Blocker Corp hereunder (in lieu of Purchaser acquiring the Blocker Stock from Blocker Seller) in the manner contemplated by Section 2.3(b), mutatis mutandis, relative to (ii) the total Estimated Transaction Consideration.

“Blocker Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Blocker Seller Closing Payment” has the meaning set forth in Section 2.3(a)(iii).

“Blocker Seller Released Claims” has the meaning set forth in Section 9.2(b).

“Blocker Seller Releasing Parties” has the meaning set forth in Section 9.2(b).

“Blocker Stock” means the common stock, par value $0.01, of Blocker Corp.

“Brokers” means, collectively, Piper Sandler & Co., Robert W. Baird & Co. and North Point Advisors.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Cash and Cash Equivalents” means the sum (expressed in United States dollars), without duplication, of all cash and cash equivalents of the Group Companies, as of the Adjustment Time calculated in accordance with the Accounting Principles, including (i) marketable securities and short term investments that are convertible into cash within 30 days, (ii) any cash in transit (including credit card receivables and ACH deposits) with respect to products that any Group Company has shipped or caused to be shipped as of the Adjustment Time (to the extent any related Accounts Receivable are reduced for the purposes of the calculation of the Net Working Capital and excluding, for the avoidance of doubt, any outgoing cash in transit to the extent any related accounts payable are reduced for the purposes of the calculation of the Net Working Capital), (iii) all checks on hand and available for deposit, all checks and drafts deposited and wire transfers in process to the extent such checks, drafts or wires have not been credited by the applicable bank and any related Accounts Receivable are reduced for the purposes of the calculation of the Net Working Capital (it being understood and agreed that Cash and Cash Equivalents shall be reduced by the amount of any checks written and wires initiated by any Group Company (but not yet cashed) that reduced accounts payable as of the Adjustment Time), and (iv) any amounts paid in respect of the “tail” policy pursuant to and in accordance with Section 6.5(b) if purchased by a Group Company prior to the Closing, in each case, determined in accordance with GAAP; provided, however, that notwithstanding anything to the contrary herein, any expenditure of cash or cash equivalents used to pay any portion of any Funded Indebtedness or Seller Expenses, or any distribution or dividend of cash or cash equivalents declared or made, following the Adjustment Time and prior to the Closing, shall reduce Cash and Cash Equivalents on a dollar-for-dollar basis. Notwithstanding the foregoing, (a) “Cash and Cash Equivalents” shall not include any amounts included in Net Working Capital and, for purposes of Section 2.3, shall not include any Restricted Cash or Store Cash and (b) in no event shall Cash and Cash Equivalents exceed $5,000,000 in the aggregate (the “Cash Cap”).

4

“Claim” means any claim, action, cause of action, litigation, audit, examination, investigation, suit, counterclaim, cross-claim, demand, debt, Lien, hearing, proceeding, arbitration, inquiry, review, hearing, condemnation, charge, complaint, in each case of any kind or nature, whether public or private, commenced, brought, conducted or heard before, or otherwise involving, any Governmental Entity or arbitrator.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Funded Indebtedness” means the aggregate amount of all of the Funded Indebtedness of or with respect to Blocker Corp and the Group Companies as of immediately prior to the Closing.

“Closing Statement” has the meaning set forth in Section 2.3(a).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition” has the meaning set forth in Section 2.2(a).

“Company Affiliated Transactions” has the meaning set forth in Section 3.18.

“Company Drop Down” has the meaning set forth in the recitals to this Agreement.

“Company Existing Credit Agreement” means that certain Credit Agreement, dated as of December 12, 2018, by and among PSP Merger Sub, LLC, PSP, PSP Midco, LLC, the other “Credit Parties” party thereto, Golub Capital Markets LLC, as administrative agent and revolver agent, and the other lenders party thereto, as amended by that certain First Amendment to Credit Agreement, dated as of November 17, 2020, as the same may be further amended, modified, restated or otherwise supplemented from time to time to the extent not in violation of this Agreement.

5

“Company Existing Credit Agreement Payoff Letter” has the meaning set forth in Section 2.3(a).

“Company Existing NPA” means that certain Note Purchase Agreement, dated as of December 12, 2018, by and among PSP Merger Sub, LLC, PSP, PSP Midco, LLC, the other “Credit Parties” party thereto, Norwest Mezzanine Partners IV-Debt, LP, as an initial purchaser, Sentinel Junior Capital I, L.P., as an initial purchaser, and the other holders from time to time of any notes issued thereunder, as amended by that certain First Amendment to Note Purchase Agreement, dated as of November 17, 2020, and as the same may be further amended, modified, restated or otherwise supplemented from time to time to the extent not in violation of this Agreement.

“Company Existing NPA Payoff Letter” has the meaning set forth in Section 2.3(a).

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a), Section 3.1(b), Section 3.2, Section 3.3, Section 3.5(a), Section 3.5(b)(i), Section 3.16 and Section 3.19.

“Company IT Systems” means the information technology and computer systems (including all software, hardware, and firmware, and including all network, information technology and telecommunication hardware and other equipment) of the Group Companies relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information (whether or not in electronic format) used in the conduct of the businesses of the Group Companies, including as part of any product.

“Company Material Adverse Effect” means any state of facts, change, event, condition, circumstance, occurrence or effect that, individually or in the aggregate, (a) has had, or would reasonably be expected to have, a material adverse effect upon the condition (financial or otherwise), assets, properties, business or results of operations of the Group Companies, taken as a whole, or (b) (x) prevents, or would reasonably be expected to prevent, the Company or Blocker Corp from consummating, or materially delay, or would reasonably be expected to materially delay, the Company’s or Blocker Corp’s consummation of, the transactions contemplated by this Agreement or the Ancillary Documents, or (y) prevent or materially delay the Company’s or Blocker Corp’s timely performance of its obligations under this Agreement or any of the Ancillary Documents in a manner that would result in, or would reasonably be expected to result in, a failure of any of the conditions to Closing set forth in Sections 7.1 or 7.2 to be satisfied; provided, however, that solely with respect to clause (a) of this definition, any state of facts, change, event, condition, circumstance, occurrence or effect arising from or resulting from the following shall not be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) conditions affecting the United States economy or any foreign economy generally, (ii) any national or international political or social conditions (including related to the 2020 presidential elections in the United States, the engagement or cessation by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack upon the United States or any other country, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country, or any civil unrest in the United States or any other country), (iii) changes to financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) any changes in weather, meteorological conditions or climate or natural disasters (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) or disease outbreaks, epidemics, pandemics (including COVID-19) or public health emergencies affecting the business of the Group Companies, (v) changes in GAAP, (vi) changes in any law, rule, regulation, order or other binding directives issued by any Governmental Entity, (vii) any change that is generally applicable to the industries or markets in which the Group Companies operate, (viii) the public announcement of the transactions contemplated by this Agreement by reason of the identity of Purchaser or any communication made by Purchaser, FRG or any of their respective Affiliates regarding their plans or intentions with respect to the business of any Group Company, including the impact thereof on relationships with customers, suppliers, distributors, partners, employees, chairs, groups, members, licensees or others having relationships with any Group Company (provided, that this foregoing clause (viii) shall not be deemed to prejudice or otherwise affect the representations and warranties set forth in Section 3.5), (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided that the underlying cause of the failure to meet any projection, forecast or revenue or earnings predictions shall not be excluded from the determination of whether or not a Company Material Adverse Effect has occurred to the extent not otherwise specifically excluded from this definition of Company Material Adverse Effect pursuant to clauses (i) through (viii) or clause (x) of this definition), or (x) the taking of any action expressly required to be taken by this Agreement or the Ancillary Documents (including losses or threatened losses of employees, customers, vendors, distributors or others having relationships with any of the Group Companies) (provided, that this foregoing clause (x) shall not be deemed to prejudice or otherwise affect the representations and warranties set forth in Section 3.5); provided, further, that notwithstanding the foregoing, in the case of the foregoing clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) of this definition, any such state of facts, change, event, condition, circumstance, occurrence or effect that has a disproportionate effect on the Group Companies, taken as a whole, relative to other participants operating in the same or similar businesses or industries as the Group Companies, may be taken into account in determining whether a “Company Material Adverse Effect” has occurred, but only to the extent of such disproportionate effect.

6

“Company Owned IP Rights” has the meaning set forth in Section 3.12(a).

“Confidential Information” has the meaning set forth in Section 6.9(b).

“Confidentiality Agreement” means the confidentiality agreement, dated as of September 30, 2020, by and between Piper Sandler & Co., on behalf of PSP Holdings, and FRG.

“contract” means any contract, agreement, grant, sub-grant, arrangement, understanding, commitment, lease, sublease, license, mortgage, bond, note or other instrument (including any instrument evidencing Funded Indebtedness), or other legally binding obligation, and all amendments thereof (whether written or oral and whether express or implied).

“Contributor” has the meaning set forth in Section 3.12(g).

“COVID-19” means SARS-CoV-2 or COVID-19, any mutation, strain or variation thereof and any related or associated disease outbreaks, epidemics, pandemics or health conditions.

“COVID-19 law” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, the Families First Coronavirus Response Act of 2020, the Paycheck Protection Program Flexibility Act of 2020, any U.S. presidential memorandum, executive order or similar publication or document permitting or requiring the deferral of any Taxes, and any other law intended to address the consequences of COVID-19, in each case, as may be amended or modified or supplemented, together with all rules and regulations and guidance issued by any Governmental Entity.

“Data Protection Requirements” has the meaning set forth in Section 3.25(a).

“Data Protection Laws” has the meaning set forth in Section 3.25(a).

7

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Financing Commitment Letter.

“Debt Financing Commitment Letter” means, collectively, the debt commitment letters and related redacted fee letters attached as Exhibit B, as amended, supplemented or replaced in accordance with the terms hereof.

“Debt Financing Conditions” means the conditions precedent to the Debt Financing set forth in the Debt Financing Commitment Letter.

“Debt Financing Documents” means the credit agreements, loan agreements, mezzanine note purchase agreements or similar agreements and any related security, guaranty, pledge, collateral or related agreements pursuant to which the Debt Financing will be governed.

“Debt Financing Sources” means the Persons that have committed to provide or arrange and have entered into agreements in connection with the Debt Financing or alternative debt financings in connection with the transactions contemplated hereby, including the Persons named in the Debt Financing Commitment Letter and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with each Affiliate of such Person and each such Person’s and its Affiliates’ officers, directors, employees, partners, direct or indirect equityholders, controlling parties, advisors, members, accountants, attorneys, consultants, agents, funding sources, representatives and their respective successors and assigns.

“Determination Date” has the meaning set forth in Section 2.3(d)(i).

“Employees” has the meaning set forth in Section 6.10(a).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all other compensation and benefit plans, policies, programs, arrangements or payroll practices, including any Multiemployer Plan, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, funded or unfunded that any Group Company maintains, sponsors or contributes to, is required to contribute to or under which any Group Company has any current or potential Liability, in each case other than any benefit or compensation plan, program, policy or arrangement maintained or contributed to on behalf of service providers located outside the United States that are mandated by a Governmental Entity.

“Enforcement Costs” has the meaning set forth in Section 8.4.

“Engagement” has the meaning set forth in Section 10.18(a).

“Enterprise Value” means $700,000,000.

“Environmental Claim” means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential Liability (including without limitation, potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by any Group Company, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

8

“Environmental Laws” means all applicable laws of all Governmental Entities relating to (i) the protection of the natural environment, including natural resources, (ii) the protection of human health and safety as it pertains to exposure to Hazardous Materials, (iii) the manufacture, registration, distribution, formulation, packaging or labeling of Hazardous Materials or products containing Hazardous Materials, or (iv) the handling, use, presence, generation, treatment, storage, disposal, Release or threatened Release of or exposure to any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Group Companies, or that is, or was at the relevant time, a member of the same “controlled group” as the Group Companies pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” has the meaning set forth in Section 2.3(a)(i).

“Escrow Agreement” has the meaning set forth in Section 2.3(a)(i).

“Estimated Transaction Consideration” has the meaning set forth in Section 2.3(a).

“Example Statement of Net Working Capital” means the example statement of the aggregate value of certain of the current assets of the Group Companies less the aggregate value of certain of the current liabilities of the Group Companies, in each case, determined on a consolidated basis without duplication as of the close of business on November 21, 2020 in accordance with the Accounting Principles, which example statement is included as an illustrative example in the Accounting Principles attached as Schedule P-3 hereto.

“Exchange Act Obligations” has the meaning set forth in Section 6.12.

“Existing Relief Arrangement” has the meaning set forth in Section 3.17(e).

“FDD” means a franchise disclosure document prepared in accordance with the FTC Rule or any other Franchise Law and any other standard pre-contract information document required by any Franchise Law and provided to any prospective Multi-Unit Developer or Franchisee describing the Multi-Unit Development Agreement or Franchise opportunity.

“Final Allocation” has the meaning set forth in Section 2.4.

“Financing Proceeds” has the meaning set forth in Section 10.19(a).

“Financing Reimbursement Obligations” has the meaning set forth in Section 8.3(a).

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Flow of Funds” has the meaning set forth in Section 2.3(a).

“Franchise” means any grant by the Group Companies to any Person of the right to engage in or carry on the business, or to sell or offer to sell any product or service, under or in association with any trademark, advertising or commercial symbol which constitutes a “franchise,” as that term is defined under (a) the FTC Rule, regardless of the jurisdiction in which the franchised business is located or operates, or (b) the Franchise Law applicable in the jurisdiction in which the franchised business is located or operates, if any.

9

“Franchise Agreement” means any written or oral contract, agreement, arrangement, license, obligation, promise or undertaking, including any amendments thereto, that is legally binding pursuant to which any of the Group Companies grants or has granted any Franchise.

“Franchise Law” shall mean the FTC Rule and any law governing the offer and sale of Franchises, business opportunities, seller-assisted marketing plans or similar arrangements, or governing the relationship of the parties to a Franchise arrangement, including in the areas of terminating, failing to renew and transferring that arrangement.

“Franchise System” means the franchise network or system owned or operated by any of the Group Companies under the primary brand names and service marks known as Pet Supplies Plus®.

“Franchised Store” means a retail outlet or store operated under the Pet Supplies Plus® brand pursuant to a Franchise Agreement with any of the Group Companies.

“Franchisee” means any Person who is or was a party to a Franchise Agreement with any of the Group Companies.

“Franchisee Party” means any current or former Franchisee or Multi-Unit Developer.

“FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R. Section 436.1 et seq.

“Fraud” means an intentional misrepresentation of a material fact made by a Person with respect to a representation or warranty contained in Article 3, Article 4 or Article 5 of this Agreement or any certificate delivered with respect thereto hereunder that constitutes actual common law fraud under the common law of the State of Delaware. For the avoidance of doubt, Fraud does not include constructive fraud or other claims based on constructive knowledge, negligence, recklessness, equitable fraud or similar theories.

“FRG” has the meaning set forth in the introductory paragraph to this Agreement.

“FRG Equityholder” means (i) any direct or indirect equityholder of FRG, or (ii) except for FRG and its Subsidiaries, any Affiliate of any equityholder described in clauses (i) or (ii) of this definition.

“FRG Obligations” has the meaning set forth in Section 10.19(a).

10

“Funded Indebtedness” means, as of any time with respect to Blocker Corp and the Group Companies, without duplication, the aggregate amount of each of the following (including all outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any accrued interest, fees, charges, change of control payments, prepayment premiums or penalties, indemnities, breakage costs, and other costs and expenses) with respect to each of the following): (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (but excluding any trade payables and accrued expenses arising in the Ordinary Course of Business and to the extent included as current liabilities in the calculation of Net Working Capital), (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) conditional sales obligations, obligations under any title retention instrument, and contingent payment obligations, including earn-out, seller notes, purchase price adjustment, or similar obligations in respect of acquisitions or divestitures, (iv) leases that are required to be capitalized in accordance with GAAP (but without regard to ASC 842 and the lease accounting standard thereunder), (v) any performance bond or letter of credit or any bank overdrafts and similar charges (but solely to the extent drawn) or any obligations with respect to any interest rate, commodity, currency or financial market swaps, options, futures, forwards, collars, caps, or other hedging or similar derivative arrangements, (vi) Accrued Income Tax Liabilities, (vii) any unfunded or underfunded Liabilities pursuant to any pension plan or arrangement and any unpaid severance obligations of the Group Companies with respect to employees terminated on or prior to the Closing, in each case, together with the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith and in each case, only to the extent not otherwise reflected as current liabilities in the calculation of Net Working Capital, (viii) the book value of all Rewards Liabilities outstanding as of immediately prior to the Closing calculated in accordance with the Accounting Principles, (ix) an amount equal to $3,969,643 (representing a portion of the earned but unpaid bonuses with respect to the 2020 calendar year that is not included in the calculation of Net Working Capital and which amount the parties hereto agree will be deemed outstanding as of immediately prior to the Closing for purposes of this definition and the definition of “Closing Date Funded Indebtedness”), (x) customer deposits and layaways, (xi) any unpaid rent obligations in respect of any retail store locations previously operated by any of the Group Companies at any time prior to the Closing that have ceased operations as of the Closing, (xii) an amount equal to $346,000 (representing certain rent deferred as a result of COVID-19), (xiii) any monitoring, management or consulting fees, or any costs or expenses, payable to any direct or indirect equity holder of the Company or Blocker Seller or any Affiliate of such equity holder and any costs and expenses payable to any such equity holder, any Affiliate thereof or any of their respective representatives, in each case to the extent incurred and unpaid as of immediately prior to the Closing (collectively, “Accrued Management Fees”), (xiv) an amount equal to $1,000,000 (representing a portion of the amount of potential payment obligations and fees, costs and expenses that the parties hereto expect will be incurred by the Group Companies in respect of the Specified Matter and which portion the parties hereto agree will be deemed outstanding as of immediately prior to the Closing for purposes of this definition and the definition of “Closing Date Funded Indebtedness”), and (xv) guarantees directly or indirectly, in any manner, of the obligations described in clauses (i) through (xiv) above of any other Person. Notwithstanding the foregoing, “Funded Indebtedness” shall not include any (w) obligations under operating leases (other than as set forth in clauses (xi) and (xii) above), (x) obligations between any Group Company and any other Group Company, in each case that is directly or indirectly wholly-owned by the Company, (y) letters of credit or performance bonds, to the extent undrawn, or (z) amounts to the extent included as Seller Expenses or as current liabilities in the calculation of Net Working Capital.

“GAAP” means, as of any date of determination, United States generally accepted accounting principles as of such date of determination.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate or articles of incorporation (as applicable) and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any United States, foreign, international or multinational (i) federal, state, local, municipal or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, self-regulatory or taxing authority or power of any nature, including any arbitral tribunal.

“Group Companies” means, collectively, the Company and its Subsidiaries and “Group Company” shall refer to each of the Company and its Subsidiaries.

11

“Group Company IP Rights” has the meaning set forth in Section 3.12(a).

“Guaranty” has the meaning set forth in the recitals to this Agreement.

“Hazardous Material” means any chemical, pollutant, contaminant, material, waste or substance that is hazardous, toxic, deleterious, radioactive, noxious, or harmful to human health or the environment; petroleum and petroleum products, by-products, derivatives or wastes; natural or synthetic gas usable for fuel; asbestos or asbestos-containing materials or products; per- and polyfluoroalkyl substances; polychlorinated biphenyls (PCBs) or materials containing same; lead or lead-based paints or materials; radon; fungus mycotoxins, or mold in quantities or concentrations that may adversely affect human health or materially affect the value or utility of the building(s) in which it is present; or other substances that may have an adverse effect on human health or the environment.

“Health and Safety Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or other applicable law, directive, guidelines or recommendations by any Governmental Entity (including the Centers for Disease Control and Prevention and the World Health Organization) in response to COVID-19.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Taxes” means any Tax imposed on or determined with reference to or in lieu of gross or net income or profits.

“Inventory” means all raw materials, works in process, by-products, finished goods and production, packaging and other materials and supplies of each Group Company, including any such items consigned to others.

“Inside Date” means March 11, 2021.

“Insurance Policies” has the meaning set forth in Section 3.14.

“Intellectual Property Rights” means all intellectual property or industrial property rights, and all other proprietary and other rights, existing anywhere in the world including all rights in, to, or under: (i) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon; (ii) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Trademarks”); (iii) copyrights and registrations and applications therefor, works of authorship, mask works and all derivative works, moral rights, renewals, extensions, reversions associated with such copyrights or works of authorship; (iv) computer software programs and software systems, in both source code and object code format, including databases, compilations, compilers, higher level or “proprietary” languages, data files, application programming interfaces, algorithms, tool sets, user interfaces, manuals and other specifications and documentation, and all know-how related thereto, including web sites, HTML code, and firmware and other software embedded in hardware devices, developed or currently being developed; (v) all information, inventions (whether or not patentable), improvements, trade secrets, proprietary information, knowledge, practices, techniques, methods, procedures, processes, protocols, algorithms, formulae, models, results, data, designs, drawings, specifications, materials, customer lists, supplier lists, and any other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing of products and any registrations of any of the foregoing or applications therefor (collectively, “Trade Secrets”); (vi) any other intellectual property or proprietary rights of any kind, nature or description; and (vii) any tangible embodiments of the foregoing (in whatever form or medium).

12

“Interim Balance Sheet” has the meaning set forth in Section 3.4(a)(ii).

“IP Licenses” has the meaning set forth in Section 3.12(c).

“JPM Collateral Amendment” has the meaning set forth in Section 6.29.

“Key Employees” means Chris Rowland, Miles Tedder, Daniel McNamara and Jeffrey Suttle.

“Key Franchisees” has the meaning set forth in Section 3.22(a).

“Key Vendor” has the meaning set forth in Section 3.22(a).

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a)(iii).

“law” means any domestic or foreign, federal, state, provincial or local statute, law, including common law, ordinance, code, treaty, constitution, judgement, rule, regulation, subpoena, award, verdict, directive, injunction, decision, decree, ruling, order or other requirement or other pronouncement having the effect of law of any Governmental Entity, any public regulatory authority or other political subdivision of any Governmental Entity (including any COVID-19 law and any Health and Safety Measure).

“Leased Real Property” means all real property leased by a Group Company pursuant to a Real Property Lease.

“Liability” means any liability, obligation, indebtedness or claim (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether direct or indirect, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, right of first refusal, right of first offer, preferential purchase right, preemptive right, restriction, option, conditional sales contract, right of first refusal, easement or charge.

“Management Services Agreement” means that certain Management Services Agreement dated as of December 12, 2018 by and between PSP and Sentinel Capital Partners, L.L.C., as the same may have been amended, modified, restated or otherwise supplemented from time to time.

“Manuals” means the operating manuals and any other documents and communications, in whatever form of medium, that any of the Group Companies has made available to any Franchisee Party relating to the standards, specifications, operating procedures and rules for the operation of a business under a Multi-Unit Development Agreement or Franchise Agreement.

“Marketing Efforts” means (a) commercially reasonable efforts by the Company’s senior management team (i) to provide assistance with the preparation of the Marketing Material (including, without limitation, by participating in drafting sessions with respect thereto) and any due diligence sessions related thereto and (ii) to participate in a reasonable number of customary rating agency and bank meetings and (b) the delivery of customary authorization letters (which shall include, for avoidance of doubt, confirmation in connection with the preparation of, and provision of information relating to, Marketing Material with respect to presence or absence of material non-public information and material accuracy of the information contained therein); provided that such letters shall state that (x) the Company and its Affiliates shall not have any liability of any kind or nature resulting from the use of information contained in the Marketing Material or otherwise in connection with the Marketing Efforts and (y) the recipient of such letters or authorizations agrees that the Debt Financing Sources shall be entitled to rely only on the representations and warranties contained in any executed Debt Financing Documents.

13

“Marketing Material” means a customary “public side” bank book, a customary “private side” bank book, customary rating agency presentations and a customary lender presentation regarding the business, operations, financial condition, projections and prospects of the Company to be used by Purchaser and the Debt Financing Sources in connection with a syndication of the Debt Financing and the obtaining of ratings with respect thereto.

“Material Contracts” has the meaning set forth in Section 3.6(a).

“Material Permits” has the meaning set forth in Section 3.9.

“Material Real Property Lease” has the meaning set forth in Section 3.17(b).

“Midco Holdings Closing Payment” has the meaning set forth in Section 2.3(a)(ii).

“Midco Holdings Pro Rata Portion” means the portion, expressed as a percentage, of (i) the Estimated Transaction Consideration payable to Midco Holdings in respect of the Purchased Interests held by Midco Holdings as of immediately prior to the Closing pursuant to this Agreement and in the manner contemplated by Section 2.3(b), relative to (ii) the total Estimated Transaction Consideration.

“Multi-Unit Developer” means any Person who is a party to a Multi-Unit Development Agreement with any of the Group Companies.

“Multi-Unit Development Agreement” means any written or oral contract, agreement, arrangement, license, obligation, promise or undertaking, including any amendments thereto, that is legally binding (including any addendum to any Franchise Agreement) pursuant to which any of the Group Companies grants or has granted the right or option (whether or not subject to certain conditions or qualifications) to acquire any Franchise, including any area license or franchise agreements, multi-unit license or franchise agreements, master license or franchise agreements and similar agreements that cover the development or franchising of Franchises within any area.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” means the aggregate amount of current assets of the Group Companies, on a consolidated basis, as of the Adjustment Time that are included in the line item categories of current assets specifically identified on the Example Statement of Net Working Capital, less the aggregate amount of current liabilities of the Group Companies, on a consolidated basis, as of the Adjustment Time that are included in the line item categories of current liabilities specifically identified on the Example Statement of Net Working Capital, in each case, determined on a consolidated basis without duplication, and determined in accordance with the Accounting Principles and presented on a consistent basis as the Example Statement of Net Working Capital. Notwithstanding the foregoing, (a) Net Working Capital shall exclude (i) Income Tax assets and liabilities, (ii) any current asset in respect of Accrued Management Fees, and (iii) any item included in the calculation of (A) Funded Indebtedness, (B) Cash and Cash Equivalents or (C) Unpaid Seller Expenses, and (b) Net Working Capital shall include Store Cash.

“Net Working Capital Adjustment” means (i) the amount by which Net Working Capital exceeds the Target Working Capital or (ii) the amount by which Net Working Capital is less than the Target Working Capital, in each case, if applicable; provided that any amount which is calculated pursuant to clause (ii) above shall be expressed as a negative number.

14

“New Plans” has the meaning set forth in Section 6.10.

“order” means any order, writ, judgment, injunction, decree, stipulation, determination, decision, ruling or award promulgated or entered by or with, or any settlement or other agreement under the jurisdiction of, any Governmental Entity.

“Ordinary Course of Business” means, with respect to any Person or business, the ordinary course of business consistent with the applicable Person’s or business’s past practices.

“Outside Date” means May 25, 2021.

“Pass-Through Tax Return” means a Tax Return that reports taxable income with respect to the Group Companies but with respect to which the direct or indirect beneficial owner or owners of the Group Companies are required to pay the related Tax.

“permit” means any permit, license, franchise, registration, variance, approval, waiver, qualification, certificate, accreditation, exemption, agreement, authorization, order or similar right obtained from or issued or granted by any Governmental Entity.

“Permitted Liens” means (a) statutory mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the Ordinary Course of Business for amounts that are not yet due and payable and for which appropriate reserves have been established in accordance with GAAP and are not, individually or in the aggregate, material in amount, (b) statutory Liens for Taxes, assessments or other governmental charges not yet due and payable and for which appropriate reserves have been established in accordance with GAAP and are not, individually or in the aggregate, material in amount, (c) encumbrances and restrictions on property (including easements, covenants, conditions, rights of way and similar restrictions) and other similar non-monetary matters of record that, in each case, do not materially interfere with the Group Companies’ present uses or occupancy of such property or otherwise materially impair the value of, or the business operations involving, such property, (d) Liens securing the obligations of the Group Companies with respect to Funded Indebtedness (provided that such Liens shall not be Permitted Liens as of the Closing and shall be released in full in connection with the repayment of Funded Indebtedness at the Closing), (e) Liens granted to any lender at the Closing in connection with any financing by Purchaser of the transactions contemplated hereby, (f) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon that, in each case, do not materially interfere with the Group Companies’ present uses or occupancy of such property or otherwise materially impair the value of, or the business operations involving, such property, (g) Liens described on Schedule P-4, (h) matters that would be disclosed by a current, accurate survey of the real property that, in each case, do not materially interfere with the Group Companies’ present uses or occupancy of such property, or otherwise materially impair the business operations involving such property, (i) any right, interest or Lien of a licensor, sublicensor, licensee, or sublicensee, under any non-exclusive license, sublicense or similar agreement which do not, individually or in the aggregate, materially impair the value or business operations of the Group Companies, and (j) Liens in favor of the lessors arising by statute under applicable law or under the applicable Real Property Lease in accordance with the applicable provisions of applicable law or such Real Property Lease that, in each case, do not materially interfere with the Group Companies’ present uses or occupancy of the applicable Leased Real Property or otherwise materially impair the business operations involving such Leased Real Property.

15

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Data” means information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, and when referring to a Data Protection Requirement, has the same meaning as the similar or equivalent term defined thereunder.

“PPP” means the Paycheck Protection Program as described in the CARES Act and modified by the Small Business Administration and Department of Treasury guidance documents and FAQs, subsequent interim final rules, and the Paycheck Protection Program Flexibility Act of 2020.

“Pre-Closing Tax Period” means, any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.

“Privacy Policies” has the meaning set forth in Section 3.25(a).

“Privileged Communications” has the meaning set forth in Section 10.18(a).

“Proposed Allocation” has the meaning set forth in Section 2.4.

“Proposed Closing Date Calculations” has the meaning set forth in Section 2.3(c)(i).

“PSP” means Pet Supplies “Plus”, LLC, a Delaware limited liability company.

“PSP Holdings” has the meaning set forth in the introductory paragraph to this Agreement.

“PSP Holdings Company Interests” has the meaning set forth in the recitals to this Agreement.

“PSP Intermediate” has the meaning set forth in the introductory paragraph to this Agreement.

“PSP Intermediate Company Interests” has the meaning set forth in the recitals to this Agreement.

“Purchased Interests” has the meaning set forth in the recitals to this Agreement.

“Purchaser” has the meaning set forth in the introductory paragraph to this Agreement.

“Purchaser Related Party” means (i) the former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, financing sources, incorporators, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, representatives, successors or assignees of Purchaser and (ii) any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, financing sources, incorporators, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, representatives, successors or assignees of any of the Persons described in clause (i).

“Purchaser Released Claims” has the meaning set forth in Section 9.2(a).

“Purchaser Released Parties” has the meaning set forth in Section 9.2(b).

16

“Purchaser Releasing Parties” has the meaning set forth in Section 9.2(a).

“Real Property Lease” means all leases, subleases or other license or occupancy agreements pursuant to which any Group Company is a tenant, subtenant, licensee or occupant as of the date of this Agreement, together with all amendments, supplements, and modifications thereto, and any and all lease related guarantees of any nature and contracts containing an option in favor of the Group Company with respect to the purchase of real property.

“Rebates” means any rebates, commissions, payments or other benefits or consideration provided by any manufacturer, supplier or distributor of any product or service to any of the Group Companies or any Franchisee Party that directly or indirectly arises from, relates to or is based on the business that such Person conducts or may conduct with the manufacturer, supplier or distributor, including sponsorship and other payments that any manufacturer, supplier or distributor pays to sponsor or otherwise gain access to any conventions, meetings or organizations involving any of the Group Companies or any Franchisee Party.

“Redeemed Company Interests” has the meaning set forth in the recitals to this Agreement.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, placing, disposal, dispersal, leaching or migration into or through the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the ambient air, soil, vapor, surface water, groundwater or property.

“Remedies Exception” means (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application (including general equitable principles), heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.

“Reorganization” has the meaning set forth in the recitals to this Agreement.

“Repayment Obligations” has the meaning set forth in Section 10.19(a).

“Representation and Warranty Policy” has the meaning set forth in Section 6.19.

“Required Amount” has the meaning set forth in Section 10.19(a).

“Required Excess Amount” has the meaning set forth in Section 10.19(a).

“Restricted Cash” means any cash or cash equivalents that is (i) subject to Taxes upon repatriation or transfer of such amounts to the United States from any other country, or (ii) held in escrow, held in respect of securing rent or lease payments, held in respect of customer deposits, letters of credit or surety bonds, or otherwise held as collateral or security in respect of any Liabilities of any Person, in the case of each of clauses (i) and (ii) of this definition, calculated as of the Adjustment Time and in accordance with the Accounting Principles.

“Restricted Franchise System Funds” means any cash or other assets owned, administered or controlled by any of the Group Companies which are required, whether pursuant to any Multi-Unit Development Agreement, Franchise Agreement or other written or oral contract, agreement, arrangement, license, obligation, promise or undertaking that is legally binding, any commitment or representation that any of the Group Companies made to any Franchisees, or any law, to be used for advertising, marketing, promotional or customer relationship management programs on behalf of any Franchisee or Multi-Unit Developer or Franchised Store, including all Advertising Requirements, System Advertising Fund and Cooperative contributions (each as defined or referred to in the Franchise Agreements).

17

“Restricted Period” has the meaning set forth in Section 6.8.

“Rewards Liabilities” means all Liabilities of the Group Companies for points or rewards that have accrued under branded stored value or branded prepaid physical or virtual card which when activated through goods or services provided by the Group Companies can be used to purchase goods or services from the Group Companies or their respective Affiliates.

“Scheduled IP Rights” has the meaning set forth in Section 3.12(b).

“Schedules” means the disclosure schedules to this Agreement delivered by the Company, Blocker Corp and Sellers to Purchaser concurrently with the execution and delivery of this Agreement.

“Section 280G Approval” has the meaning set forth in Section 6.25.

“Secured Lease Amendment” has the meaning set forth in Section 6.30.

“Seller Affiliated Transactions” has the meaning set forth in Section 4.6.

“Seller Expenses” means, without duplication, the aggregate amount of fees, costs and expenses incurred in connection with or in anticipation of the negotiation and execution of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated herein or therein to the extent such fees, costs and expenses are payable, incurred by, billed to or otherwise reimbursable by any Group Company or Blocker Corp, including (i) any such fees and expenses of Kramer Levin Naftalis & Frankel LLP or any other attorneys, accountants, consultants or other professional service providers, (ii) the fees, commissions and expenses of the Brokers or any other broker, finder, financial advisor or investment banker and all other brokerage fees, commissions, finders’ fees or financial advisory fees, (iii) any transaction, success, exit, monitoring, management or consulting fees, or any costs or expenses, payable to any direct or indirect equity holder of the Company or Blocker Seller or any Affiliate of such equity holder and any costs and expenses payable to any such equity holder, any Affiliate thereof or any of their respective representatives under any contract pursuant to which such fees, costs or expenses are payable, including any fees, costs and expenses payable pursuant to the Management Services Agreement in connection with the Closing, and (iv) any change of control, severance payments, success, retention, transaction or similar bonuses payable to employees of the Group Companies solely as a result of or in connection with this Agreement or the consummation of the transactions contemplated hereunder (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith); provided, however, that “Seller Expenses” shall exclude (A) any amounts paid by the Group Companies in connection with the “tail” policy pursuant to and in accordance with Section 6.5(b), (B) filing fees associated with the HSR Act filing, and (C) any transfer taxes or similar fees and obligations described in Section 6.2.

“Seller Fundamental Representations” means the representations and warranties of the Sellers set forth in Section 4.1, Section 4.2, Section 4.3(a), Section 4.3(b)(i), Section 4.4 and Section 4.7.

“Seller Incentive Units” means the Class B Units, Class C-1 Units and Class C-2 Units of PSP Holdings.

“Seller Released Parties” has the meaning set forth in Section 9.2(a).

18

“Seller Releasing Parties” has the meaning set forth in Section 9.2(b).

“Seller Related Party” means (i) the former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, financing sources, incorporators, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, representatives, successors or assignees of any Seller, any Group Company or Blocker Corp and (ii) any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, financing sources, incorporators, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, successors or assignees of any of the Persons described in clause (i) above.

“Sellers” means, collectively, subject to Section 6.26, (i) Blocker Seller and (ii) (x) PSP Holdings, (y) PSP Intermediate, and/or (z) following the Reorganization and pursuant to Section 6.26, Midco Holdings, as applicable and as the context requires.

“Sentinel” has the meaning set forth in the introductory paragraph to this Agreement.

“Sentinel Affiliate” has the meaning set forth in Section 6.9(a).

“Sentinel Investments” has the meaning set forth in the recitals to this Agreement.

“Sentinel Parties” means, collectively, Sentinel Investments, Splitter and Blocker Seller, each a “Sentinel Party”.

“Specified Assets” means the matter set forth in Section 6.31.

“Specified Matter” means the matter set forth on Schedule P-5.

“Splitter” has the meaning set forth in the recitals to this Agreement.

“Store” means any retail store locations operated by any of the Group Companies.

“Store Cash” means all cash and cash equivalents (including all petty cash) located at the Stores.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) a majority of the total voting power of shares of stock or other equity interests, as applicable, entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof, or (ii) a majority of the ownership interests, including partnership interests thereof is, in each case, at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For this purpose, a Person or Persons own a majority ownership interest in such a business entity if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Target Working Capital” means $69,454,226.

19

“Tax” means (a) any federal, state, local or foreign income, gross receipts, profits, franchise, estimated, alternative minimum, sales, use, transfer, value added, goods and services, excise, stamp, customs, duties, real property, personal property, capital stock, social security, payroll, severance, occupation, unemployment, disability, premium, capital stock, withholding, or other tax, levies, fees, imposts, or charges imposed by any Governmental Entity including any interest, penalties or additions to tax in respect of the foregoing, (b) any Liability for the payment of any amounts described in clause (a) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or similar group with respect to any such amounts or taxes, and (c) any Liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other Person or as the result of any transferee or secondary Liability, or any Liability assumed by contract, law, or otherwise, with respect to the payment of any amounts described in clause (a) or clause (b) of this definition.

“Tax Contest” shall mean any audit, examination, or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any Tax Return.

“Tax Return” means any return, declaration, report, statement, or form (including any schedule or attachment thereto or amendment thereof) filed or required to be filed with a Governmental Entity with respect to any Taxes.

“Termination Fee” has the meaning set forth in Section 8.4.

“Termination Fee Claim Expenses” has the meaning set forth in Section 8.4.

“Transaction Consideration” means (i) the Enterprise Value, plus (ii) the amount of the Net Working Capital Adjustment (which may be a negative number), plus (iii) the amount of Cash and Cash Equivalents, minus (iv) the amount of Closing Date Funded Indebtedness, minus (v) the amount of Unpaid Seller Expenses.

“Transaction Consideration Dispute Notice” has the meaning set forth in Section 2.3(c)(ii)(A).

“Transaction Tax Deductions” means the sum of all items of losses, deductions or credits, to the extent deductible under a “more likely than not” standard (or at a higher level of confidence) for Income Tax purposes and without duplication, resulting from (a) the Seller Expenses (regardless of whether such items remain unpaid as of the Closing), and (b) the repayment of Funded Indebtedness at the Closing (including any amounts treated as interest for U.S. federal income tax purposes and including any capitalized financing fees, costs and expenses that become currently deductible as a result thereof), in each case, solely to the extent such items are actually included in the computation and actually reduce the Transaction Consideration following the final determination of the Transaction Consideration pursuant to Section 2.3.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Unpaid Seller Expenses” means the amount of Seller Expenses incurred and unpaid as of immediately prior to the Closing.

“Vintage” has the meaning set forth in Section 6.12.

“Waived 280G Benefits” has the meaning set forth in Section 6.25.

20

Article 2
CLOSING UNIT PURCHASE

Section 2.1                 Closing of the Transaction. The consummation of the transactions contemplated hereby (the “Closing”) shall take place at 8:00 a.m., New York time, on the third (3rd) Business Day after the satisfaction (or waiver) of the conditions set forth in Article 7 (not including conditions which are to be satisfied by actions taken at the Closing, but subject to the satisfaction of such conditions on the Closing Date or waiver by the party entitled to waive such conditions), by electronic exchange of executed documents, unless another time, date, method or place is agreed to in writing by the parties hereto; provided, that, notwithstanding anything to the contrary herein, unless Purchaser otherwise consents in writing in its sole discretion, the Closing shall not occur prior to the Inside Date. The “Closing Date” shall be the date on which the Closing is consummated.

Section 2.2                 Equity Purchase.

(a)                At the Closing, subject to the terms and conditions set forth herein, Purchaser shall acquire from Midco Holdings, and Midco Holdings shall (and PSP Holdings and PSP Intermediate shall each cause Midco Holdings to) sell, assign, transfer and deliver to Purchaser, the Purchased Interests held by Midco Holdings, free and clear of all Liens other than those arising under applicable securities laws (the “Company Acquisition”).

(b)                At the Closing, subject to the terms and conditions set forth herein, Purchaser shall acquire from Blocker Seller, and Blocker Seller shall sell, assign, transfer and deliver to Purchaser, the Blocker Stock held by Blocker Seller, free and clear of all Liens other than those arising under applicable securities laws (the “Blocker Acquisition”).

Section 2.3                 Transaction Consideration.

(a)                Estimated Transaction Consideration. No later than three (3) Business Days prior to the Closing, the Company shall deliver to Purchaser a written statement (the “Closing Statement”) setting forth its good faith estimate of the Transaction Consideration (the “Estimated Transaction Consideration”) in respect of which the Company shall (A) use the actual Enterprise Value and (B) estimate in good faith (1) the amount of Closing Date Funded Indebtedness, (2) the amount of Unpaid Seller Expenses, (3) the amount of Cash and Cash Equivalents, and (4) the Net Working Capital Adjustment, together with reasonably detailed supporting documentation and information (including a reasonably detailed calculation of Accrued Income Tax Liabilities). To the extent reasonably requested by Purchaser, the Company will make available to Purchaser and its auditors and advisors all records and work papers used in preparing the Closing Statement; provided that any information provided pursuant hereto shall be subject to the confidentiality and non-use obligations of Section 6.3. The Company shall review any comments reasonably proposed by Purchaser with respect to the Closing Statement setting forth the Estimated Transaction Consideration, and will consider, in good faith, any changes proposed by Purchaser or its representatives in good faith; provided, however, that if, after such good faith consideration, the Company does not agree with respect to any such comments or changes, subject to Section 2.3(c), the estimates set forth in the Closing Statement delivered by the Company in accordance with this Section 2.3(a) will be utilized for purposes of calculating the Estimated Transaction Consideration, and in no event will Purchaser’s consent or approval to the estimates set forth in the Closing Statement be deemed to condition or delay the Closing. At the Closing:

(i)                 Purchaser shall, for administrative convenience on behalf of the Sellers, deposit, or shall cause to be deposited, Six Million Dollars ($6,000,000) (such amount, the “Adjustment Escrow Amount”) into an escrow account (the “Adjustment Escrow Account”), which shall be established pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement shall be (A) entered into on the Closing Date among Purchaser, the Sellers and Citibank, National Association (the “Escrow Agent”), and (B) substantially in the form of Exhibit A attached hereto;

21

(ii)               Purchaser shall pay, or shall cause to be paid, to Midco Holdings an amount equal to the Midco Holdings Pro Rata Portion of the Estimated Transaction Consideration (subject to the terms of Section 2.3(b)) (as reduced pursuant to the proviso to this Section 2.3(a)(ii), the “Midco Holdings Closing Payment”) to an account designated by Midco Holdings in the Flow of Funds as consideration for the Company Acquisition; provided, that, notwithstanding the foregoing, Purchaser shall reduce, or cause to be reduced, the Midco Holdings Closing Payment by an amount equal to the Midco Holdings Pro Rata Portion of the Adjustment Escrow Amount and the parties hereto acknowledge and agree that Midco Holdings shall be deemed to have received such amount at the Closing as part of the Midco Holdings Closing Payment and immediately thereupon contributed such amounts to the Escrow Agent; and

(iii)             Purchaser shall pay, or shall cause to be paid, to Blocker Seller an amount equal to the Blocker Corp Pro Rata Portion of the Estimated Transaction Consideration (subject to the terms of Section 2.3(b)) (as reduced pursuant to the proviso to this Section 2.3(a)(iii), the “Blocker Seller Closing Payment”) to an account designated by Blocker Seller in the Flow of Funds as consideration for the Blocker Acquisition; provided, that notwithstanding the foregoing, Purchaser shall reduce, or cause to be reduced, the Blocker Seller Closing Payment by an aggregate amount equal to the Blocker Corp Pro Rata Portion of the Adjustment Escrow Amount and the parties hereto acknowledge and agree that Blocker Seller shall be deemed to have received such amount at the Closing as part of the Blocker Seller Closing Payment and immediately thereupon contributed such amounts to the Escrow Agent.

In addition, at the Closing, Purchaser shall pay, or shall cause to be paid, in cash by wire transfer of immediately available funds, on behalf of the Sellers and the Group Companies, (I) the entire amount of the Closing Date Funded Indebtedness of the type referred to in clauses (i) and (ii) of the definition of Funded Indebtedness (if any) in the amounts and pursuant to wire instructions set forth in the applicable payoff letters (including with respect to the Company Existing Credit Agreement (the “Company Existing Credit Agreement Payoff Letter”) and the Company Existing NPA (the “Company Existing NPA Payoff Letter”)), each of which shall be consistent with the requirements of Section 6.24 and shall otherwise be in form and substance reasonably satisfactory to Purchaser and the Debt Financing Sources, and (II) the Unpaid Seller Expenses in the amounts set forth in the Closing Statement pursuant to wire instructions provided to Purchaser by the Sellers prior to the Closing in the Flow of Funds. At least three (3) Business Days prior to the Closing Date, the Sellers shall provide Purchaser with a flow of funds (the “Flow of Funds”) setting forth (x) the amounts to be paid pursuant to this Section 2.3(a) along with wire instructions therefor and (y) the allocation of the amounts referred to in Section 2.3(a)(ii) and Section 2.3(a)(iii) amongst the Sellers in accordance with Section 2.3(b). At the written request of the Sellers provided to Purchaser no less than three (3) Business Days prior to the Closing Date, in lieu of paying the Midco Holdings Closing Payment to Midco Holdings pursuant to Section 2.3(a)(ii), Purchaser shall pay the Midco Holdings Closing Payment to the members of PSP Holdings (in lieu of Midco Holdings) in accordance with the instructions and the allocations of the Midco Holdings Closing Payment among the members of PSP Holdings set forth in the Flow of Funds, and the Sellers agree to set forth such instructions and allocations in the Flow of Funds if the Sellers submit such written request. Notwithstanding anything to the contrary herein, Purchaser shall be entitled to rely fully on the Flow of Funds and, assuming the payment in full of the amounts referred to in Section 2.3(a)(ii) and Section 2.3(a)(iii), will not be responsible or liable for any inaccuracy, error or misstatement in the Flow of Funds, or any losses, damages, claims, or other Liabilities in connection with making any payments pursuant to the Flow of Funds.

22

(b)                Payments to Sellers. Notwithstanding any amendment, restatement or other modification of the Governing Documents of Midco Holdings after the date hereof, each party hereto agrees that payments to the Sellers pursuant to this Agreement shall be distributed among the Sellers in accordance with the distribution provisions contained in the Governing Documents of Midco Holdings, based on the Sellers’ respective ownership of the Purchased Interests and the Blocker Corp Company Interests, as applicable, as of immediately prior to the Closing, which allocation shall be set forth in the Flow of Funds delivered by the Sellers pursuant to Section 2.3(a); provided that for administrative convenience, the Blocker Seller shall be entitled to allocate to Sentinel Capital Partners VI, L.P. and Sentinel Capital Investors VI, L.P., in lieu of Blocker Seller, a portion of such payments that would otherwise be paid to Blocker Seller pursuant to this Agreement in respect of the Blocker Corp Company Interests. Notwithstanding anything to the contrary herein, Purchaser shall be entitled to rely fully on any such allocation by the Sellers or Blocker Seller, as applicable, and, assuming the payment in full of the amounts referred to in Section 2.3(a)(ii) and Section 2.3(a)(iii), will not be responsible or liable for any inaccuracy, error or misstatement in such allocation or any losses, damages, claims, or other Liabilities in connection with making any payments pursuant to the Flow of Funds. If the Midco Holdings Closing Payment is to be paid to the members of PSP Holdings pursuant to the final paragraph of Section 2.3(a), the Midco Holdings Closing Payment shall be allocated among the members of PSP Holdings in accordance with the applicable distribution provisions contained in the Governing Documents of PSP Holdings, which allocation shall be set forth in the Flow of Funds.

(c)                Determination of Final Transaction Consideration.

(i)                 As soon as practicable, but no later than ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to the Sellers proposed calculations of (A) the Net Working Capital, (B) the amount of Cash and Cash Equivalents, (C) the amount of Closing Date Funded Indebtedness, (D) the amount of Unpaid Seller Expenses, and (E) the resulting Transaction Consideration (which calculations shall collectively be referred to herein as the “Proposed Closing Date Calculations”). If, within five (5) Business Days following written notice to Purchaser of its failure to timely deliver the Proposed Closing Date Calculations in accordance with the foregoing, Purchaser has not delivered the Proposed Closing Date Calculations, then the procedures set forth on Schedule 2.3(c)(i) shall apply.

(ii)

(A)              If the Sellers do not give written notice of any dispute (a “Transaction Consideration Dispute Notice”) to Purchaser within forty-five (45) days of receiving the Proposed Closing Date Calculations, the Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital, Cash and Cash Equivalents, Closing Date Funded Indebtedness, Unpaid Seller Expenses, and the Transaction Consideration, in each case, for purposes of determining the Actual Adjustment. Prior to the end of such forty-five (45) day period, the Sellers may accept the Proposed Closing Date Calculations by delivering written notice to that effect to Purchaser, in which case the Transaction Consideration will be finally determined when such notice is given. If the Sellers deliver a Transaction Consideration Dispute Notice to Purchaser within such forty-five (45) day period, Purchaser and the Sellers shall use commercially reasonable efforts to resolve the dispute during the thirty (30) day period commencing on the date Purchaser receives the Transaction Consideration Dispute Notice from the Sellers. The parties hereto acknowledge and agree that the Federal Rules of Evidence Rule 408 shall apply to Purchaser and the Sellers during such thirty (30) day period of negotiations and any subsequent dispute arising therefrom and shall apply to the Purchaser with respect to the Proposed Closing Date Calculations. Any item set forth in the Proposed Closing Date Calculations and not objected to in the Transaction Consideration Dispute Notice shall be final and binding on the parties hereto. If the Sellers and Purchaser do not agree upon a final resolution with respect to any disputed items within such thirty (30) day period, then the remaining items in dispute shall be submitted immediately to the dispute resolution group of Alvarez & Marsal, or if such firm is not available, any other nationally-recognized, independent accounting firm (such accounting firm, the “Accounting Firm”). The Accounting Firm shall be instructed, and Purchaser and the Sellers shall use commercially reasonable efforts to cause the Accounting Firm, to render a determination of the applicable dispute within forty-five (45) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor.

23

(B)              Within twenty (20) days after the engagement of the Accounting Firm, the Sellers and Purchaser shall concurrently present their respective positions with respect to the items set forth in the Transaction Consideration Dispute Notice in the form of a written report, a copy of which shall be concurrently delivered to the other party hereto, and no ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed; provided that at the Accounting Firm’s request, or as mutually agreed by the Sellers and Purchaser, the Sellers and Purchaser may meet with the Accounting Firm so long as representatives of both the Sellers and Purchaser are present. The Accounting Firm’s determination shall be instructed to be based solely on the written reports submitted to the Accounting Firm by the Sellers and Purchaser, oral submissions by the Sellers and Purchaser at meetings held in compliance with the prior sentence, and on the definitions and other terms included herein (i.e., not on independent review); provided that, in resolving a disputed item, the Accounting Firm may not assign a value to any particular item greater than the greatest value for such item or less than the smallest value for such item, in each case claimed by Purchaser or the Sellers in the written reports presented to the Accounting Firm. The Accounting Firm’s decision with respect to the matters in dispute shall, absent fraud or manifest error, be final and binding on the parties hereto, and any party may seek to enforce such decision in a court of competent jurisdiction in accordance with the terms hereof.

(C)              The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between the Sellers and Purchaser, and any associated engagement fees shall be initially borne 50% by the Sellers (allocated among Blocker Seller and Midco Holdings per the Blocker Corp Pro Rata Portion and the Midco Holdings Pro Rata Portion, respectively) and 50% by Purchaser; provided that such fees shall ultimately be borne as set forth below. All other costs and expenses incurred by the parties hereto in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense. The fees and disbursements of the Accounting Firm shall ultimately be allocated between the Sellers (allocated among Blocker Seller and Midco Holdings per the Blocker Corp Pro Rata Portion and the Midco Holdings Pro Rata Portion, respectively) and Purchaser in the same proportion that the aggregate amount of the disputed items submitted to the Accounting Firm that are unsuccessfully disputed by each such party (as finally determined by the Accounting Firm) bears to the total amount of such disputed items so submitted. For example, if the disputed items total $1,000 and the Accounting Firm awards $600 in favor of the Sellers’ position, then 60% of the fees and expenses of the Accounting Firm would be borne by Purchaser and 40% of such fees and expenses would be borne by the Sellers (allocated among Blocker Seller and Midco Holdings per the Blocker Corp Pro Rata Portion and the Midco Holdings Pro Rata Portion, respectively). Such determination of the Accounting Firm shall be conclusive and binding upon the parties hereto. The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.3(c)(ii) and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital, Cash and Cash Equivalents, Closing Date Funded Indebtedness, Unpaid Seller Expenses, and Transaction Consideration, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).

24

(iii)             Purchaser shall, and shall cause each Group Company to, make its financial records and the working papers of the Group Companies’ accountants available to the Sellers and their accountants and other representatives upon reasonable advance written notice and during normal business hours, at any time during the review by the Sellers and their accountants and representatives of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations pursuant to this Section 2.3(c); provided, that the independent accountants of the Group Companies after the Closing, if any, shall not be obligated to make any such work papers available to the Sellers unless and until the Sellers have signed customary access letters in form and substance reasonably acceptable to such independent accountants.

(d)                Payment of Actual Adjustment.

(i)                 If the Actual Adjustment is a positive amount, Purchaser shall pay, or cause to be paid, to each Seller an amount equal to such Seller’s portion of the Actual Adjustment (such portion as (x) determined pursuant to Section 2.3(b) and (y) calculated by the Sellers and delivered in writing by the Sellers to Purchaser) by wire transfer of immediately available funds, in each case, within three (3) Business Days after the date on which the Transaction Consideration is finally determined pursuant to Section 2.3(c) (the “Determination Date”); provided, that notwithstanding anything to the contrary herein, the aggregate amount payable by Purchaser pursuant to this Section 2.3(d)(i) shall in no event exceed the Adjustment Escrow Amount. Notwithstanding anything to the contrary herein, Purchaser shall be entitled to rely fully on such calculation by the Sellers and, assuming full payment of such amounts pursuant to this Section 2.3(d)(i), will not be responsible or liable for any inaccuracy, error or misstatement in such calculation or any losses, damages, claims, or other Liabilities in connection with making any payments pursuant to such calculation provided by the Sellers. The Sellers will provide to Purchaser such calculation and wire instructions for the Purchaser to pay such amounts pursuant to this Section 2.3(d)(i) in writing at least one (1) Business Day prior to date on which such amounts are required to be paid pursuant to this Section 2.3(d)(i).

(ii)               If the Actual Adjustment is a negative amount, then within three (3) Business Days after the Determination Date, Purchaser and the Sellers shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Purchaser from the Adjustment Escrow Funds an amount equal to the absolute value of the Actual Adjustment (to the extent the Adjustment Escrow Funds are sufficient) by wire transfer of immediately available funds.

(iii)             Within three (3) Business Days after the Determination Date, Purchaser and the Sellers shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver any Adjustment Escrow Funds not distributed to Purchaser pursuant to Section 2.3(d)(ii) to the Sellers, to be distributed to the Sellers in accordance with Section 2.3(b) and the portion of such Adjustment Escrow Funds to be so distributed to each Seller shall be calculated by the Sellers and delivered in writing to Purchaser. Notwithstanding anything to the contrary herein, Purchaser shall be entitled to rely fully on such calculation by the Sellers and will not be responsible or liable for any inaccuracy, error or misstatement in such calculation or any losses, damages, claims, or other Liabilities in connection with instructing the Escrow Agent to make any payments pursuant to such calculation provided by the Sellers. The Sellers will provide to Purchaser and the Escrow Agent such calculation and wire instructions for the Escrow Agent to deliver such amounts pursuant to this Section 2.3(d)(iii) in writing at least one (1) Business Day prior to the date on which such joint written instructions are required to be delivered pursuant to this Section 2.3(d)(iii).

25

(iv)              For the avoidance of doubt, recovery from the Adjustment Escrow Funds shall be the sole and exclusive remedy available to Purchaser and its Affiliates with respect to any negative Actual Adjustment and no Seller or any of such Seller’s Affiliates or direct or indirect equityholders shall have any liability or obligation under this Section 2.3 or otherwise for any portion of the Actual Adjustment in excess of the then-remaining Adjustment Escrow Funds.

(v)                Any amounts which become payable pursuant to this Section 2.3(d) will constitute an adjustment to the Transaction Consideration for all purposes.

Section 2.4                Transaction Consideration Allocation. The portion of the Transaction Consideration allocable to the Blocker Stock for Income Tax purposes shall not be more than 5.5049%. The portion of the Transaction Consideration attributable to the Purchaser’s acquisition of the Purchased Interests (and other relevant items that are treated for Tax purposes as part of the consideration paid for such units, including any Liabilities) shall be allocated in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and in a manner consistent with the methodology set forth on Schedule 2.4. Within ninety (90) calendar days after the Closing Date or as soon as reasonably practicable thereafter, Purchaser shall prepare and deliver to the Sellers a proposed allocation of such portion of the Transaction Consideration (and other relevant items) for Tax purposes (the “Proposed Allocation”). The Sellers shall, within thirty (30) calendar days following receipt of the Proposed Allocation, provide Purchaser with written notice stating in reasonable detail any objection to the Proposed Allocation and proposing an alternative allocation for Tax purposes. Purchaser and the Sellers shall cooperate in good faith to resolve any disputed items relating to the Proposed Allocation. If Purchaser and the Sellers are unable to resolve any such disputes on or prior to the fifteenth (15th) calendar day after the Sellers timely delivers written notice of an objection to the Proposed Allocation to Purchaser (together with a proposed alternative allocation), then Purchaser and the Sellers shall retain the Accounting Firm to, acting as an expert and not as an arbitrator, resolve the remaining disputed items as soon as practicable and in any event within thirty (30) calendar days of such retention. The Accounting Firm shall deliver to Purchaser and the Sellers a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on the information provided to the Accounting Firm by Purchaser and the Sellers) of the disputed items in the Proposed Allocation. All decisions of the Accounting Firm shall be final and nonappealable absent fraud or manifest error, and the Proposed Allocation shall be revised if and to the extent necessary to reflect the determination of the Accounting Firm (such allocation, as finally determined, the “Final Allocation”). The fees and expenses of the Accounting Firm shall be allocated between the Sellers (allocated among Blocker Seller and Midco Holdings per the Blocker Corp Pro Rata Portion and the Midco Holdings Pro Rata Portion, respectively) and Purchaser in the same proportion that the aggregate amount of the disputed items submitted to the Accounting Firm that are unsuccessfully disputed by each such party (as finally determined by the Accounting Firm) bears to the total amount of such disputed items so submitted. Any adjustments to the Transaction Consideration (or other relevant items) attributable to the Purchaser’s acquisition of the Purchased Interests occurring thereafter shall be allocated in a manner consistent with the Final Allocation. Each of the Sellers, Purchaser, Blocker Corp and the Group Companies agree to file (and cause their Affiliates to file) their respective Tax Returns, reports and other forms in a manner consistent with the Final Allocation; provided that nothing in this Section 2.4 shall be construed so as to prevent any such party from settling, or require any such party to commence or participate in any litigation or administrative process challenging, any determination by a Governmental Entity that is based upon or arising out of the Final Allocation.

26

Section 2.5               Withholding Taxes. Notwithstanding anything to the contrary contained herein or in any other document to the contrary, each of Purchaser, Escrow Agent or any other applicable payor shall be entitled to deduct and withhold any required Taxes from any payments to be made hereunder, which Taxes are required to be deducted or withheld with respect to the making of any such payment under applicable law; provided, however, except with respect to (a) payments in the nature of compensation to be made to employees or former employees and (b) withholding as a result of the failure to provide the certificates described in Section 6.22, Purchaser, Escrow Agent or any other applicable payor shall use commercially reasonable efforts to provide the Sellers with a written notice of the intention to withhold at least five (5) Business Days prior to any such withholding and each of the applicable parties shall use commercially reasonable efforts, at the request and expense of the payee, to minimize any such withholdings or deductions. To the extent that amounts are so withheld by Purchaser, Escrow Agent or any other applicable payor, as the case may be, such withheld amounts (i) shall be remitted by Purchaser, Escrow Agent or other applicable payor, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the applicable recipient in respect of which such deduction and withholding was made by Purchaser, Escrow Agent or other applicable payor, as the case may be. To the extent Purchaser, Escrow Agent or any other applicable payor, as the case may be, deducts or withholds any amount from a Seller that was not required to be deducted or withheld, and provided that such amount was not remitted to any Governmental Entity, such deducted or withheld amount shall be promptly returned to the applicable payee party within ten (10) days of a reasonable good faith determination by the payor party that such amount was improperly deducted or withheld.

Section 2.6                 Intended Tax Treatment. For U.S. federal income tax purposes (and, where applicable, state and local income tax purposes), all parties hereto agree to treat (i) the Company Acquisition as a sale to Purchaser by Midco Holdings of a proportionate share of the assets of the Company and its Subsidiaries and (ii) the Company as a disregarded entity for the entire Closing Date and thereafter (the “Intended Tax Treatment”), and shall not take any position inconsistent with the Intended Tax Treatment unless otherwise required by law. The Sellers shall jointly and severally indemnify Purchaser and its Affiliates (including the Blocker Corp and the Group Companies) against, and hold each of them harmless from any and all Taxes, losses, Liabilities, costs and expenses (including reasonable attorneys’ and accountants’ fees) as a result of complying with the preceding sentence and with Section 6.15(c).

Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND BLOCKER CORP

Each of the Company and Blocker Corp hereby severally, and not jointly, represent and warrant to Purchaser as follows (provided that all representations and warranties made with respect to one or more of the Group Companies, PSP Holdings and PSP Intermediate are made solely by the Company and all representations and warranties made with respect to one or more of Blocker Corp, Splitter and Sentinel Investments are made solely by Blocker Corp):

Section 3.1                 Organization and Qualification.

(a)                Each Group Company is a corporation, limited partnership, limited liability company or other business entity, as the case may be, duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the laws of its respective jurisdiction of formation or organization. Each Group Company has the requisite corporate or other organizational power and authority to own, operate and lease the assets and properties that it purports to own, operate or lease and to carry on its business. Each Group Company is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.

27

(b)                Blocker Corp is a corporation, duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the laws of its jurisdiction of incorporation. Blocker Corp has the requisite corporate power and authority to own, operate and lease the assets and properties that it purports to own, operate or lease and to carry on its business. Blocker Corp is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(c)                The Company has made available to Purchaser an accurate and complete copy of each Governing Document of each Group Company, in each case, as in effect as of the date of this Agreement.

(d)                Blocker Corp has made available to Purchaser an accurate and complete copy of each Governing Document of Blocker Corp, in each case, as in effect as of the date of this Agreement.

Section 3.2                 Capitalization.

(a)                All of the equity interests in the Company will be owned by Midco Holdings and Blocker Corp as of immediately prior to the Closing and no more than 5.5049% of such equity interests will be owned by Blocker Corp. As of the date hereof, (i) PSP Holdings owns 99.5% of the equity interests in the Company, (ii) PSP Intermediate owns 0.5% of the equity interests in the Company and (iii) PSP Holdings owns 100% of the equity interests in PSP Intermediate. Except as described in the immediately preceding sentence, there are no outstanding (A) equity securities of the Company, (B) securities of the Company convertible into, exchangeable for or exercisable for equity securities of the Company or phantom equity securities of the Company, (C) options, warrants, calls, puts, subscriptions, debentures, notes, or other rights to acquire from the Company and no obligations of the Company to issue, any equity securities, securities convertible into or exchangeable for equity securities of the Company or phantom equity securities of the Company, or (D) phantom equity securities of the Company. No equity interests of the Company (including the Purchased Interests and the Blocker Corp Company Interests) are or have been certificated and no lost stock certificate affidavits or similar documents in respect of any equity interests of the Company have been executed or exist. Except as imposed by applicable securities laws, there are no Liens on any of the Purchased Interests or the Blocker Corp Company Interests or otherwise affecting the rights of any holder thereof, including any preemptive rights, rights of first refusal, rights of first offer or other preferential purchase rights. Schedule 3.2(a) separately sets forth a true, correct and complete list of the name of each holder of Seller Incentive Units, the total number of Seller Incentive Units subject to such grant, the date the Seller Incentive Unit was granted and the applicable participation threshold or hurdle attributable to each Seller Incentive Unit. Each holder of a Seller Incentive Unit has timely made an election under Section 83(b) of the Code. Each Seller Incentive Unit satisfies the requirements as set forth in Revenue Procedure 93-27 and 2001-43, was granted in compliance with all applicable laws and all of the terms and conditions of the PSP Holdings limited liability company agreement. There are no contracts with any current, former or prospective employees or individual service providers that contemplate a grant of equity or equity based interests of Sellers, Blocker Corp the Company or any of the other Group Companies that, in each case, has not been issued or granted.

28

(b)                The capitalization of Blocker Corp consists of 100 issued and outstanding shares of Blocker Stock, all of which are owned by Blocker Seller. All of the issued and outstanding shares of Blocker Stock are duly authorized, validly issued, fully paid and non-assessable and no Blocker Stock was issued in violation of the Governing Documents of Blocker Corp, any applicable laws, preemptive or similar right, purchase option, call or right of first refusal or offer or similar right, or restrictions on transfer. Except for the shares of Blocker Stock owned by Blocker Seller, there are no outstanding (i) other equity securities of Blocker Corp, (ii) securities of Blocker Corp convertible into, exchangeable for or exercisable for equity securities of Blocker Corp, (iii) options, warrants, calls, puts, subscriptions, debentures, notes or other rights to acquire from Blocker Corp or obligations of Blocker Corp to issue, any equity securities or securities convertible into or exchangeable for equity securities of Blocker Corp, or (iv) phantom equity securities of Blocker Corp. No equity interests of Blocker Corp (including the Blocker Stock) are or have been certificated and no lost stock certificate affidavits or similar documents in respect of any equity interests of Blocker Corp have been executed or exist. There are no voting trusts or other contracts with respect to the voting of the equity interests of Blocker Corp and none of Blocker Corp or any equity holder of Blocker Corp is a party to or bound by any equity holders agreement, registration rights agreement or other similar contract. Except as imposed by applicable securities laws, there are no Liens on any Blocker Stock or otherwise affecting the rights of any holder of Blocker Stock.

(c)                All of the Purchased Interests and the Blocker Corp Company Interests, which comprise all of the issued and outstanding equity interests of the Company, are duly authorized, validly issued, fully-paid and non-assessable, and no such equity interest was issued in violation of the Governing Documents of the Company, any applicable laws, preemptive or similar right, purchase option, call or right of first refusal or offer or similar right, or restrictions on transfer (other than restrictions on transfer imposed by applicable securities laws). Except with respect to the documents set forth on Schedule 3.2(a), there are no voting trusts or other contracts with respect to the voting of the equity interests of the Company and none of the Company or any equity holder of the Company is a party to or bound by any equity holders agreement, registration rights agreement or other similar contract.

(d)                Except as set forth on Schedule 3.2(d), no Group Company directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, or any option, warrant or other right to acquire, at any time, any equity or similar interest in, any Person. Schedule 3.2(d) sets forth the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity securities owned, directly or indirectly, by each Group Company, with respect to each Person of which such Group Company owns directly or indirectly, any equity or equity related securities. Except as set forth on Schedule 3.2(d), there are no outstanding (i) other equity securities of any Subsidiary of the Company, (ii) other securities of any Subsidiary of the Company convertible into, exchangeable for or exercisable for equity securities of any Subsidiary of the Company or phantom equity securities of any Subsidiary of the Company, (iii) options, warrants, calls, puts, subscriptions, debentures, notes or other rights to acquire from any Subsidiary of the Company, or obligation of any Subsidiary of the Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of any Subsidiary of the Company or phantom equity securities of any Subsidiary of the Company, or (iv) phantom equity securities of any Subsidiary of the Company. No equity interests of any Subsidiary of the Company are or have been certificated and no lost stock certificate affidavits or similar documents in respect of any equity interests of any Subsidiary of the Company have been executed or exist. Except as imposed by applicable securities laws or as otherwise set forth on Schedule 3.2(d), there are no Liens on any interests in any Subsidiary of the Company or otherwise affecting the rights of any holder of any interests in any Subsidiary of the Company.

29

(e)                All outstanding equity securities of each Subsidiary of the Company (except to the extent such concepts are not applicable under the applicable law of such Subsidiary’s jurisdiction of formation or other applicable law) are duly authorized, validly issued, fully-paid and non-assessable, and no such equity securities were issued in violation of any laws, preemptive or similar right, purchase option, call or right of first refusal or offer or similar right (other than such rights as may be held by any Group Company), or restrictions on transfer (other than restrictions on transfer imposed by applicable securities laws or, to the extent set forth on Schedule 3.2(e), the Governing Documents of the Company’s Subsidiaries) and are owned, beneficially and of record, by another Group Company. There are no voting trusts or other binding agreements with respect to the voting of the equity securities of any Subsidiary of the Company and no Subsidiary of the Company is party to or bound by any equity holders agreement, registration rights agreement or other similar contract.

(f)                 Except for the Blocker Corp Company Interests which will be owned by Blocker Corp immediately following the Reorganization, as of immediately prior to the Closing, Blocker Corp will not own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person. As of the date hereof, Blocker Corp is the owner of record of the equity interests set forth on Schedule 3.2(f).

Section 3.3                 Authority; Execution; Enforceability.

(a)                The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate expressly contemplated by this Agreement to be executed in connection with the transactions contemplated hereby (the “Ancillary Documents”) to which the Company is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Documents to which the Company is or will be a party and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by all necessary limited liability company action on the part of the Company and no other proceeding or vote (including by its equityholders) on the part of the Company is necessary to authorize this Agreement and each of the Ancillary Documents to which the Company is or will be a party or to consummate the transactions contemplated hereby or thereby.

(b)                This Agreement has been (and each of the Ancillary Documents to which the Company is or will be a party will be at or prior to the Closing will be) duly executed and delivered by the Company and constitutes (or, in the case of the Ancillary Documents, are or will constitute when executed) a valid, legal and binding agreement of the Company (assuming that this Agreement has been and the Ancillary Documents to which the Company is a party will be duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against the Company in accordance with their respective terms, subject to the Remedies Exception.

(c)                Blocker Corp has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which Blocker Corp is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Documents to which Blocker Corp is or will be a party and the performance by Blocker Corp of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Blocker Corp and no other proceeding or vote (including by its equityholders) on the part of Blocker Corp is necessary to authorize this Agreement and each of the Ancillary Documents to which Blocker Corp is or will be a party or to consummate the transactions contemplated hereby or thereby.

(d)                This Agreement has been (and each of the Ancillary Documents to which the Blocker Corp is or will be a party will be at or prior to the Closing) duly executed and delivered by Blocker Corp and constitutes (or, in the case of the Ancillary Documents, are or will constitute when executed) a valid, legal and binding agreement of Blocker Corp (assuming that this Agreement has been and the Ancillary Documents to which Blocker Corp is a party will be duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against Blocker Corp in accordance with their respective terms, subject to the Remedies Exception.

30

Section 3.4                 Financial Statements; Undisclosed Liabilities.

(a)                Attached hereto as Schedule 3.4(a) are the following financial statements (such financial statements, the “Financial Statements”):

(i)                 the audited consolidated balance sheet of PSP and its consolidated Subsidiaries as of December 28, 2019 and December 29, 2018 and the related audited consolidated statements of income and member’s equity and cash flows for the fiscal years then ended;

(ii)               the unaudited consolidated balance sheet of PSP and its consolidated Subsidiaries as of October 24, 2020 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income and cash flows for the year-to-date period then ended; and

(iii)             the unaudited consolidated balance sheet of PSP and its consolidated Subsidiaries as of November 21, 2020 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of income and cash flows for the year-to-date period then ended.

(b)                Except as set forth on Schedule 3.4(b), (i) the Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of unaudited Financial Statements, to the absence of notes and normal year-end adjustments that are not material, individually or in the aggregate and (ii) the Financial Statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Group Companies as of the dates thereof and for the periods therein referred to (subject, in the case of unaudited Financial Statements, to the absence of notes and normal year-end adjustments that are not material, individually or in the aggregate).

(c)                Except as set forth on Schedule 3.4(c), no Group Company has incurred any material Liability or obligation of any kind or nature, and there is no Claim against any Group Company, except for liabilities and obligations (i) to the extent reflected or reserved for on the Latest Balance Sheet or disclosed in the notes thereto, (ii) that have arisen since the date of the Latest Balance Sheet in the Ordinary Course of Business of the Group Companies (none of which in each of clause (i) and clause (ii) include Liabilities or obligations arising from breach of contract, breach of representation or warranty, infringement, tort or violation of law), or (iii) incurred in connection with the transactions contemplated by this Agreement or the Ancillary Documents. No Group Company maintains any “off-balance sheet arrangements” within the meaning of Item 303 of Regulation S-K of the Securities Act of 1933.

(d)                All Accounts Receivable of the Group Companies (i) resulted from bona fide sales in the Ordinary Course of Business, (ii) represent the genuine, valid and legally enforceable obligations of the account debtor and (iii) to the Company’s knowledge, are subject to no defense, set-off or counterclaim. There has been no written assertion or, to the knowledge of the Company, threat (written or oral) to the validity of any Accounts Receivable by any debtor thereof that has not been resolved.

(e)                All Inventory, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business, subject to allowances in accordance with GAAP, if any, to the extent expressly reflected in the Financial Statements for obsolete, damaged, defective, excess or slow-moving items. All such Inventory is owned by the Group Companies free and clear of all Liens, other than Permitted Liens.

31

(f)                 The Group Companies maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and with the books of account and other financial records of the Group Companies (except as may be indicated in the notes thereto), and to maintain accountability therefor, (iii) access to assets is permitted only in accordance with management’s authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (v) the obligations of the Group Companies are satisfied in a timely manner and as required under the terms of any applicable contract and (vi) the Group Companies are in compliance with all applicable anti-corruption laws.

(g)                As of the date hereof, the only Funded Indebtedness of the Group Companies of the type described in clauses (i), (ii), (iii), (iv) or (v) of the definition of “Funded Indebtedness” is set forth on Schedule 3.4(g).

Section 3.5                 Consents and Approvals; No Violations.

(a)                Except as set forth on Schedule 3.5, assuming the truth and accuracy of the representations and warranties of Purchaser set forth in Section 5.3, no notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by Blocker Corp or any Group Company of this Agreement or the Ancillary Documents to which the Company, any Group Company or Blocker Corp is a party or the consummation by Blocker Corp or the Company of the transactions contemplated hereby or thereby, except for compliance with and filings under the HSR Act and applicable requirements, if any, of federal securities laws or state “blue sky” laws.

(b)                None of the execution, delivery or performance by Blocker Corp or the Company of this Agreement or the Ancillary Documents to which Blocker Corp or the Company, as applicable, is a party nor the consummation by Blocker Corp or the Company, as applicable, of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of Blocker Corp’s or any Group Company’s Governing Documents, (ii) except as set forth on Schedule 3.5, result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default under or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Material Contract, Material Real Property Lease or Material Permit, (iii) except as set forth on Schedule 3.5, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Real Property Lease (other than a Material Real Property Lease), except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, (iv) violate in any material respect any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity having jurisdiction over Blocker Corp or any Group Company, as applicable, or any of their respective properties or assets or (v) except with respect to Permitted Liens, result in the creation of any material Lien upon any of the properties or assets of any Group Company.

Section 3.6                 Material Contracts.

(a)                Schedule 3.6(a) sets forth a true, correct and complete list of each of the following contracts to which each Group Company is a party as of the date hereof (such contracts listed on or required to be listed on Schedule 3.6(a), or that would be required to be listed on Schedule 3.6(a) if entered into following the date hereof and prior to the Closing, collectively, the “Material Contracts”):

32

(i)                 any contract, agreement or indenture relating to Funded Indebtedness;

(ii)               any lease or agreement under which any Group Company is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(iii)             any contract under which a Group Company has made advances or loans to another Person, except loans or advances made to employees of such Group Company in the Ordinary Course of Business in an amount not to exceed $5,000 individually or $50,000 in the aggregate;

(iv)              any contract pursuant to which a Group Company has agreed to sell or issue any equity securities;

(v)                any contract relating to an acquisition, capital expenditure, lease or disposition of (A) assets (including capital assets) or properties with a purchase or sales price (or annual rental obligations) in excess of $250,000 individually or $500,000 in the aggregate (other than sales of finished Inventory in the Ordinary Course of Business), or (B) any capital stock or other equity interest, including any acquisition, capital expenditure, lease or disposition, pursuant to which a Group Company has any remaining obligation or potential Liability;

(vi)              any contract that grants any right of first refusal, right of first offer or similar right that limits or purports to limit the ability of a Group Company to sell, transfer, pledge or otherwise dispose of any amount of assets or businesses;

(vii)            any lease or agreement under which any Group Company is lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(viii)          any operating agreement, partnership agreement, joint venture agreement or similar arrangement involving the sharing of revenue, profits, losses, costs or Liabilities;

(ix)              any contract prohibiting any Group Company or any Affiliate thereof from engaging in any line of business, soliciting the business of any other Person, or providing for any exclusivity, preferred treatment, “most favored nation” treatment, minimum volume commitment or similar requirement;

(x)                any collective bargaining agreement or similar contract with any labor union or similar organization;

(xi)              any contract for the employment or engagement of any individual employee on a substantially full-time basis with an annual base compensation in excess of $100,000;

(xii)            each Material Real Property Lease;

(xiii)          any contract by which a Group Company holds any inventory of another Person under a consignment arrangement;

33

(xiv)          any contract that relates to the acquisition or disposition of, or investment in, any business, division or Person (whether by merger, sale of capital stock, sale of assets or otherwise), including investments in joint ventures and minority equity investments, in each case within the past three (3) years or pursuant to which any Group Company has any outstanding rights or obligations;

(xv)            any contract which is a settlement, conciliation or litigation “standstill” contract entered into by any Group Company within the last three (3) years involving monetary payments to or by a Group Company in excess of $500,000 or that involves any equitable or other material non-monetary relief;

(xvi)          each contract that is a securityholder agreement, shareholder agreement, registration rights agreement or any arrangement relating to or affecting the ownership of the equity interests of a Group Company or Blocker Corp;

(xvii)        any contract (other than a purchase order, service order, work agreement or scope of work) with a Key Franchisee or Key Vendor;

(xviii)      each IP License;

(xix)          any contract with any Governmental Entity;

(xx)            any contract or other document granting any power of attorney with respect to the affairs of a Group Company outside of the Ordinary Course of Business or that is otherwise material to the business, operations, assets or properties of such Group Company;

(xxi)          any contract that relates to any Company Affiliated Transaction or a Seller Affiliated Transaction;

(xxii)        any other contract that is not terminable on less than 90 days’ notice and requires the payment by, or to, the Group Companies after the date hereof of an amount in excess of $500,000 per annum or $1,000,000 in the aggregate; or

(xxiii)      any real estate lease guaranty on behalf of a franchise.

(b)                The Company has made available to Purchaser a true, correct and complete copy of all Material Contracts. Except as set forth on Schedule 3.6(b), each Material Contract is legal, valid and binding on the applicable Group Company party thereto, in full force and effect, and enforceable in accordance with its terms against such Group Company and, to the knowledge of the Company, each other party thereto except for the Remedies Exceptions. Except as set forth on Schedule 3.6(b), (i) (A) no Group Company, or to the knowledge of the Company any other party thereto, is (with or without notice or the lapse of time) in material breach of, or violation or default under, any Material Contract, and (B) no event or condition has occurred or exists (with or without notice or the lapse of time) that, individually or together with other events or conditions, would reasonably be expected to constitute a breach, violation or default of any Group Company, or to the knowledge of the Company any other party thereto, in any material respect, or permit termination or modification in any manner adverse to such Group Company or acceleration of any right or obligation thereunder, and (ii) no amendment or modification has been made thereto except those, if any, reflected in the copies previously made available to Purchaser or entered into following the date hereof in accordance with Section 6.1(a). Each Group Company is in compliance in all material respects with the terms and requirements of each Material Contract to which it is a party, and to the knowledge of the Company, each other party to such Material Contract is in compliance in all material respects with the terms and requirements of such Material Contract. In the past three (3) years, no Group Company or any Affiliate of a Group Company has received any written notice of, or to the knowledge of the Company, oral notice of, any actual, alleged, possible or potential violation or breach of, default under, or failure to comply with, any term or requirement of any Material Contract.

34

Section 3.7                Absence of Changes. (a) Since the date of the Interim Balance Sheet, there has not been any state of facts, change, event, condition, circumstance, occurrence or effect that has had or would reasonably be expected to have a Company Material Adverse Effect, and (b) (i) except as set forth on Schedule 3.7(b)(i), since the date of the Interim Balance Sheet, each Group Company has conducted its business in the Ordinary Course of Business and (ii) except as set forth on Schedule 3,7(b)(ii), since the date of the Interim Balance Sheet, no Group Company has taken any action that, if taken after the date hereof, would require the consent of Purchaser pursuant to Section 6.1(a).

Section 3.8                Litigation. Except as set forth on Schedule 3.8, there is no, and within the past three (3) years there has not been any, Claim pending, or threatened in writing, against any Group Company before any Governmental Entity which would, individually or in the aggregate, reasonably be expected to result in (a) Liability on behalf of the Group Companies in excess of $250,000, or (b)  injunctive or other equitable relief ordered against a Group Company. Except as set forth on Schedule 3.8, none of the Group Companies or any of their respective assets or properties are, or have been in the three (3) years prior to the date hereof, subject to, bound by or party to any order, writ, injunction or decree. Except as set forth on Schedule 3.8, there are no settlements to which any Group Company is a party or by which any of its assets or properties are bound and pursuant to which such Group Company has any material outstanding Liabilities or obligations or limitations.

Section 3.9                Compliance with Applicable Law; Permits. Except as set forth on Schedule 3.9, the business of the Group Companies is, and within the past five (5) years has been, operated in compliance in all material respects with all applicable laws and orders. No Group Company is in material breach or material default with respect to any law or order applicable to such Group Company or any of the properties, assets or affairs of such Group Company. No Group Company has received any notice or other communication (whether written or, to the knowledge of the Company, oral) from any Governmental Entity or any other Person (i) regarding any actual, alleged, possible, or potential material violation of, or failure to comply with, any law or order applicable to its business, or alleging that such Group Company has otherwise engaged in any unlawful business practice, (ii) regarding any actual, alleged, possible, or potential obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature, (iii) requiring any Group Company or any of its directors, managers or controlling Persons to enter into a cease and desist order, agreement, or memorandum of understanding, (iv) restricting or disqualifying the activities of any Group Company in any material respect, or (v) regarding any investigation into the assets, properties, business or operations of any Group Company, the subject of which notice has not been resolved. There is no material deficiency, violation or exception claimed or asserted in writing, or to the knowledge of the Company, orally by any Governmental Entity with respect to any examination of a Group Company that has not been resolved. The Group Companies hold all material permits, licenses, approvals, certificates and other authorizations of and from all, and have made all material declarations and filings with, Governmental Entities necessary for the lawful conduct of their respective businesses as presently conducted (collectively, “Material Permits”). No condition exists that with or without notice or the passage of time or both would reasonably be expected to constitute a breach of, or default or violation under, any such Material Permit. There is no Claim pending or, to the knowledge of the Company, threatened, to revoke, suspend, withdraw or terminate any Material Permit. No Group Company has received any written, or to the Company’s knowledge oral, notice of any violation of any Material Permit or written, or to the Company’s knowledge oral, notice of any proposal to revoke, cancel, rescind, modify or refuse to renew any Material Permit.

35

Section 3.10              Employee Plans.

(a)                Schedule 3.10(a) set forth a true, correct and complete list of all Employee Benefit Plans.

(b)                No Employee Benefit Plan is a, and none of the Group Companies nor any ERISA Affiliate, now or in the past five (5) years sponsored, maintained, contributed to, been required to contribute to, or has or has had in the past five (5) years any Liability with respect to any Multiemployer Plan, a plan that is subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4871 of the Code, a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No material Liability under Title IV of ERISA has been or, to the knowledge of the Company, is reasonably expected to be incurred by any Group Company.

(c)                Except as set forth on Schedule 3.10(c), each Employee Benefit Plan has been established, maintained, administered and funded in accordance with its terms and in compliance in all material respects with the applicable requirements of ERISA, the Code and any other applicable laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan and, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of the trust or cause the imposition of any material Liability, penalty or Tax under ERISA or the Code. All contributions and premium payments due or payable with respect to any Employee Benefit Plan or required to have been made by any Group Company with respect to any plan to which contributions are mandated by a Governmental Entity have been timely made in all material respects.

(d)                No Group Company has engaged in any prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan that would be reasonably likely to subject any Group Company to any material Tax or penalty (civil or otherwise) imposed by ERISA or the Code. No Employee Benefit Plan provides health, life insurance or other welfare benefits to former employees of any Group Company other than health continuation coverage pursuant to COBRA.

(e)                With respect to each material Employee Benefit Plan, the Company has made available to Purchaser true, correct and complete copies, to the extent applicable, of (i) each writing constituting a part of such plan and all amendments thereto, including, without limitation, all current plan and trust documents, trust agreements, and insurance contracts and other funding vehicles, (ii) the most recent summary plan description provided to participants and any material modifications thereto, (iii) the most recent annual report (Form 5500 series) and accompanying schedules, (iv) the most recent annual financial statements and actuarial reports, (v) the most recent Internal Revenue Service determination or opinion letter and (vi) the most recent written results of all required compliance testing.

(f)                 Except as set forth on Schedule 3.10(f), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in conjunction with any other event, will (i) result in any payment becoming due, to any current or former employee of the Group Companies, (ii) increase any compensation or benefits otherwise payable to any current or former employee, or (iii) entitle any employee of the Group Companies to payment, or accelerate the time of payment, funding, or vesting, or increase the amount of benefits due to any current or former employee of the Group Companies.

36

(g)                No Group Company has any obligation to “gross-up,” provide any payment or otherwise indemnify any individual for the imposition of the excise tax under Section 4999 of the Code or under Section 409A of the Code.

(h)                Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code.

(i)                 There are no pending or, to the knowledge of the Company, threatened actions, claims or lawsuits against or relating to the Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor of the Employee Benefit Plans with respect to the operation of such plans (other than routine benefits claims). To the knowledge of the Company, there are no pending or threatened actions, claims or lawsuits against the plan administrator, or against any fiduciary of the Employee Benefit Plans with respect to the operation of such plans (other than routine benefits claims). No Employee Benefit Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Entity.

(j)                 Each Employee Benefit Plan that is subject to the Affordable Care Act has been established, maintained and administered in material compliance with the requirements of the Affordable Care Act, including all notice and coverage requirements, and the Group Companies and each ERISA Affiliate offer minimum essential health coverage, satisfying the affordability and minimum value requirements, to their full time employees (as defined by the Affordable Care Act) sufficient to prevent Liability for assessable payments under Section 4980H of the Code.

(k)                No Employee Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) that is subject to ERISA is a self-insured arrangement by any of the Group Companies or funded through a trust. None of the Group Companies has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to any Tax or other penalty with respect to the reporting requirements under Sections 6055 or 6056 of the Code, as applicable, or under Sections 4980B or 4980D of the Code.

(l)                 No Employee Benefit Plan covers any employees, officers, directors or other individual service providers of any of the Group Companies residing or working outside of the United States.

Section 3.11               Environmental Matters.

(a)                Except as set forth on Schedule 3.11:

(i)                 the business of the Group Companies is, and within the past three (3) years has been, operated in compliance in all material respects with all Environmental Laws and neither the Company nor any of the Group Companies has received any communication from any Person alleging that any of the Group Companies is not in compliance with any Environmental Laws, and there are no circumstances or conditions at any properties owned, leased, operated or used by any of the Group Companies or resulting from any of the Group Companies’ operations that could reasonably be expected to result in noncompliance with any Environmental Laws or other material costs or Liabilities;

(ii)               the Group Companies hold all Material Permits that are required pursuant to Environmental Laws;

37

(iii)             no Group Company is subject to any material outstanding order, writ, injunction or decree directed specifically at a Group Company or its assets or properties pursuant to any Environmental Law;

(iv)              there is no Environmental Claim pending, or to the knowledge of the Company, threatened against any of the Group Companies, and there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release, emission, discharge, presence or disposal of any Hazardous Materials that could reasonably be expected to form the basis of any Environmental Claim against any of the Group Companies;

(v)                no Group Company has, either expressly or by operation of law, assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability or obligation, arising under or relating to Environmental Laws; and

(vi)              neither the Company, any Group Company, nor, to the knowledge of the Company, any other Person has placed, stored, deposited, discharged, buried, dumped, disposed of, arranged for disposal of, transported, or Released any Hazardous Materials produced by, or resulting from any Group Company’s operations, at any real property, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws).

(b)                The Company has provided to the Purchaser true, correct and complete copies of all studies, audits, assessments, reports, data, memoranda and investigations, and other information relating to Hazardous Materials, Environmental Claims, or other environmental matters pertaining to the environmental condition of the properties or business of any of the Group Companies, or the compliance (or noncompliance) by any of the Group Companies with Environmental Laws.

(c)                Neither the Company nor any of the Group Companies is required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Hazardous Materials, (ii) to remove or remediate Hazardous Materials, (iii) to give notice to or receive approval from any Governmental Entity or other Person or to record or deliver to any Person any disclosure document or statement pertaining to environmental matters, or (iv) to alter, modify, renew, change or update any Material Permit required or necessary for any of the Group Companies’ operations or business under Environmental Law.

Section 3.12               Intellectual Property Rights.

(a)                Except as set forth on Schedule 3.12(a), one or more of the Group Companies exclusively owns all right, title, and interest in and to all Intellectual Property Rights owned or purported to be owned by one or more of the Group Companies (“Company Owned IP Rights”) and licenses or otherwise has rights to use and exploit all other Intellectual Property Rights used, held for use, necessary or otherwise material to the conduct of the business of the Group Companies as currently conducted (collectively, the “Group Company IP Rights”), in each case, free and clear of all Liens except for Permitted Liens.

(b)                Schedule 3.12(b) sets forth a list of all patents, patent applications, registrations and applications for registration of Trademarks and copyrights, domain names and social media accounts owned by each Group Company (the “Scheduled IP Rights”). All of the Scheduled IP Rights are subsisting, and the registered or patented items included in the Scheduled IP Rights are valid and enforceable. All registration, maintenance, and renewal fees currently due in connection with such Scheduled IP Rights have been paid and all material documents, recordations, and certificates in connection with such Scheduled IP Rights currently required to be filed have been filed with the relevant patent, copyright, Trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining, and perfecting such Scheduled IP Rights and recording the Group Companies’ ownership interests therein.

38

(c)                Schedule 3.12(c) sets forth a list of all contracts pursuant to which (i) any Company Owned IP Rights are licensed to any third party (other than non-exclusive licenses granted to customers in the Ordinary Course of Business or Franchise Agreements), (ii) any Group Company IP Rights owned by any third party are licensed to any Group Company (other than non-exclusive licenses for non-customized, commercially available “off the shelf” software with annual license fees of less than $50,000), or (iii) a Group Company is granted or grants a covenant not to sue or assert with respect to any Intellectual Property Rights (collectively, “IP Licenses”).

(d)

(i)                 Except as set forth on Schedule 3.12(d)(i), there are no claims currently pending or filed against any Group Company before any Governmental Entity, and no Group Company has received any written allegations or threats, in each case (x) alleging that any Group Company is currently infringing, misappropriating or violating, or has infringed, misappropriated or violated, the Intellectual Property Rights of any other Person, (y) alleging any breach of any agreement pursuant to which any Group Company is a licensee of any Intellectual Property Rights or (z) contesting or otherwise challenging the Group Companies’ ownership of any Company Owned IP Rights or the validity of any Company Owned IP Rights or the right of any Group Company to exercise its rights in any Group Company IP Rights. In the past three (3) years, no Group Company has received any written communication that involves an offer to license or grant any rights or immunities under any third-party Intellectual Property Rights, or received any charge, complaint, claim, demand, or notice alleging any of the foregoing.

(ii)               Except as set forth on Schedule 3.12(d)(ii), no Group Company has asserted any claim or demand against any Person related to any actual, suspected, or alleged infringement, misappropriation, or other violation or dilution of any Company Owned IP Rights, and there are no claims currently pending that have been brought by any Group Company against any Person before any Governmental Entity alleging infringement or misappropriation of any Company Owned IP Rights.

(e)                Except as set forth on Schedule 3.12(e), (i) the conduct of the business of the Group Companies (as previously conducted during the past five (5) years, as currently conducted and as currently proposed to be conducted), and the use of the Company Owned IP Rights, does not infringe or misappropriate, violate or dilute, and has not infringed, violated or diluted, any Intellectual Property Rights of any Person, and (ii) to the knowledge of the Company, no Person is currently infringing or misappropriating any Company Owned IP Rights. The Group Companies have taken commercially reasonable actions to maintain and protect the Trade Secrets owned or used by the Group Companies. All use, disclosure, or appropriation of any confidential or non-public information not owned by any Group Company has been pursuant to the terms of a written agreement between the applicable Group Company and the owner of such confidential or non-public information and is otherwise lawful.

(f)                 Neither the execution, delivery, or performance of this Agreement or any Ancillary Document nor the consummation of any of the transactions contemplated hereby or thereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of any Group Company IP Rights; (ii) the release, disclosure, or delivery of any Group Company IP Rights by or to any escrow agent or other Person, including pursuant to the terms of any source code escrow agreement; or (iii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Group Company IP Rights. The Group Company IP Rights are sufficient for the conduct of the Group Companies’ business as currently conducted and as currently proposed to be conducted.

39

(g)                Each current and former employee, consultant or contractor of any Group Company who is or was involved in, or independently or jointly contributed to, the conception, reduction to practice, creation or development of any Company Owned IP Rights (each such consultant, employee, and contractor a “Contributor”) has signed a valid, enforceable written agreement (i) containing a present assignment of all such Contributor’s Intellectual Property Rights in any Company Owned IP Rights to a Group Company, (ii) deeming all works of authorship by such Contributor to be “works made for hire”, and (iii) including confidentiality provisions protecting the Group Company IP Rights. No current or former director, officer, employee, consultant, or contractor of any Group Company has any right, license, claim, or interest whatsoever in or with respect to any Company Owned IP Rights. No current or former employee, consultant, contractor or agent of any Group Company has misappropriated any Trade Secrets or other confidential, non-public, or proprietary information of any other Person in the course of the performance of his or her duties as an employee, consultant, contractor, or agent of such Group Company.

Section 3.13               Labor Matters.

(a)                (i) No Group Company is party to or bound by any collective bargaining agreement or similar contract with any labor organization with respect to its employees, (ii) there is no labor strike, material slowdown, work stoppage, lockout or similar labor dispute pending or, to the knowledge of the Company, threatened against or affecting any Group Company and no such dispute has occurred within the past three (3) years, (iii) to the knowledge of the Company as of the date of this Agreement, no union organization campaign is in progress with respect to any employees of any Group Company and no such campaign has occurred within the past three (3) years, (iv) there is no unfair labor practice charge or complaint or material labor arbitration pending before the National Labor Relations Board or similar Governmental Entity to which any Group Company is a party or, to the knowledge of the Company, relating to any employee or other service provider thereof, and (v) there are no charges to which any Group Company is a party pending before any applicable Governmental Entity responsible for the prevention of unlawful employment practices.

(b)                Within the past three (3) years, no Group Company has implemented any employee layoffs without complying in all material respects with the Worker Adjustment and Retraining Notification Act or any similar state law, where applicable.

(c)                Each Group Company is, and during the past five (5) years has been, in compliance in all material respects with all applicable laws relating to labor, employment and fair employment practices, including, without limitation, all applicable laws relating to, hiring, discharge and/or terms and conditions of employment, discrimination in employment, compensation matters, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and applicable state or local laws), wages and hours, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation employee leave issues, labor relations, unemployment insurance, occupational safety and health and employment practices, work visas and/or employment authorization (including the Immigration Reform and Control Act), and is not engaged in any unfair labor practice. Each Group Company is, and during the past five (5) years has been, in compliance in all material respects with all tax and other withholding requirements. Each Group Company has complied with or satisfied in all material respects all requirements required by law or regulation relating to the employment of foreign citizens, and no Group Company currently employs, or during the past five (5) years has ever employed, any Person who is not permitted to work in the jurisdiction in which such Person was employed.

40

(d)                No Group Company is delinquent in payment to any of its current or former directors, officers, employees, consultants or other service providers for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such directors, officers, employees, consultants and other service providers or in payments owed upon any termination of such person’s employment or service. Each Group Company has paid in full to all independent contractors and consultants or accrued in its Financial Statements all remuneration due to or on behalf of such independent contractors and consultants.

(e)                To the knowledge of the Company, no employee or other individual service provider of any of the Group Companies is bound by any contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any Governmental Entity that would materially interfere with the use of such Person’s best efforts to promote the interests of the Group Companies or that would materially conflict with the Group Companies’ business as currently conducted and as currently proposed to be conducted. To the knowledge of the Company, (i) no officer or key employee, or group of key employees, intends to terminate their employment with the Group Companies, and no member of the Group Companies has a present intention to terminate the employment of any of the foregoing other than in the Ordinary Course of Business, and (ii) no officer or key employee has received an offer to join a business that is competitive with the business activities of the Group Companies.

(f)                 In the past five (5) years, (i) no allegations of sexual harassment or sexual misconduct have been made against any director, officer or other managerial employee of the Group Companies, and (ii) no Group Company has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any employee, officer, director or other individual service provider of the any of the Group Companies.

Section 3.14              Insurance. Schedule  3.14 contains a true, correct and complete list of all insurance policies and bonds owned or held by the Group Companies or under which any Group Company is a named insured as of the date of this Agreement (such insurance policies and bonds listed on or required to be listed on Schedule  3.14, or that would be required to be listed on Schedule  3.14 if entered into following the date hereof and prior to the Closing, collectively, the “Insurance Policies”), true, correct and complete copies of which, including all endorsements, have been made available to Purchaser. All Insurance Policies are in full force and effect, no Group Company is in material breach of, or material default or material violation under, such Insurance Policies and no written notice (or to the knowledge of the Company, oral notice) of early cancellation or early termination has been received by any Group Company with respect to any such Insurance Policy. Except for deductibles under the Insurance Policies, the Group Companies are not self-insured. Except as set forth in Schedule 3.14 and except with respect to Golub Capital Markets LLC and the other lenders party to the Company Existing Credit Agreement, the Group Company is the sole loss payee and the only “named insured” under each Insurance Policy. Schedule 3.14 lists each open claim under the Insurance Policies made by a Group Company and each other claim made by a Group Company in the last three (3) years. No Group Company or any Affiliate of the foregoing has cancelled or received written notice of any material increase of the premiums with respect to, cancellation of, non-renewal or threatened cancellation or non-renewal of, any Insurance Policy without replacement thereof. There are no claims (other than health insurance claims and each worker’s compensation and any other claim involving less than $100,000 per claim) under any of the Insurance Policies, or any other policies that the Insurance Policies renewed or replaced, as to which any insurance company has notified any Group Company that it is denying liability or defending, questioning or disputing under a reservation of rights or similar clause any such claim.

41

Section 3.15               Tax Matters. Except as set forth on Schedule  3.15:

(a)                each of Blocker Corp and the Group Companies (i) has prepared and timely filed (or has had so prepared and filed on its behalf) all Tax Returns required to be filed by or with respect to Blocker Corp or such Group Company, as applicable, and all such Tax Returns are true, correct and complete in all material respects, (ii) has timely paid (or has paid on its behalf) all income and other material Taxes due and payable by or with respect to it (whether or not shown as due on such Tax Returns), or to which Blocker Corp or any Group Company may be liable, (iii) has withheld and timely paid all income and other material Taxes required to be withheld in connection with any amounts paid or owning to employees, creditors, shareholders, independent contractors and other third parties, and has complied, in all material respects, with information reporting, collection and retention provisions of applicable laws with respect thereto;

(b)                any Liability of Blocker Corp and the Group Companies for Taxes not yet due and payable, or which are being contested in good faith, do not exceed the amount shown on the face of the Latest Balance Sheet (disregarding timing differences) as adjusted for the period thereafter through the Closing Date assuming the business is operated in the ordinary course;

(c)                no audit, investigation, action, suit, examination or other administrative or court proceedings are in progress or pending with, or asserted by, any Governmental Entity with respect to Taxes or Tax Returns of Blocker Corp and the Group Companies; no claim has been made by a Governmental Entity in a jurisdiction where Blocker Corp or Group Company does not file Tax Returns that Blocker Corp or Group Company, as the case may be, is or may be subject to taxation by that jurisdiction;

(d)                none of Blocker Corp or any Group Company has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority, including waiver or extension of any applicable statute of limitation (other than any extension which is no longer in effect) or pay any Taxes or file any Tax Returns (other than automatic extensions);

(e)                none of Blocker Corp or any Group Company has received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes which has not since been satisfied by payment or been withdrawn and Blocker Corp and Group Companies have made available to Purchaser for inspection copies of any notice of deficiency received in the last five (5) years;

(f)                 none of Blocker Corp or any Group Company (i) has been a member of an affiliated group or filed or been included in a combined, consolidated or unitary Tax Return or (ii) has any Liability for Taxes of another Person other than Blocker Corp or any Group Company under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as transferee or successor, by contract or otherwise;

(g)                none of Blocker Corp or any Group Company is a party to, are bound by or have any obligation under any Tax sharing, Tax indemnity or similar agreement or arrangement (other than any commercial agreements that do not relate primarily to Taxes);

(h)                none of Blocker Corp or any Group Company is a party to or bound by any closing agreement, private letter rulings, technical advance memoranda, offer in compromise, or any other agreement or arrangement with any Taxing authority, in each case, nor is there any outstanding request for such rulings or agreements;

42

(i)                 none of Blocker Corp or any Group Company is a party to or has engaged in any “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations (or any similar provision of state, local or foreign law);

(j)                 none of Blocker Corp or any Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting or use of an improper method of accounting for a taxable period beginning on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, or (iv) prepaid amount received or deferred revenue accrued prior to the Closing;

(k)                there are no Liens for Taxes upon any of the assets or properties of Blocker Corp or any Group Company, other than Permitted Liens;

(l)                 none of Blocker Corp or any Group Company has claimed any Tax credit or elected to defer the payment of any Tax pursuant to a COVID-19 law;

(m)              the Company has been properly treated as a partnership for U.S. federal income tax purposes at all times prior to the Company Drop Down. Schedule 3.15(m) sets forth the U.S. federal income tax classification of each Group Company since formation. No election has been made (or is pending) to change any of the foregoing and no Group Company that is treated as a partnership for U.S. federal income tax purposes has been treated during its entire existence as a publicly traded partnership taxable as a corporation within the meaning of Section 7704 of the Code; and

(n)                Neither Blocker Corp nor PSP Intermediate has been, in the past two (2) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code. Within the past two (2) years, none of Blocker Corp, PSP Intermediate or any Group Company has been a “controlled corporation” or “distributing corporation” in a distribution intended to qualify under Section 355 of the Code.

Section 3.16              Brokers. Except as set forth on Schedule 3.16, no broker, finder, financial advisor or investment banker, other than the Brokers (in each case, whose fees shall be included in the Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Group Company or Blocker Corp.

Section 3.17              Real and Personal Property.

(a)                None of the Group Companies owns any, nor have ever owned any, real property.

(b)                Schedule 3.17(b) sets forth a true, correct and complete list of each Real Property Lease pursuant to which (i) any Group Company holds Leased Real Property that is occupied by a Store that is in the top fifty (50) Stores operated by the Group Companies, measured by earnings before interest, taxes, depreciation and amortization (EBITDA) earned at such Store during the trailing 12 month period ending as of November 21, 2020 or (ii) the aggregate annual rental payments equal or exceed $250,000 (each, a “Material Real Property Lease”), and the address of each Leased Real Property that is subject to a Material Real Property Lease. Except as set forth on Schedule 3.17(b), (i) each Material Real Property Lease is legal, valid and binding on the Group Company party thereto, in full force and effect, and enforceable in accordance with its terms (subject to the Remedies Exception), (ii) the Group Company party thereto has a legal, valid, enforceable and existing leasehold interest in all Leased Real Property, subject to no Lien except for Permitted Liens, (iii) each of the Group Companies, and, to the knowledge of the Company, each of the other parties thereto, has performed in all material respects all obligations required to be performed by it under each Material Real Property Lease, (iv) no Group Company has leased, subleased, assigned, licensed or otherwise granted to any Person the right to use or occupy any portion of the Leased Real Property and no Person, other than the Group Companies, uses or occupies (or has a right to use or occupy) the Leased Real Property or any portion thereof, and (v) all brokerage commissions and other compensation and fees payable by reason of the Material Real Property Leases have been paid in full. The Company has made available to Purchaser prior to the date hereof a true and correct copy of all Material Real Property Leases, and none of such Material Real Property Leases has been modified or any options exercised thereunder, except to the extent that such modifications or exercises of such options are disclosed by the copies made available to Purchaser.

43

(c)                All improvements, building systems and fixtures applicable to the Leased Real Property are in good condition and repair, subject to ordinary wear and tear, and have not suffered any material casualty or other material damage that has not been repaired in all material respects. There is no pending or, to the knowledge of the Company, threatened condemnation, eminent domain or similar proceeding affecting all or any part of the Leased Real Property and no Group Company has received any written notice thereof. The current use and occupancy of the Leased Real Property is in material compliance with all applicable building, zoning, land use and similar laws, ordinances, regulations and orders of Governmental Entities and no Group Company has received written notice of material violation thereof.

(d)                Except as disclosed on Schedule 3.17(d), the Group Companies collectively own or hold under legal, valid, existing and enforceable leases all material machinery, equipment and other tangible personal property used in the Ordinary Course of Business subject to no Lien except for Permitted Liens. The assets and properties held, owned or leased by the Group Companies are adequate, suitable and sufficient for the conduct of their businesses as conducted by the Group Companies during the past twelve (12) months and as currently proposed to be conducted, and all improvements, systems, equipment, machinery and fixtures on the Leased Real Property and all material items of leased personal property are in good condition and repair, subject to ordinary wear and tear, and have not suffered any material casualty or other material damage that has not been repaired.

(e)                Schedule 3.17(e) sets forth a true, correct and complete list of all Real Property Leases pursuant to which a Group Company has entered into a rent deferral or similar rent relief arrangement with the landlord thereunder (each, an “Existing Relief Arrangement”), and the Company has delivered to Purchaser true, correct and complete copies of all documents evidencing any Existing Relief Arrangement.

Section 3.18              Transactions with Affiliates. Schedule 3.18 sets forth all contracts and transactions between any Group Company, on the one hand, and any officer, director, employee, partner, member, manager, direct or indirect equity holder or Affiliate of a Group Company or any immediate family member of the foregoing Persons or any entity in which any of the foregoing Persons owns material equity interests (other than any Group Company), on the other hand (except for any employment arrangements entered into in the Ordinary Course of Business, including any Employee Benefit Plans). Such transactions or arrangements described in the immediately preceding sentence are referred to herein collectively as “Company Affiliated Transactions”. Except as set forth on Schedule 3.18, no Affiliate (other than a Group Company), director, officer, employee, partner, member, manager or direct or indirect equity holder of a Group Company, or any immediate family member of the foregoing Persons or any entity in which any of the foregoing Persons owns equity interests, (a) owns or has any other interest in any material assets or properties, tangible or intangible, which is used by a Group Company in the conduct of its business, (b) has any material commercial relationship (including as landlord, tenant, vendor, distributor, customer, consultant, lender, creditor, borrower, creditor, supplier, licensee, licensor, representative or other business relationship) with any Group Company, (c) has any ownership or other interest in or has made any loan to, or is a director (or applicable equivalent), officer or employee of any Key Vendor or Key Franchisee of the Group Companies, or (d) is a party to any Claim that is pending or, to the knowledge of the Company, threatened, against any Group Company. Upon the termination at the Closing of each Company Affiliated Transaction required to be terminated pursuant to Section 6.27, none of the Group Companies will have any further Liability or obligation thereunder.

44

Section 3.19              Blocker Corp and PSP Intermediate. As of immediately prior to the Reorganization, PSP Intermediate will have no assets other than its ownership of 0.5% of the equity interests of the Company. PSP Intermediate is a holding company and was formed for the sole purpose of investing in equity in the Company and has never owned, and as of the date hereof does not own, any assets except for 0.5% of the equity interests of the Company. As of immediately prior to the Closing, Blocker Corp will have no assets other than its ownership of the Blocker Corp Company Interests. Blocker Corp is a holding company and was formed for the sole purpose of investing in equity of Splitter and has never owned, and as of the date hereof does not own, any assets except for the equity interests of Splitter. Splitter is a holding company and was formed for the sole purpose of investing in equity of Sentinel Investments and has never owned, and as of the date hereof does not own, any assets except for the equity interests of Sentinel Investments. Sentinel Investments is a holding company and was formed for the sole purpose of investing in equity of PSP Holdings and has never owned, and as of the date hereof does not own, any assets except for the equity interests of PSP Holdings. Since its incorporation, none of Blocker Corp, Splitter or Sentinel Investments has engaged in any business activities other than, prior to the Closing, the Reorganization. Except for liabilities incident to its incorporation or formation (as applicable) and organization, maintenance of its existence and in connection with its ownership of equity interests in the Company, Splitter, Sentinel Investments and PSP Holdings, as applicable, none of PSP Intermediate, Blocker Corp, Splitter or Sentinel Investments, as applicable, has incurred any Liabilities of any nature whatsoever. Pursuant to the Governing Documents of Splitter, Sentinel Investments and PSP Holdings, Blocker Seller is not entitled to more than 5.5049% of the Transaction Consideration.

Section 3.20              International Trade Laws; Anti-Corruption; Industry Certifications. The business of the Group Companies is operated, and during the past five (5) years has been operated, in compliance in all material respects with all applicable import, export, economic sanctions, anti-bribery and anti-boycott laws and regulations. In the last five (5) years, none of the Group Companies, nor any of their respective officers, directors, employees, or agents, nor to the knowledge of the Company, any other Persons authorized to act and acting on behalf of the Group Companies, have made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or, knowingly, indirectly, to any Person in violation of applicable anti-corruption laws in connection with the business of the Group Companies. In the last five (5) years, no Group Company, nor any officer, director or employee of any Group Company, or to the knowledge of the Company, any other Person acting on behalf of any Group Company, is or has been the subject of any investigation, inquiry or enforcement proceedings by any Governmental Entity regarding any import, export, economic sanctions, anti-boycott or anti-corruption laws, rules and regulations, in each case, of any jurisdiction applicable to the Group Companies, and no such investigation, inquiry or proceedings have been threatened in writing. Each Group Company has obtained all required material registrations and other certifications (including industry or trade group certifications) required for it to provide its services or sell or distribute its goods or products, in all applicable jurisdictions in which it currently conducts its business and currently proposes to conduct its business, and has otherwise complied in all material respects with industry standards applicable to it and its services, goods or products, in each case, in respect of the provision of any particular service, or the sale or distribution of any particular goods or products, as applicable, in such jurisdictions.

45

Section 3.21               Franchise Matters.

(a)                Schedule 3.21(a) contains a true, correct and complete list of all effective Multi-Unit Development Agreements and Franchise Agreements, indicating with respect to each Franchise Agreement, the name and business address of the Franchised Store and effective date and expiration date of the Franchise Agreement. The Company has made available to Purchaser accurate and complete copies of each Franchise Agreement, and any amendments, addenda or agreements related thereto.

(b)                None of the Group Companies has (directly or indirectly) offered or sold any Franchises anywhere in the world, other than the offer and sale of Franchises for Franchised Stores in the United States.

(c)                Each existing Multi-Unit Development Agreement and Franchise Agreement is in substantially the same form as, and does not contain materially different terms from, the forms of agreements incorporated into the FDD which was issued to the Franchisee Party prior to the execution of such Multi-Unit Development Agreement or Franchise Agreement, with no material negotiated or modified terms that favor the applicable Franchisee Party, except as set forth in a written amendment. There are no material oral or verbal agreements modifying any of the existing Multi-Unit Development Agreements or Franchise Agreements and none of the Group Companies has waived any material right or benefit of any Group Company, or any material obligation of any Franchisee Party, under any existing Multi-Unit Development Agreement or Franchise Agreement. No Franchisee Party is operating under Multi-Unit Development Agreement or Franchise Agreement that is oral, not fully executed by all parties thereto, or expired.

(d)                Except as set forth on Schedule 3.21(d), no Multi-Unit Development Agreement, Franchise Agreement or other contract imposes on any of the Group Companies any obligation to guarantee or indemnify any Person for the lease obligations, third-party financing obligations or other material Liability of any Franchisee Party to any third party.

(e)                Except as set forth in an existing Multi-Unit Development Agreement or Franchise Agreement: (i) no Franchisee or other Person has any enforceable right of first refusal, option or other right or arrangement to sign any Franchise Agreement or acquire any Franchise; and (ii) none of the Group Companies has granted any protected territory or exclusive territory or is otherwise limited in its right to grant Franchises or develop (or grant rights to any other Person to develop) any Franchised Store or any business that competes with any Franchised Store, subject to Franchisees’ rights under Franchise Laws. Except pursuant to the existing Multi-Unit Development Agreements, Franchise Agreements and the offerings listed in the current FDD, none of the Group Companies has entered into nor is bound by any agreements, promises or undertakings (whether written or oral) with any Franchisee Party to reduce current or future franchise fees, royalty fees, advertising fees or other fees under any existing Multi-Unit Development Agreement or Franchise Agreement or any such agreement to be signed after the date hereof.

(f)                 Each of the Multi-Unit Development Agreements and Franchise Agreements is in full force and effect and is the legal, valid and binding obligation of either of the Company or one of its Subsidiaries that is a party thereto and, to the knowledge of the Company, the other parties thereto, and is enforceable in accordance with its terms, except for the Remedies Exception. No existing Multi-Unit Development Agreement or Franchise Agreement is subject to any right of rescission, set-off, counterclaim or defense.

(g)                All current Multi-Unit Development Agreements and Franchise Agreements comply in all material respects with applicable law and do not include provisions that would prevent or otherwise impair the Company’s ability to undergo a change in ownership or control or require any Group Company to notify any Franchisee Party. The consummation of the transactions contemplated by this Agreement will not cause the violation, breach, acceleration of any right, or termination of any Multi-Unit Development Agreement or Franchise Agreement or give rise to a right of rescission of a Multi-Unit Development Agreement or Franchise Agreement.

46

(h)                Except as set forth on Schedule 3.21(h), to the knowledge of the Group Companies, no Franchisee Party is in material default under any Multi-Unit Development Agreement or Franchise Agreement (including with respect to any development schedule), or have received formal notice of such material default from any of the Group Companies and no event has occurred that with the lapse of time or the giving of notice or both would constitute such a material breach or material default. Except as disclosed on Schedule 3.21(h), the Group Companies have been, and are in, material compliance with all Multi-Unit Development Agreements, and Franchise Agreements (including the Manuals), and have not received any written or, to the knowledge of the Company, oral notice, demand or claim from a Franchisee Party that any of the Group Companies is in material default under any Multi-Unit Development Agreement or Franchise Agreement.

(i)                Since January 1, 2015, all offers and sales of Franchises by the Group Companies have complied in all material respects with all applicable Franchise Laws in effect at the time of such offer or sale. The applicable Group Company has retained properly signed FDD receipts required by applicable Franchise Laws evidencing compliance with disclosure waiting periods under the applicable Franchise Laws with respect to all Franchises granted since January 1, 2015. Except as set forth on Schedule 3.21(i), none of the Group Companies is, or since January 1, 2015 has been, a party to any broker agreement, sales representative agreement or other similar contract with any Person (other than agreements with an employee of any of the Group Companies) relating to the offer or sale of Franchises by such Person.

(j)                True, correct and complete copies of all forms of FDDs used by any of the Group Companies in connection with the offer and sale of Multi-Unit Development Agreement rights or Franchises since January 1, 2015 have been made available to Purchaser. All FDDs that any of the Group Companies has used to offer or sell Multi-Unit Development Agreement rights or Franchises at any time have contained all information required by Franchise Laws and have otherwise been prepared and delivered to prospective Franchisee Parties in compliance with Franchise Laws. None of the Group Companies nor any of their respective agents or representatives, has made any representations to any prospective Franchisee Party that are inconsistent with the information contained in the then current FDD. No financial performance representations (as defined in the FTC Rule) or any other representations concerning actual or projected revenues, earnings, income or profits have been made to any prospective Franchisee Party by the any of the Group Companies, or any of their respective agents or representatives, or any other franchise seller (as defined in the FTC Rule), other than as disclosed in the applicable FDD and representations of the actual operating results of individual Franchised Stores to prospective purchasers of such stores, and all financial performance representations contained in any FDD have a “reasonable basis” (as used in the Franchise Laws) and otherwise comply in all material respects with the Franchise Laws. The Group Companies maintain a franchise sales compliance program designed to assure compliance with the Franchise Laws and minimum standards of best practices in relation to controlling potential misrepresentation risk on the part of the any of the Group Companies or any other franchise seller of any of the Group Companies.

(k)                Schedule 3.21(k) identifies, by jurisdiction and effective date as of December 1, 2020, all effective franchise registrations or exemptions under any Franchise Law that is applicable to the Group Companies. There are no stop orders or other legal proceedings in effect or, to the knowledge of the Group Companies, threatened, that would materially prohibit or impede the Group Companies’ ability to offer or sell Franchises or enter into Multi-Unit Development Agreements or Franchise Agreements in any such jurisdiction immediately following the transactions contemplated by this Agreement, except for any amendment filings and changes to any FDD that might be required to describe the transactions contemplated by this Agreement. Except as set forth in Schedule 3.21(k), since January 1, 2015, none of the Group Companies has received notice of any actual or threatened legal proceeding by any Governmental Entity in which the franchising activities of any Group Company are or may be involved, including any allegation that any aspect of the FDD or any Franchise offering or sales activity violates or violated any Franchise Laws, other than routine comment letters and other routine inquiries that, in any case, do not involve any question of, or challenge to, any financial performance representation contained in the FDD. The Group Companies’ franchise offerings were, where applicable, properly registered with appropriate Governmental Entities or qualified for an exemption from such registration requirements and any and all actions to obtain and maintain any such exemptions were timely taken.

47

(l)                 Except as set forth on Schedule 3.21(l), no current Franchisee Party has given written or, to the knowledge of the Group Companies, oral notice of an intention to terminate, refuse to renew (as applicable), or seek the renegotiation in any material respect of, any existing Multi-Unit Development Agreement or Franchise Agreement.

(m)              Except as set forth on Schedule 3.21(m), (i) none of the Group Companies has initiated any legal proceedings against, or had legal proceedings against any of the Group Companies initiated by, any existing or former Franchisee Party (or any of their direct or indirect owners) since January 1, 2015; and (ii) to the knowledge of the Group Companies, there exist no threatened legal proceedings, and no other event, condition, fact or circumstance, that would reasonably be expected to result in a materially adverse change to the financial condition, business or results of operations of any Franchisee Party.

(n)                All funds administered by or paid to or by any of the Group Companies on behalf of any one or more Franchisee Parties, including any Restricted Franchise System Funds, have been received, administered, disclosed and spent in accordance with all Franchise Laws, the FDDs delivered to the applicable Franchisee Parties, the Franchise Agreements and other applicable contract (whether oral or written), the Manuals and any policies adopted by or representations or commitments made by any of the Group Companies from time to time. As of the Closing Date, the cash held by the Group Companies in the System Advertising Fund exceeds the Liabilities properly allocated to such System Advertising Fund, and the Group Companies have not spent (or made binding commitments to spend) all of the amounts in the System Advertising Fund. The applicable Group Company has the sole right to direct the expenditures of all Restricted Franchise System Funds, subject only to the Franchise Agreements and the Franchise Laws. There are no restrictions or limitations on the collection or use of any Rebates under any Franchise Agreement or other applicable contract (whether oral or written), the Manuals or any policies adopted by the any of the Group Companies from time to time and have been administered and spent in all material respects in accordance with the Franchise Agreements and the FDDs. Since January 1, 2015, none of the Group Companies has received any notice (whether written or oral) from any Franchisee Party challenging or disputing the collection or use of any Restricted Franchise System Funds or Rebates by any of the Group Companies.

(o)                The Manuals, and the Group Companies’ enforcement of the standards and other provisions contained therein, do not conflict with any Multi-Unit Development Agreement or Franchise Agreement or any law.

(p)                Since January 1, 2015, Group Companies have (i) not established the terms and conditions of employment for the employees of any Franchisee Party; (ii) not dictated or controlled the hiring, firing and/or disciplinary standards or policy for the employees of any Franchisee Party; (iii) taken all reasonable steps to minimize the likelihood that any of the Group Companies are deemed to be a joint employer with any Franchisee Party or otherwise vicariously liable for the acts or omissions of any Franchisee Party, including with respect to any required or recommended standards or procedures in the Manuals; (iv) not received any written, or to the Company’s knowledge, oral, notice from any current or former Franchisee Party or other Person alleging that any of the Group Companies is a joint employer with any current or former Franchisee Party or otherwise vicariously liable for the acts or omissions of any Franchisee Party; and, (v) not provided to any Franchisee Party any standards, software, procedures or other tools (including labor scheduling and other software) that, when used by the Franchisee Party, has resulted (or could reasonably be expected to result) in the Franchisee Party’s noncompliance with any law. The Group Companies have properly classified each Franchisee Party as an independent contractor and not an employee under applicable law.

48

(q)                The Group Companies have made available to Purchaser true, correct and complete copies of the bylaws of the Franchise Advisory Council as well as all minutes, presentations or summaries of meetings between the any Group Company and the Franchise Advisory Council since January 1, 2015. The Franchise Advisory Council has no decision-making power with respect to the content of the Multi-Unit Development Agreements or Franchise Agreements (or any successors thereto), the use of Rebates or Restricted Franchise System Funds, or other aspects of the Franchise System. Since January 1, 2017, none of the Group Companies has received any communication (whether oral or written) from the any group of more than five (5) unaffiliated Franchisee Parties advancing any material complaints, threats of litigation, allegations of breach of any contract or violation of any law, pertaining to any aspect of the Franchise System, including with respect to collection or use of any Rebates or Restricted Franchise System Funds, the prices that any Franchisee Party pays to any of the Group Companies or any vendor, supplier or distributor for products or services in connection with the development or operation of any Franchised Store, or the services that any of the Group Companies provides or is required to provide to any Franchisee Party.

Section 3.22              Key Business Relationships.

(a)                Schedule 3.22(a) sets forth a true, correct and complete list of (i) the top twenty (20) franchisees of the Group Companies based on revenue generated for the fiscal year period ended December 28, 2019 and for the fiscal year period ended January 2, 2021 (each, a “Key Franchisee”, and together, the “Key Franchisees”) and the amount of such revenue generated with respect to each Key Franchisee, and (ii) the top twenty (20) vendors or suppliers of the Group Companies based on expenses for the fiscal year period ended December 31, 2019 and for the fiscal year period ended January 2, 2021 (each, a “Key Vendor”, and together, the “Key Vendors”) and the amount of such expenses incurred with respect to each Key Vendor.

(b)                During the past twelve (12) months, no Group Company has at any time delivered to, or received from, any Key Franchisee or Key Vendor any written notice or written allegation of a material default or breach with respect to any contract (with respect to any Key Vendor) or any Franchise Agreement (with respect to any Key Franchisee). None of the Key Franchisees or Key Vendors has (i) terminated or failed to renew or given written, or to the knowledge of the Company, oral notice to any Group Company evidencing its intention to terminate or fail to renew its relationship with such Group Company, (ii) been in a material dispute with any Group Company during the past twelve (12) months, (iii) solely with respect to the Key Franchisees, given written, or to the knowledge of the Company, oral notice to any Group Company evidencing that it plans to materially reduce the quantity of products or services that it purchases from such Group Company (relative to such Key Franchisee’s purchasing history during the twelve (12) months prior to such change) or otherwise materially alter the terms of its commercial relationship in a manner that would be detrimental to such Group Company, or (iv) solely with respect to the Key Vendors, given written, or to the knowledge of the Company, oral notice to any Group Company, evidencing that it plans to materially reduce the quantity of products or services that it provides to such Group Company or otherwise materially alter the terms of its commercial relationship in a manner that would be detrimental to such Group Company.

49

(c)                Except for the Group Companies’ “Neighbor Rewards Program” or sales events or promotions in the Ordinary Course of Business, none of the Group Companies offers or provides any material discounts, allowances, free goods or services, rebates or other similar programs or promotions to their customers. Except for any purchase volume rebates or discounts offered by vendors or suppliers pursuant to contracts entered into by such vendors or suppliers with the Group Companies in the Ordinary Course of Business, none of the Group Companies receives any material discounts, allowances, free goods or services, rebates or similar items from their vendors.

Section 3.23              Product Warranty and Product Liability.

(a)                The Group Companies have not, during the past three (3) years, manufactured, designed (other than with respect to packaging or branding), grown, raised or harvested any goods or products.

(b)                Schedule 3.23(b) sets forth a true, correct and complete list of (i) each warranty, product liability or guaranty Claim made against any Group Company that has, or would reasonably be expected to involve, a cost to such Group Company in excess of $25,000 individually or $100,000 in the aggregate, and (ii) each recall required to be taken, in each case of clauses (i) and (ii), with respect to any good or product sold by or any service provided by, any Group Company at any time in the last three (3) years. All warranty, product liability and guaranty Claims listed on Schedule 3.23(b) have been resolved and no Group Company has any further Liability with respect thereto. No warranty, product liability or guaranty Claim or series of Claims with respect to good or products sold, or services provided by, any Group Company has resulted in a cost or Liability to any Group Company in excess of $25,000 individually or $100,000 in the aggregate in any calendar year in the last three (3) years.

(c)                Except as set forth on Schedule 3.23(c), in the last three (3) years, no Group Company has received written notice (or, to the knowledge of the Company, oral notice) of any recalls ordered by any Governmental Entity or any vendor or supplier of the Group Companies with respect to any such goods, products, inventory or services. In the last three (3) years, there has not be any order or Claim (and no Group Company has received written notice, or, to the knowledge of the Company, oral notice, thereof) by any Governmental Entity or any customer, vendor or supplier of the Group Companies declaring or alleging any of the goods, products or inventory sold or distributed or services provided by any Group Company to be defective or unsafe.

Section 3.24              COVID-19 Matters.

(a)                Except as set forth on Schedule 3.24(a), no Group Company has participated in any COVID-19-related programs (including the PPP) or sought or received benefits, advances or relief thereunder or under any other COVID-19 laws. Except as set forth on Schedule 3.24(a), no Group Company has claimed any Tax credit or deferral pursuant to a COVID-19 law.

(b)                To the extent any Group Company is requiring employees to perform in-person work in any location subject to an order of any Governmental Entity issued in response to COVID-19, the operations of such Group Company qualify as an “Essential Business”, or term of similar import, such that such Group Company is allowed to operate under and for purposes of such order or such Group Company is otherwise permitted to allow in-person work under the terms of such order. No Group Company has implemented, and currently has no plans to implement, any reductions in hours, furloughs, or salary reductions in connection with COVID-19 that would (i) cause any employee currently classified as “exempt” under applicable federal, provincial and state law to lose such “exempt” status, or (ii) cause any employee’s compensation to fall below the applicable federal, provincial, state, or local minimum wage.

50

Section 3.25              Privacy and Data Security.

(a)                Each Group Company complies with, and has at all times complied with, (i) all applicable laws pertaining to data protection, data privacy, data security, cybersecurity, data transfer, electronic communications, telephone and/or text message communications, marketing by email or other channels and data breach notification (“Data Protection Laws”), (ii) all published, posted and internal policies, procedures, agreements and notices relating to the Group Companies’ collection, use, storage, disclosure, or cross-border transfer of Personal Data (“Privacy Policies”), and (iii) any contracts or codes of conduct relating to the collection, processing, access, use, storage, disclosure, or transmission of Personal Data (collectively with Data Protection Laws and Privacy Policies, the “Data Protection Requirements”).

(b)                Each Group Company established and maintains, and has maintained, physical, technical, and administrative security measures and policies, compliant with applicable Data Protection Requirements, that (i) identify internal and organizational risks to the confidentiality, integrity, security, and availability of Personal Data or business data and data systems taking into account the sensitivity of the data or systems; (ii) protect the confidentiality, integrity, security, and availability of the Company’s software, systems, and websites that are involved in the collection or processing of Personal Data or business data and data systems; and (iii) maintain notification procedures in compliance with applicable Data Protection Requirements in the case of any breach of security compromising Personal Data or business data and data systems.

(c)                Except as set forth on Schedule 3.25(c), in the last three (3) years, no Group Company has experienced any failures, crashes, security breaches or incidents, unauthorized access, use, modification, or disclosure, or other adverse events or incidents related to Personal Data or business data and data systems that would require notification of individuals, other affected parties, law enforcement, or any Governmental Entity. No Group Company has received any subpoenas, demands, or other notices from any Governmental Entity investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Law and, to the knowledge of the Company, no Group Company is under investigation by any Governmental Entity for any actual or potential violation of any Data Protection Law. No notice, complaint, claim, audit, enforcement action, proceeding or litigation of any kind has been served on, or initiated against, any Group Company by any private party or Governmental Entity under any Data Protection Requirement.

(d)                The execution, delivery and performance of this Agreement shall not cause, constitute or result in a breach or violation of any Data Protection Requirement.

(e)                The Company IT Systems: (i) are sufficient in all material respects for the Group Companies’ current needs in the operation of the businesses of the Group Companies as currently conducted and as currently proposed to be conducted, (ii) provide for the back-up and recovery of material data consistent with recovery plans, procedures, and facilities implemented by the Group Companies and (iii) are in material compliance with all applicable Data Protection Requirements. Except as set forth on Schedule 3.25(c), the information stored in the Company IT Systems has been adequately protected by the Group Companies from unauthorized use, access, or modification by any Person. The Company IT Systems do not contain any computer code or any other mechanisms which may (i) disrupt, disable, erase, or harm in any way such Company IT Systems’ operation, or cause the Company IT Systems to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (ii) permit any Person to access without authorization the Company IT Systems or any product or system containing or used in conjunction with such Company IT Systems.

51

Section 3.26             Bank Accounts(a). Schedule 3.26 sets forth a true, correct and complete list of each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which each Group Company has an account or safe deposit box or which is otherwise used in the business of the Group Companies.

Section 3.27              EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS SET FORTH IN ARTICLE 3 AND ARTICLE 4 OF THIS AGREEMENT, THE SCHEDULES, THE ANCILLARY DOCUMENTS and in ANY certificates OR INSTRUMENTS delivered pursuant hereto, NONE OF BLOCKER CORP OR THE GROUP COMPANIES MAKE AND HAVE NOT MADE ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. BLOCKER CORP AND THE GROUP COMPANIES EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), INCLUDING AS TO THE CONDITION, VALUE OR QUALITY OF THEIR BUSINESSES OR THEIR ASSETS, AND EXCEPT AS SET FORTH IN ARTICLE 3 AND ARTICLE 4 OF THIS AGREEMENT, THE SCHEDULES, THE ANCILLARY DOCUMENTS AND IN ANY CERTIFICATES OR INSTRUMENTS DELIVERED PURSUANT HERETO, BLOCKER CORP AND THE GROUP COMPANIES SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT, EXCEPT AS SET FORTH IN ARTICLE 3 AND ARTICLE 4 OF THIS AGREEMENT, THE SCHEDULES, THE ANCILLARY DOCUMENTS and in any certificates OR INSTRUMENTS delivered pursuant hereto, SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND PURCHASER SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY, BLOCKER CORP AND BLOCKER SELLER SET FORTH IN THIS AGREEMENT, THE SCHEDULES, THE ANCILLARY DOCUMENTS AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED PURSUANT HERETO. NOTHING IN THIS SECTION 3.27 SHALL LIMIT, RESTRICT OR PROHIBIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) UNDER THE REPRESENTATION AND WARRANTY POLICY OR IN RESPECT OF FRAUD.

Article 4
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby represents and warrants severally as to itself only, and not jointly with any other Person, to Purchaser as follows:

Section 4.1                Organization. Blocker Seller is a limited partnership, PSP Holdings is a limited liability company, PSP Intermediate is a limited liability company, and, as of the Closing, Midco Holdings will be a limited liability company, in each case duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Such Seller has the requisite organizational power and authority to own, operate and lease the assets and properties that it purports to own, operate or lease and to carry on its business. Such Seller is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to (x) have a material adverse effect on Blocker Seller’s ownership of or ability to transfer the Blocker Stock held by Blocker Seller, or on PSP Holdings’, PSP Intermediate’s or, as of the Closing, Midco Holdings’, ownership of or ability to transfer the PSP Holdings Company Interests, the PSP Intermediate Company Interests or the Purchased Interests held by PSP Holdings, PSP Intermediate or, as of the Closing, or Midco Holdings, as applicable, or (y) otherwise prevent such Seller from consummating, or materially delay such Seller’s consummation of, the transactions contemplated by this Agreement or the Ancillary Documents in a timely manner, or prevent or materially delay such Seller’s timely performance of its obligations under this Agreement or any of the Ancillary Documents.

52

Section 4.2                Authority. Such Seller has the requisite limited partnership power or limited liability company power, as applicable, to execute and deliver this Agreement and each of the Ancillary Documents to which such Seller is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents to which such Seller is or will be a party and the performance of its obligations hereunder and thereunder have been (or with respect to the Ancillary Documents to which such Seller will be a party, will be prior to the delivery of such Ancillary Document) duly authorized by all necessary limited partnership or limited liability company action, as applicable, on the part of such Seller and no other proceeding or vote (including by its equity holders) is necessary to authorize this Agreement and each of the Ancillary Documents to which such Seller is or will be a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been (and the Ancillary Documents to which such Seller is or will be a party at or prior to the Closing will be) duly executed and delivered by such Seller and constitutes (or, in the case of the Ancillary Documents, will constitute when executed) a valid, legal and binding agreement of such Seller (assuming that this Agreement has been and each of the Ancillary Documents to which such Seller is or will be a party will be duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against such Seller in accordance with their respective terms, subject to the Remedies Exception.

Section 4.3                Consents and Approvals; No Violations.

(a)                Assuming the truth and accuracy of the representations and warranties of Purchaser set forth in Section 5.3, no notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance by such Seller of this Agreement or the Ancillary Documents to which such Seller is a party or the consummation by such Seller of the transactions contemplated hereby or thereby, except for compliance with and filings under the HSR Act and applicable requirements, if any, of federal securities laws or state “blue sky” laws.

(b)                Neither the execution, delivery and performance by such Seller of this Agreement or the Ancillary Documents to which such Seller is or will be a party nor the consummation by such Seller of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of such Seller’s Governing Documents, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material agreement to which such Seller is a party or any of its properties or assets may be bound, (iii) violate in any respect any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity having jurisdiction over such Seller, or (iv) except with respect to Permitted Liens, result in the creation of any Lien upon the Blocker Stock or any properties or assets of Blocker Corp, or upon the PSP Holdings Company Interests, the PSP Intermediate Company Interests or the Purchased Interests or any property or assets of PSP Holdings, PSP Intermediate or, as of the Closing, Midco Holdings, which in the case of any of clauses (ii), (iii) or (iv) above, would (x) have a material adverse effect on Blocker Seller’s ownership of or ability to transfer the Blocker Stock held by Blocker Seller or PSP Holdings’, PSP Intermediate’s or, as of the Closing, Midco Holdings’ ownership of or ability to transfer the PSP Holdings Company Interests, the PSP Intermediate Company Interests or the Purchased Interests held by PSP Holdings, PSP Intermediate or, as of the Closing, Midco Holdings, as applicable, or (y) otherwise prevent such Seller from consummating, or materially delay such Seller’s consummation of, the transactions contemplated by this Agreement or the Ancillary Documents in a timely manner, or prevent or materially delay such Seller’s timely performance of its obligations under this Agreement or any of the Ancillary Documents.

53

Section 4.4               Title to Blocker Stock and Purchased Interests. Blocker Seller owns of record and beneficially 100 shares of Blocker Stock, and Blocker Seller has good and marketable title to such shares of Blocker Stock free and clear of all Liens, other than those arising under applicable securities laws. As of the date hereof, (i) PSP Holdings owns 99.5% of the equity interests in the Company, (ii) PSP Intermediate owns 0.5% of the equity interests in the Company and (iii) PSP Holdings owns 100% of the equity interests in PSP Intermediate. As of immediately prior to Closing, (A) PSP Holdings and PSP Intermediate will collectively own of record and beneficially 100% of the equity interests in Midco Holdings, Midco Holdings will own 100% of the Purchased Interests, and Midco Holdings will have good and marketable title to such Purchased Interests free and clear of all Liens, other than those arising under applicable securities laws, and (B) Blocker Corp will own of record and beneficially the Blocker Corp Company Interests, and Blocker Corp will have good and marketable title to such Blocker Corp Company Interests free and clear of all Liens, other than those arising under applicable securities laws.

Section 4.5               Litigation. As of the date hereof, there is no, and within the past (3) years there has not been any, suit, litigation, arbitration, claim, action or proceeding pending or, to such Seller’s actual knowledge, threatened in writing against such Seller before any Governmental Entity which would reasonably be expected to (a) have a material adverse effect on Blocker Seller’s ownership of or ability to transfer the Blocker Stock held by Blocker Seller, (b) have a material adverse effect on PSP Holdings’, PSP Intermediate’s or, as of the Closing, Midco Holdings’ ownership of or ability to transfer the PSP Holdings Company Interests, the PSP Intermediate Company Interests or the Purchased Interests held by PSP Holdings, PSP Intermediate or, as of the Closing, or Midco Holdings, as applicable, or (c) otherwise prevent such Seller from consummating, or materially delay such Seller’s consummation of, the transactions contemplated by this Agreement or the Ancillary Documents in a timely manner, or prevent or materially delay such Seller’s timely performance of its obligations under this Agreement or any of the Ancillary Documents. Such Seller is not subject to any outstanding order which would reasonably be expected to (i) have a material adverse effect on Blocker Seller’s ownership of or ability to transfer the Blocker Stock held by Blocker Seller, (ii) have a material adverse effect on PSP Holdings’, PSP Intermediate’s or, as of the Closing, Midco Holdings’ ownership of or ability to transfer the PSP Holdings Company Interests, the PSP Intermediate Company Interests or the Purchased Interests held by PSP Holdings, PSP Intermediate or, as of the Closing, Midco Holdings, as applicable, or (iii) otherwise prevent such Seller from consummating, or materially delay such Seller’s consummation of, the transactions contemplated by this Agreement or the Ancillary Documents in a timely manner, or prevent or materially delay such Seller’s timely performance of its obligations under this Agreement or any of the Ancillary Documents.

Section 4.6              Transactions with Affiliates. Schedule 4.6 sets forth all contracts and transactions between such Seller, on the one hand, and any officer, director, employee, partner, member, manager, direct or indirect equity holder or Affiliate of such Seller or any immediate family member of the foregoing Persons or any entity in which any of the foregoing Persons owns equity interests, on the other hand (other than the Governing Documents of such Seller). Such contracts or transactions described in the immediately preceding sentence are referred to herein collectively as, “Seller Affiliated Transactions”. Except as set forth on Schedule 4.6, no Affiliate, director, officer, employee, partner, member, manager, or direct or indirect equity holder of such Seller, or any immediate family member of the foregoing Persons or any entity in which any of the foregoing Persons owns equity interests, (a) owns or has any other interest in any material assets or properties, tangible or intangible, which is used by such Seller in the conduct of its business or (b) is a party to any Claim that is pending or, to the actual knowledge of such Seller, threatened, against such Seller. Upon the termination at the Closing of each Seller Affiliated Transaction required to be terminated pursuant to Section 6.27, neither the Company nor Blocker Corp will have any further Liability or obligation thereunder.

54

Section 4.7               Brokers. No broker, finder, financial advisor or investment banker, other than the Brokers (in each case, whose fees shall be included in the Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Blocker Seller.

Article 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company and the Sellers as follows:

Section 5.1                Organization. Purchaser is a corporation, limited partnership, limited liability company or other business entity, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or organization, as applicable, and has the requisite organizational power and authority to own, operate and lease the assets and properties that it purports to own, operate and lease and carry on its business, except where the failure to have such power or authority would not prevent Purchaser from consummating, or materially delay Purchaser’s consummation of, the transactions contemplated by this Agreement or the Ancillary Documents in a timely manner, or prevent or materially delay Purchaser’s timely performance of its obligations under this Agreement or any of the Ancillary Documents.

Section 5.2                Authority. Purchaser has the requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Ancillary Documents to which Purchaser is or will be a party and the performance by Purchaser of its obligations hereunder and thereunder have been (or with respect to the Ancillary Documents to which Purchaser is or will be a party prior to the Closing, will be prior to the delivery of such Ancillary Document) duly authorized by all necessary corporate or limited liability company action on the part of Purchaser, and no other proceeding or vote (including by its equityholders) on the part of Purchaser is necessary to authorize this Agreement and each of the Ancillary Documents to which Purchaser is or will be a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been (and the Ancillary Documents to which Purchaser is a party will be at or prior to the Closing will be) duly and validly executed and delivered by Purchaser and constitute (or in the case of the Ancillary Documents to which Purchaser will be a party prior to the Closing, will constitute when executed) a valid, legal and binding agreement of Purchaser (assuming this Agreement has been and the Ancillary Documents to which Purchaser is a party will be duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against Purchaser in accordance with its respective terms, subject to the Remedies Exception.

Section 5.3               Consents and Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties contained in Section 3.5, no material notices to, filings with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance by Purchaser of this Agreement or the Ancillary Documents to which Purchaser is a party or the consummation by Purchaser of the transactions contemplated hereby or thereby, except for compliance with and filings under the HSR Act and applicable requirements, if any, of federal securities laws or state “blue sky” laws. Neither the execution, delivery or performance by Purchaser of this Agreement and the Ancillary Documents to which Purchaser is a party nor the consummation by Purchaser of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of Purchaser’s Governing Documents, as applicable, (b) except as set forth on Schedule 5.3, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material agreement to which Purchaser is a party or by which Purchaser or any of its properties or assets may be bound, (c) violate in any respect any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity having jurisdiction over Purchaser, or (d) except with respect to Permitted Liens, result in the creation of any Lien upon any of the properties or assets of Purchaser, which in the case of any of clauses (b), (c) or (d) above, would have a material adverse effect of Purchaser’s consummation of the transactions contemplated by this Agreement or the Ancillary Documents in a timely manner, or prevent or materially delay Purchaser’s timely performance of its obligations under this Agreement or any of the Ancillary Documents.

55

Section 5.4               Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Affiliates for which a Seller, Blocker Corp or any Group Company may become liable.

Section 5.5                Financing.

(a)                Notwithstanding any other provision of this Agreement to the contrary, but subject in all respects to the provisions of Section 10.16, Purchaser acknowledges and agrees that the obligations of Purchaser hereunder, including to consummate the transactions contemplated by this Agreement and the other contracts, documents and certificates to be delivered by any party hereto or their respective Affiliates, or entered into by or among any parties hereto or any of their respective Affiliates, at the Closing or otherwise pursuant to or in connection with this Agreement or the transactions contemplated hereby, are not in any way contingent upon or otherwise subject to Purchaser’s consummation of any financing arrangement (including the Debt Financing), Purchaser’s obtaining of any financing (including the Debt Financing) or the availability, grant, provision or extension of any financing (including the Debt Financing) to Purchaser. Assuming the funding of the Debt Financing at the Closing and the funding of any FRG Obligations (if any), Purchaser will have on the Closing Date sufficient funds then available to consummate the transactions contemplated hereby to occur on the Closing Date and to satisfy all of its obligations hereunder that are required to be satisfied on or by the Closing Date or otherwise in connection with the Closing, including to pay the Transaction Consideration, Funded Indebtedness, Unpaid Seller Expenses and the fees and expenses of Purchaser related to the transactions contemplated hereby, in each case, to the extent required to be paid on or prior to the Closing Date or otherwise in connection with the Closing (such amount of sufficient funds, the “Sufficient Funds”).

(b)                Purchaser has delivered to the Company a true, correct and complete copy of the executed Debt Financing Commitment Letter, including all amendments and supplements thereto and any and all side letters and arrangements relating to the Debt Financing, in each case, (i) to the extent such amendment, supplement, side letter or arrangement was executed on or prior to the date hereof, (ii) other than as set forth in the Debt Financing Commitment Letter, and (iii) other than if such amendment, supplement, side letter or arrangement would not affect the availability of the Debt Financing. Other than any side letters, contracts, arrangements or understandings which have been delivered to the Company, there are no side letters or other contracts, arrangements or understandings (written or oral) relating to the Debt Financing that could impair the availability of the Debt Financing. As of the date of this Agreement, (A) the commitments contained in the Debt Financing Commitment Letter have not been waived, withdrawn or rescinded in any respect, nor is any such waiver, withdrawal or rescission (or amendment or modification that would have such effect) currently contemplated or the subject of discussions and (B) the Debt Financing Commitment Letter has not been amended or otherwise modified in any respect, except to the extent such amendment or other modification has been delivered to the Company prior to the date hereof. Except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity), as of the date hereof, the Debt Financing Commitment Letter is in full force and effect, represents a valid, binding and enforceable obligation of Purchaser, and to the knowledge of Purchaser, represents a valid, binding and enforceable obligation of the Debt Financing Sources named therein to provide the financing contemplated thereby, in each case subject to the satisfaction or waiver of the Debt Financing Conditions and the Remedies Exception. Purchaser has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Debt Financing. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a material breach or material default on the part of Purchaser or any of its Affiliates or, to Purchaser’s actual knowledge, any other party thereto under the Debt Financing Commitment Letter, or would otherwise be the basis to cause the Debt Financing Commitment Letter to be ineffective or that would impair the availability of the Debt Financing (other than any amounts under any revolving credit facilities which are not contemplated to be funded on the Closing Date so long as such amounts are not necessary for Sufficient Funds). Purchaser is not aware of any fact, event or other occurrence that makes any of the representations and warranties of Purchaser in the Debt Financing Commitment Letter inaccurate in any material respect as of the date hereof. There are no conditions precedent or other contingencies (including any flex provisions) directly or indirectly related to the funding of the full amount of the Debt Financing (other than any amounts under any revolving credit facilities which are not contemplated to be funded on the Closing Date so long as such amounts are not necessary for Sufficient Funds), other than the Debt Financing Conditions, and as of the date hereof Purchaser has no reason to reasonably believe that (i) any of the Debt Financing Conditions will not be fully satisfied at or prior to the Closing or (ii) the full amount of the Debt Financing (other than any amounts under any revolving credit facilities which are not contemplated to be funded on the Closing Date so long as such amounts are not necessary for Sufficient Funds) will not be made available to Purchaser at or prior to the Closing. Subject to the satisfaction or waiver of the Debt Financing Conditions and the Remedies Exception, the Debt Financing Commitment Letter may be enforced against the Debt Financing Sources party thereto in their capacities as lenders and arrangers by the Purchaser, individually, in accordance with the terms of the Debt Financing Commitment Letter.

56

Section 5.6               Solvency. Assuming the accuracy of the representations and warranties set forth in Article 3 and in Article 4, compliance with the covenants and obligations set forth in Section 6.1 and satisfaction of the conditions to Purchaser’s obligations to consummate the Closing set forth in Article 7, immediately after the Closing, and after giving effect to the transactions contemplated hereby, each Group Company and Blocker Corp (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay the liability of such Group Company and/or Blocker Corp on its indebtedness as its indebtedness becomes absolute and matured), (b) will have adequate capital with which to engage in its business and (c) will not have incurred debts beyond its ability to pay as they become absolute and matured.

Section 5.7                Acquisition of Equity For Investment. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Purchased Interests held by PSP Holdings or, as of the Closing, Midco Holdings and the Blocker Stock held by Blocker Seller. Purchaser confirms that it can bear the economic risk of its investment in the Purchased Interests held by PSP Holdings or, as of the Closing, Midco Holdings and the Blocker Stock held by Blocker Seller and can afford to lose its entire investment in such equity securities, has been furnished the materials relating to the acquisition of such equity securities which Purchaser has requested, and the Company has provided Purchaser and its representatives the opportunity to ask questions of the officers and management employees of the Group Companies and to acquire additional information about the business and financial condition of the Group Companies. Purchaser is acquiring the Purchased Interests held by PSP Holdings or, as of the Closing, Midco Holdings and the Blocker Stock held by Blocker Seller for investment and not with any present intention of distributing or selling such equity securities. Purchaser agrees that the Purchased Interests held by PSP Holdings or, as of the Closing, Midco Holdings and the Blocker Stock held by Blocker Seller may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without compliance with applicable United States prospectus and registration requirements under applicable securities laws, except pursuant to an exemption therefrom under applicable United States securities laws.

57

Section 5.8                Guaranty. The Guaranty is in full force and effect, has not been withdrawn or terminated, or otherwise amended, supplemented or modified in any respect, and assuming the due authorization, execution and delivery by the other parties thereto, the Guaranty is a valid, binding and enforceable obligation of FRG in accordance with its terms, subject to the Remedies Exception and the provisions of Section 4 of the Guaranty. As of the date hereof, no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of FRG under the Guaranty.

Section 5.9               Acknowledgment and Representations by Purchaser. Purchaser acknowledges and agrees that it (i) has conducted its own independent review and analysis of, and, based thereon and on the representations and warranties of the Company, the Sellers and Blocker Corp set forth in this Agreement, the Schedules, the Ancillary Documents and any certificate or instrument delivered pursuant hereto or thereto, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Blocker Corp and the Group Companies, and (ii) has been furnished with or given full access to such information about Blocker Corp and the Group Companies and their respective businesses and operations as it has requested. In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis and the representations and warranties of Blocker Corp, the Sellers and the Company set forth in this Agreement, the Schedules, the Ancillary Documents and any certificate or instrument delivered pursuant hereto or thereto, and Purchaser acknowledges that, other than as expressly set forth in this Agreement, the Schedules, the Ancillary Documents and in any certificates or other instruments delivered pursuant hereto, none of Blocker Corp, the Sellers, the Group Companies or any of their respective directors, officers, employees, Affiliates, direct or indirect stockholders, equity holders, partners, agents or representatives makes or has made any representation or warranty, either express or implied, including (x) as to the accuracy or completeness of any of the information provided or made available to Purchaser or any of its agents, representatives, lenders or Affiliates prior to the execution of this Agreement or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Blocker Corp or any Group Company heretofore or hereafter delivered to or made available to Purchaser or any of its respective agents, representatives, lenders or Affiliates, and Purchaser expressly disclaims reliance on any representations or warranties other than the representations and warranties of the Company, the Sellers and Blocker Corp set forth in this Agreement, the Schedules, the Ancillary Documents and any certificate or instrument delivered pursuant hereto or thereto. Without limiting the generality of the foregoing, Purchaser acknowledges and agrees that, except for the representations and warranties of the Company, the Sellers and Blocker Corp set forth in this Agreement, the Schedules, the Ancillary Documents and any certificate or instrument delivered pursuant hereto or thereto, none of Blocker Corp, the Sellers, the Group Companies or any of their respective directors, officers, employees, Affiliates, direct or indirect stockholders, equity holders, partners, agents or representatives has made and shall not be deemed to have made, any representations or warranties in the materials relating to the business, assets or liabilities of Blocker Corp or the Group Companies made available to Purchaser, including due diligence materials, memoranda or similar materials, or in any presentation of the business of Blocker Corp, the Group Companies by management of Blocker Corp or the Group Companies or others in connection with the transactions contemplated hereby, and no statement contained in any such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Purchaser in executing delivering and performing this Agreement and transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including, but not limited to, any offering memorandum or similar materials made available to Purchaser and its representatives and advisors are not and shall not be deemed to be or to include any representations or warranties of Blocker Corp, the Sellers or the Group Companies, and are not and shall not be deemed to be relied upon by Purchaser in executing delivering and performing this Agreement and the transactions contemplated hereby, except to the extent expressly referenced and incorporated in the representations and warranties of the Company, the Sellers and Blocker Corp set forth in this Agreement, the Schedules, the Ancillary Documents and any certificate or instrument delivered pursuant hereto or thereto. Nothing in this Section 5.9 shall limit, restrict or prohibit any Claim or cause of action (or recovery in respect thereto) pursuant to the Representation and Warranty Policy or in respect of Fraud.

58

Article 6
COVENANTS

Section 6.1                Conduct of Business of the Company.

(a)                Except as expressly contemplated by this Agreement (including with respect to the Reorganization), or as set forth on Schedule 6.1, from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Article 8, except as consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) or as required by applicable law (including any Health and Safety Measures), (w) Blocker Corp and the Company shall, and the Company shall cause each other Group Company to, conduct its business in the Ordinary Course of Business, (x) Blocker Corp and the Company shall, and the Company shall cause each other Group Company to, use commercially reasonable efforts to preserve intact (A) its business organization and to preserve the present commercial relationships with Persons with whom it has a material business relationship, and (B) its material assets owned, leased or used in the conduct of its business; (y) the Company shall, and shall cause the Group Companies to, use commercially reasonable efforts to have and maintain an aggregate amount of Store Cash as of immediately prior to the Closing of at least $250,000; provided, however, that notwithstanding anything to the contrary herein, but without derogation of, or limiting, the Group Companies’ obligations in the preceding provisions of this clause (y), and for the avoidance of doubt, in no event shall the maintenance of the aggregate amount of Store Cash as of immediately prior to the Closing of at least $250,000 constitute a condition to Purchaser’s obligation to consummate the Closing; and (z) Blocker Corp and the Company shall not, and the Company shall cause each other Group Company not to:

(i)                 amend, waive or otherwise modify any provision of its Governing Documents (whether by merger, consolidation or otherwise);

(ii)               make or declare any dividend or distribution in respect of its equity interests, except dividends and distributions by a Group Company (A) to any other Group Company or dividends or distributions solely in cash (other than Store Cash) from excess cash balances not needed for operations in the Ordinary Course of Business or (B) subject to Section 6.1(a)(iii), to distribute Cash and Cash Equivalents in excess of the Cash Cap;

(iii)             transfer Store Cash out of the Stores, except in the Ordinary Course of Business; provided, that notwithstanding the foregoing, the Company shall use commercially reasonable efforts to not, and to cause each other Group Company not to, transfer, spend or otherwise utilize Store Cash if such transfer, expenditure or utilization would reasonably be expected to cause the aggregate amount of Store Cash as of immediately prior to the Closing to be less than $250,000; provided, however, that notwithstanding anything to the contrary herein, but without derogation of, or limiting, the Group Companies’ obligations in the preceding provisions of this clause (iii), and for the avoidance of doubt, in no event shall the maintenance of the aggregate amount of Store Cash as of immediately prior to the Closing of at least $250,000 constitute a condition to Purchaser’s obligation to consummate the Closing.

59

(iv)              issue or sell, or authorize the issuance or sale of, any equity securities, securities convertible into, exchangeable for, or exercisable for equity securities, or any other rights to purchase any Group Company’s equity securities;

(v)                split, combine, redeem or reclassify, or purchase or otherwise acquire, any of its equity interests;

(vi)              make any material change in the policies and practices of such Group Company with respect to the payment of accounts payable or accrued expenses or the collection of the Accounts Receivable or other receivables, including with respect to the timing thereof;

(vii)            make any material change in its cash management practices or in the financial or tax accounting methods, principles or practices used by such Group Company, except as required by law or GAAP, as applicable;

(viii)          make, rescind or change any material Tax election, adopt or change any Tax accounting period or material Tax accounting method, enter into any closing agreement in respect of Taxes, agree to any extension or waiver of the statute of limitation period applicable to any Tax claim or assessment, settle any Tax claim or assessment, amend any material Tax Return, fail to timely file any material Tax Return required to be filed, fail to pay any material amount of Tax as it becomes due, surrender any right to claim a Tax refund, take any action to seek relief pursuant to any COVID-19 law, including, but not limited to, incurring any indebtedness pursuant to any COVID-19 law, seeking forgiveness for any such indebtedness or deferring any payroll, employment or similar Taxes;

(ix)              sell, license, lease, transfer, assign, dedicate to the public domain, permit to lapse, grant any option or other right in, abandon or otherwise dispose of any of its material assets (including any Leased Real Property or Company Owned IP Rights), or mortgage, pledge, or impose any Lien (other than a Permitted Lien) upon any of its material assets (including any Leased Real Property or Company Owned IP Rights), in each case, other than in the Ordinary Course of Business;

(x)                except as may be required by law or contract, or in the Ordinary Course of Business, increase the compensation or benefits of any employee of such Group Company;

(xi)              make any material change in the manner in which such Group Company extends discounts, rebates or credits to customers or to any loyalty or rewards program;

(xii)            amend or modify in any material respect, renew or fail to renew, enter into or voluntarily terminate or rescind any Material Contract, Franchise Agreement, Multi-Unit Development Agreement or Insurance Policy or exercise, waive, release or assign any material rights, claims or benefits under any Material Contract or Insurance Policy, in each case, except in the Ordinary Course of Business;

60

(xiii)          other than as required by an Employee Benefit Plan set forth on Schedule 3.10(a), or as explicitly contemplated hereunder, (A) accelerate the vesting or payment of any compensation or benefits of any employee or other individual service provider of any Group Company, (B) enter into, amend or terminate any Employee Benefit Plan (or any plan, program, agreement or arrangement that would be an Employee Benefit Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder, other than on account of changes in law, (C) fund any payments or benefits that are payable or to be provided under any Employee Benefit Plan, (D) terminate without “cause” any employee of any Group Company other than in the Ordinary Course of Business for employees who are eligible to earn a base salary of less than $200,000, (E) promote or change the title of, or hire or engage any new employee or other individual service provider of any Group Company other than in the Ordinary Course of Business (1) for any employee or other individual service provider at a level below vice present and who is eligible to earn a base compensation of less than $200,000 and (2) to the extent that following the promotions, changes in title or hiring of such employees or other service providers the compensation expense of the Group Companies would remain within the budgets of the Group Companies provided to the Purchaser, (F) make any loan to any present or former employee or other individual service provider of any Group Company (other than advancement of expenses in the Ordinary Course of Business or under and in accordance with any qualified retirement plan), or (G) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization (or enter into negotiations to do any of the foregoing); provided, that for the avoidance of doubt the restrictions set forth in this Section 6.1(a)(xiii) shall not apply to sale, success, change of control or similar bonuses granted or agreed to be granted to employees of any Group Company to the extent such bonuses would be included in the calculation of Seller Expenses; provided, further, that the Company first provides Purchaser with at least two (2) Business Days’ prior written notice of such bonuses;

(xiv)          (A) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Funded Indebtedness in the Ordinary Course of Business in excess of $250,000, individually or in the aggregate, (B) make any loans, advances or capital contributions to, or investments in, any Person (other than advances of travel expenses in the Ordinary Course of Business) in excess of $50,000 or (C) amend or modify any terms or contracts in respect of any Funded Indebtedness in any material respect;

(xv)            cancel or forgive any Funded Indebtedness in excess of $250,000 owed to Blocker Corp or any Group Company;

(xvi)          enter into, renew, modify or revise any Company Affiliated Transaction or Seller Affiliated Transaction, except for the termination of any such transaction pursuant to Section 6.27;

(xvii)        adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xviii)      grant or otherwise create or consent to the creation of any Lien (other than a Permitted Lien) on any material assets or any Leased Real Property;

(xix)          waive, release, assign, settle or compromise any claim, action, or proceeding (whether civil, criminal, administrative or investigative) (A) involving payments in excess of $250,000 in any single instance or $250,000 in the aggregate or (B) which imposes any restrictions on the operations of Blocker Corp or any Group Company;

61

(xx)            implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local law, rule or regulation;

(xxi)          waive or release any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement or other restrictive covenant obligation of any current or former employee, independent contractor or other service provider or enter into any agreement that restricts the ability of Blocker Corp or any Group Company, as applicable, to engage or compete in any line of business;

(xxii)        purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) inventory and supplies in the Ordinary Course of Business or (B) other assets in an amount not to exceed $200,000 individually or $1,000,000 in the aggregate;

(xxiii)      enter into any new line of business or exit any existing line of business;

(xxiv)      (A) make or commit to make any capital expenditures in excess of $250,000, in each case except to the extent in accordance with any annual budget or similar strategic budgetary plan approved by the Board of Managers of PSP Holdings, or (B) fail to make any capital expenditures in accordance with any annual budget or similar strategic budgetary plan approved by the Board of Managers of PSP Holdings, except for capital expenditures of less than $200,000, individually or in the aggregate;

(xxv)        (A) enter into any new rent deferral arrangement in connection with any Real Property Lease, (B) modify or amend the terms of any Existing Relief Arrangement or (C) modify or amend the terms of any rent concession arrangement or agreement existing as of the date hereof which would be reasonably likely to result in any adverse impact or increased expense to any Group Company; or

(xxvi)      agree, whether orally or in writing, to do any of the foregoing.

(b)                Notwithstanding anything to the contrary contained in this Agreement, at any time and from time to time prior to the Closing, the Group Companies shall be permitted (but not obligated) to take any actions that the Company reasonably believes in good faith is necessary for the Group Companies to (x) mitigate the adverse effects of COVID-19 on the business of the Group Companies, or (y) comply with any laws or orders of any Governmental Entity issued in response to COVID-19 (including any Health and Safety Measures) and any such action taken in accordance with this Section 6.1(b) shall in no event be deemed to result in a breach of Section 6.1(a); provided, that prior to taking any such measure or action, the Company shall reasonably consult in advance with Purchaser in good faith with respect to any such measure or action taken, keep Purchaser reasonably informed as to any such measure or action, provide Purchaser with reasonable advance written notice and a reasonable opportunity to review and comment on any resulting policies, procedures, and protocols, and consider in good faith any comments or suggestions by Purchaser, unless such consultation in advance is not practicable due to exigent circumstances, in which case the Company shall provide Purchaser with prompt written notice of such measures or actions taken.

(c)                Nothing contained in this Section 6.1 shall be deemed to give Purchaser, directly or indirectly, the right to control or direct Blocker Corp or the Company or any operations of Blocker Corp or any Group Company prior to the Closing and prior to the Closing, Blocker Corp and the Company shall exercise, consistent with the terms and conditions hereof, control over the respective businesses and operations of Blocker Corp and the Group Companies; provided, that in each case, Blocker Corp and the Company shall, and shall cause the Group Companies to, comply with the provisions of clauses (a) and (b) of this Section 6.1 prior to the Closing.

62

Section 6.2              Transfer Taxes. All transfer Taxes, recording fees, documentary, sales, use, stamp, registration and other similar Taxes and all conveyances fees, recording charges, and other similar fees (including any penalties and interest in respect thereof) that are imposed on any of the parties hereto by any Governmental Entity in connection with the transactions contemplated by this Agreement, other than the Reorganization, shall be borne solely by Purchaser and paid when due, and Purchaser shall file all necessary Tax Returns and other documentation with respect to any such Taxes.

Section 6.3              Access to Information. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with Article 8, upon reasonable notice, the Company shall provide to Purchaser and its authorized representatives, during normal business hours, reasonable access to all books and records of Blocker Corp and the Group Companies, including Tax Returns and work papers (in a manner so as to not interfere with the normal business operations of any Group Company). All of such information provided shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein and Purchaser agrees that it shall be bound by the Confidentiality Agreement to the same extent as FRG. Notwithstanding anything to the contrary set forth in this Agreement, during the period from the date hereof until the Closing, none of Sellers or any of their Affiliates (including the Group Companies) shall be required to disclose to Purchaser or any of their respective representatives any information (i) to the extent related to the sale or divestiture process conducted by the Sellers, the Company or their respective Affiliates for the Group Companies vis-à-vis any Person other than Purchaser and its Affiliates, or the Sellers’, the Company or their respective Affiliates’ (or their respective representatives’) evaluation of the business of the Group Companies in connection therewith, including projections, financial and other information relating thereto, (ii) if doing so would violate any applicable law (including any Health and Safety Measures) to which any Seller or any of their respective Affiliates (including the Group Companies) is subject or which it reasonably determined upon the advice of counsel could result in the loss of the ability to successfully assert attorney-client and work product privileges; provided that the Group Companies shall use their commercially reasonable efforts to provide access to any such information in a manner that does not violate any such law or compromise the ability to successfully assert attorney-client and work product privileges or (iii) if any Seller, the Company or any of their respective Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, are adverse parties in a Claim and to the extent any such information is reasonably relevant thereto (provided, that this clause (iii) shall in no way limit or expand the rights of any Person to obtain discovery under applicable law with respect to any matter in connection with any such litigation).

Section 6.4              Efforts to Consummate.

(a)                Subject to the terms and conditions herein provided, each of Purchaser, Blocker Corp, the Sellers and the Company shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 7). Each of Purchaser, Blocker Corp, the Sellers and the Company shall use reasonable best efforts to obtain consents of all Governmental Entities necessary to consummate the transactions contemplated by this Agreement. All HSR Act filing fees and any filing fees in connection with any applicable foreign antitrust or competition laws shall be borne solely by Purchaser and Purchaser shall reimburse the Sellers or its applicable Affiliates at Closing for all HSR Act filing fees and any filing fees in connection with any applicable foreign antitrust or competition laws borne by the Company, the Sellers or their Affiliates prior to Closing. Each party hereto shall have made or shall make an appropriate filing, if necessary, pursuant to the HSR Act and any applicable foreign antitrust or competition laws with respect to the transactions contemplated by this Agreement promptly after the date of this Agreement (and in any event, within ten (10) Business Days of the date of this Agreement in connection with any filings required pursuant to the HSR Act) (and such filing shall request “early termination” of any applicable waiting periods), and shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act and any foreign antitrust or competition laws. Without limiting the foregoing, (i) the Company, Purchaser and their respective Affiliates shall not extend any waiting period or comparable period under the HSR Act or any foreign antitrust or competition laws or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto, and (ii) Purchaser agrees to promptly take all actions that are necessary or reasonably advisable or as may be required by any Governmental Entity to expeditiously consummate the transactions contemplated by this Agreement, including (A) selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company (to be conditioned on the Closing) or any entity, facility or asset of Purchaser or its Affiliates, (B) terminating, amending or assigning existing relationships and contractual rights and obligations (other than terminations that would result in a breach of a contractual obligation to a third party) and (C) amending, assigning or terminating existing licenses or other agreements (other than, in each case, terminations that would result in a breach of a license or such other agreement with a third party) and entering into such new licenses or other agreements.

63

(b)                In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use reasonable best efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(c)                Each party hereto shall promptly notify the other parties hereto of any substantive communication it or its Affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and, to the extent permitted by law, permit the other parties hereto to review in advance any proposed substantive communication by it to any Governmental Entity. No party hereto shall agree to participate in any substantive meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other parties hereto in advance or is otherwise required by law and, to the extent permitted by such Governmental Entity, gives the other parties hereto the opportunity to attend and participate at such meeting. Each party hereto will provide the other parties hereto with copies of all correspondence, filings or communications between it or any of its representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement. The parties hereto may, as they in good faith deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.4 as “outside counsel only.” If any such designation is made by the parties hereto, the parties hereto shall work together in good faith to enter into a “clean team” agreement on reasonable and customary terms to be mutually agreed upon by the parties hereto providing for the disclosure of such competitively sensitive materials to outside counsel or other external agents or representatives of the applicable party hereto. In addition, subject to applicable law, the parties hereto shall consult and cooperate with each other in advance in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the transactions contemplated by this Agreement by or on behalf of any party hereto.

64

(d)                Purchaser shall not, and shall cause its Affiliates and ultimate parent entities not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement; or (iii) materially increase the risk of not being able to remove any such order on appeal.

(e)                Purchaser acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts or other agreements to which the Group Companies are a party and that such consents have not been obtained as of the date hereof and may not be obtained prior to the Closing. Notwithstanding anything to the contrary herein, but subject in all respects to compliance by the Sellers, Blocker Corp and the Company with their respective covenants and obligations hereunder, Purchaser agrees that Sellers and the Group Companies shall not have any Liability whatsoever to Purchaser (and Purchaser shall not be entitled to assert any claims, including with respect to a failure of a condition to Closing hereunder failing to be satisfied) solely to the extent arising out of or relating to the failure of any Group Company to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of or loss of right under any such contract or other agreement as a result of such failure; provided, that in the event the Company, Blocker Corp or the Sellers fail to disclose any contract or consent requirement on the Schedules, and such failure to disclose results in or constitutes a breach of any of the representations or warranties set forth in this Agreement, the foregoing provisions of this sentence shall not be deemed to restrict, waive, limit or modify Purchaser’s rights or remedies with respect to such breach of any such representations or warranties (including under the Representation and Warranty Policy or in respect of Fraud). Without limiting the first sentence of Section 6.4(a), at Purchaser’s written request prior to the Closing, the Company shall, and shall cause each of the Group Companies to, (i) use reasonable best efforts to obtain any consents, waivers or approvals from, and (ii) provide any notices to, any equityholders of the Sellers or any third parties (including the Persons with respect to the contracts set forth on Schedule 6.4(e)), in each case as may be required or necessary pursuant to the terms of any contract with such Persons in connection with the transactions contemplated hereby; provided that no Group Company shall be required to pay any amounts to any third party that is not a Governmental Entity in satisfaction of its obligations pursuant to this Section 6.4(e). Without limiting the foregoing, the Company will, and will cause each of the Group Companies to, provide Purchaser with drafts of such notices and consents described in the immediately preceding sentence for Purchaser’s review and comment reasonably in advance of the delivery of such notices and consents to the applicable Persons (which delivery shall occur reasonably promptly following the date of this Agreement, but in any event no later than ten (10) Business Days following the date hereof; provided, that the failure by the Group Companies to complete such delivery with respect to any notice or consent during such ten (10) Business Day period shall not, by itself, constitute a material breach of the preceding provisions of this sentence unless Purchaser is materially prejudiced by any such failure(s)), and will consider any such comments in good faith in advance of such delivery.

Section 6.5              Indemnification; Directors’ and Officers’ Insurance.

(a)                Purchaser agrees that all rights to indemnification or exculpation now existing in favor of the directors and officers of Blocker Corp or any Group Company, as provided in Blocker Corp’s or such Group Company’s Governing Documents in effect as of the date hereof and made available to Purchaser with respect to any matters occurring prior to the Closing Date, shall survive the Closing and shall continue in full force and effect for a period of six (6) years following the Closing Date and that Purchaser shall cause Blocker Corp and each Group Company to perform and discharge such Person’s obligations to provide such indemnity and exculpation after the Closing for such six (6) year period. To the maximum extent permitted by applicable law, such indemnification shall be mandatory rather than permissive, and Purchaser shall cause Blocker Corp and each Group Company to advance expenses in connection with such indemnification as provided in Blocker Corp’s or such Group Company’s Governing Documents or other applicable agreements, in each case subject to the provision of an undertaking by the person seeking advancement to repay the amounts so advanced if it is determined that such person is not entitled to indemnification. The indemnification and liability limitation or exculpation provisions of Blocker Corp’s and the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that would adversely affect in any material respect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors or officers of Blocker Corp or a Group Company, unless such modification is required by applicable law.

65

(b)                Purchaser shall cause the Group Companies and Blocker Corp to purchase, at Purchaser’s cost and expense, and maintain in effect beginning on the Closing and for a period of six (6) years thereafter without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by the Group Companies’ or Blocker Corp’s directors’ and officers’ liability insurance policies as of the date hereof or at the Closing with respect to matters occurring prior to the Closing. Such policy shall provide an amount of coverage that is at least equal to the amount of coverage provided under the Group Companies’ and Blocker Corp’s current directors’ and officers’ liability insurance policies as of the date hereof; provided that the Group Companies and Blocker Corp may substitute therefor policies of at least the same amount of coverage containing terms and conditions which are no less advantageous in the aggregate (except in any de minimis respect) to the beneficiaries thereof; provided, further that in no event shall any of Purchaser, Blocker Corp or any Group Company be required to expend on the premium thereof in excess of three hundred percent (300%) of the annual premium currently payable by the Company with respect to such current policies as of the date hereof. No claims made under or in respect of such policies related to any director or officer of Blocker Corp or any Group Company shall be settled without the prior written consent of the Company.

(c)                The directors and officers of each Group Company and Blocker Corp entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.5 are intended to be third-party beneficiaries of this Section 6.5. This Section 6.5 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Purchaser, Blocker Corp and the Company.

(d)                Purchaser agrees, and will cause Blocker Corp and the Group Companies, not to amend, waive or modify the terms of the “tail” policy required to be maintained for the individuals referred to in the first sentence of Section 6.5(b) in a manner that would have the effect of reducing the aggregate amount of insurance coverage under such “tail” policy. If Purchaser, Blocker Corp or any Group Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets as an entity in one or a series of related transactions to any individual, corporation or other entity, then in each such case, Purchaser shall, and shall cause Blocker Corp and the Group Companies to, use commercially reasonable efforts to ensure proper provisions are made so that the successors or assigns of Purchaser, Blocker Corp or such Group Company assume all of the obligations set forth in this Section 6.5.

66

Section 6.6              Documents and Information. After the Closing Date, Purchaser shall, and shall cause the Group Companies and Blocker Corp to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies and Blocker Corp in existence on, and to the extent relating to periods prior to, the Closing Date (including any Tax Returns exclusively attributable to the Group Companies and/or Blocker Corp and Tax workpapers, schedules or other materials and documents supporting the preparation of Tax Returns) and make the same available for inspection and copying by the Sellers (at the Sellers’ expense) during normal business hours of the Group Companies or Blocker Corp, as applicable, and without undue interruption to their respective businesses, upon reasonable request and upon reasonable advance written notice, to the extent reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, or defending or prosecuting any Claim to which any Seller is a party (other than any actual or potential Claim arising under this Agreement or any Ancillary Document or with respect to which any of the Group Companies or any of their Affiliates, on the one hand, and either of the Sellers or any of their respective Affiliates, on the other hand, are adverse parties); provided, that this clause (a) shall in no way limit or expand the rights of any Person to obtain discovery under applicable law with respect to any matter in connection with any such actual or potential Claim, (b) preparing Sellers’ equityholders’ reports to Governmental Entities or (c) for the Sellers’ equityholders’ Tax reporting and preparation of audited financial statements. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by Purchaser, Blocker Corp or any Group Company without first advising the Sellers in writing and giving the Sellers a reasonable opportunity to obtain possession thereof, at the Sellers’ expense. This Section 6.6 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Purchaser, the Group Companies and Blocker Corp.

Section 6.7              Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Article 8, Purchaser hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives, advisors or Affiliates to) contact any employee, customer, supplier, distributor or other material business relation of any Group Company, in each case regarding any Group Company or Blocker Corp or their respective business or in connection with the transactions contemplated by this Agreement, without the prior written consent of the Company.

Section 6.8              Non-Solicitation. During the period commencing on the Closing Date and ending on the two-year anniversary of the Closing Date (the “Restricted Period”), Sentinel shall not, and shall cause each Sentinel Party and Sentinel Affiliate (other than any directly or indirectly controlled portfolio companies or any director, officer, manager or employee of any such portfolio company, in each case unless acting at the express direction of Sentinel, any Sentinel Party or any of Sentinel’s or such Sentinel Party’s respective affiliated investment vehicles or investment managers) to, directly or indirectly: (i) solicit, encourage, induce or attempt to solicit, encourage or induce any Key Employee to leave the employ of Purchaser, the Company or any of their respective Affiliates, or (ii) hire any Key Employee; provided that (A) engaging in or conducting general solicitations or advertisements (including through media or third-party search firms) not directly targeted at any Key Employee or employees of the Purchaser, the Company or any of their respective Affiliates, or (B) soliciting or hiring any Key Employee if he or she has ceased to be employed by a Group Company for a minimum of six (6) months prior to such solicitation or hiring, shall not be violations of this Section 6.8.

67

Section 6.9              Confidentiality.

(a)                During the Restricted Period, Sentinel shall, and shall cause each Sentinel Party and each of its and their respective Affiliates (including their directly or indirectly controlled portfolio companies and managed private equity funds) and each of the directors, officers, managers and employees of the foregoing (collectively, the “Sentinel Affiliates”) to, treat and hold as confidential and not disclose to any third party or use any Confidential Information; provided that for purposes of this Section 6.9(a), Sentinel Affiliates shall not include any directly or indirectly controlled portfolio companies of Sentinel and the Sentinel Parties or any directors, officers, managers or employees of such portfolio companies who have not been provided with Confidential Information or who have not been provided with access to Confidential Information; provided, further, that the Sentinel Parties and the Sentinel Affiliates may (i) disclose Confidential Information to the extent required by applicable law or regulation or as may be required by subpoena or other order by a court of competent jurisdiction, or (ii) disclose Confidential Information as reasonably necessary to enforce its rights or defend its interests (or the rights or interests of its limited partners) under this Agreement or any Ancillary Document, as the case may be; provided, that this clause (ii) shall in no way limit or expand the rights of any Person to obtain discovery under applicable law with respect to any such enforcement or defense. Nothing herein shall prevent a Sentinel Party or its managed private equity funds from making customary disclosures to their respective investors or potential investors who are subject to customary confidentiality obligations for customary fund reporting or marketing purposes.  Notwithstanding anything to the contrary contained herein, it is expressly acknowledged and agreed that (A) general industry knowledge may have been gained by the Sentinel Parties and the Sentinel Affiliates due to the Sentinel Parties’ direct or indirect ownership of the Company that cannot be separated from their overall knowledge regarding the Group Companies and their business, and (B) the confidentiality restrictions set forth in this Section 6.9 are not intended to restrict the Sentinel Parties and the Sentinel Affiliates from remembering, retaining and unintentionally using such general industry knowledge for their internal and non-operational purposes and in connection with investing in or participating in the management of any business or entity which competes or may compete, directly or indirectly, with the Company; provided, however, in each case that Sentinel, the Sentinel Parties and the Sentinel Affiliates do not disclose or use Confidential Information in violation of this Agreement.

(b)                As used in this Agreement, “Confidential Information” means all nonpublic information concerning the business and affairs of the Group Companies other than such information which (i) is or becomes generally available to the public, other than as a result of a breach of this Agreement by Sentinel, any Sentinel Party, any Sentinel Affiliate or any of their respective employees, representatives or agents acting on behalf of Sentinel, such Sentinel Party or such Sentinel Affiliate, (ii) becomes available to any Sentinel Party or any Sentinel Affiliate after the date hereof on a non-confidential basis from a source which is not known by Sentinel, the Sentinel Parties or any Sentinel Affiliate to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Group Companies or their respective Affiliates with respect to such information, or (iii) is independently developed by any Sentinel Party or any Sentinel Affiliate after the date hereof without use of, or reference to, any Confidential Information.

68

Section 6.10           Employee Benefits Matters.

(a)                During the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date (or such shorter period as such individual is employed with a Group Company), Purchaser shall provide, or cause the applicable Group Company to provide each persons who is employed by the Company or any Group Company as of the Closing Date (the “Employees”), and who remains employed by a Group Company or any of its Affiliates during such period with (i) the same salary or hourly wage rate as provided to such Employee immediately prior to the Closing Date, (ii)  short-term cash incentive compensation opportunities that are no less favorable than the short-term cash incentive compensation opportunities as those made available to either (x) the Employee immediately prior to the Closing or (y) to similarly situated employees of the Purchaser or its Affiliates from time to time, and (iii) employee benefits (excluding any equity arrangements, defined benefit pension benefits, non-qualified deferred compensation and retiree health or welfare benefits) that are substantially similar in the aggregate to either (A) the Employee Benefit Plans and other benefit or compensation plans, programs, agreements or arrangements maintained by the Group Companies and provided to the Employees as of the Closing Date, or (B) the employee benefit plans offered to similarly situated employees of Purchaser or its Affiliates from time to time. Purchaser further agrees that, from and after the Closing Date, Purchaser shall and shall cause each Group Company and its Affiliates to grant each Employee credit for any service with a Group Company earned prior to the Closing Date (a) for eligibility and vesting purposes and, for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Purchaser or the Group Companies or any of their Affiliates on or after the Closing Date (the “New Plans”), other than (i) with respect to any equity-based arrangement, benefit accrual under any defined benefit plans or nonqualified deferred compensation plan or for eligibility purposes under any retiree health or welfare plans, (ii) as would result in any duplication of benefits, (iii) where service is not recognized under a similar Employee Benefit Plan of the Group Company immediately prior to the Closing, and (iv) where service credit is not afforded to similarly situated employees of Purchaser generally. In addition, Purchaser shall (A) cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an Employee (or dependent) as of the Closing Date under any corresponding Employee Benefit Plan and (B) use commercially reasonable efforts to cause any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing Date during the applicable plan year in which the Closing occurs by any Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions for the remainder of such year under any applicable New Plan.

(b)                The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, any Employee Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “401(k) Plans”), unless Purchaser or one of its Affiliates, in its sole and absolute discretion, agrees to sponsor and maintain such 401(k) Plans by providing the Company with written notice of such election at least five (5) days before the Closing. Unless Purchaser or one of its Affiliates provides such notice to the Company, Purchaser shall receive from the Company, prior to the Closing, evidence that the board of directors of the Company or its applicable Affiliate has adopted resolutions to terminate the 401(k) Plans (the form and substance of which resolutions shall be subject to review and approval of Purchaser), effective no later than the date immediately preceding the Closing Date. In the event that the distributions of assets from the trust of a 401(k) Plan which is terminated is reasonably anticipated to trigger liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon the Company or plan sponsor, then the Company shall take (or cause to be taken) such actions as are necessary to reasonably estimate the amount of such charges or fees and provide such estimate in writing to Purchaser prior to the Closing. The Company shall take (or cause to be taken) such other actions in furtherance of terminating such 401(k) Plans as Purchaser may reasonably require. If Purchaser, in its sole and absolute discretion, agrees to sponsor and maintain any 401(k) Plan, the Company shall amend such 401(k) Plan, effective as of the Closing, to the extent necessary to limit participation to employees of the Company and to exclude all employees of Purchaser and its Subsidiaries (other than the Group Companies) from participation in the such plan. In the event the 401(k) Plans are terminated, Purchaser or one of its Affiliates shall cause the Employees to be eligible for a cash or deferred arrangements intended to qualify under Section 401(k) of the Code following the Closing, subject to the terms thereof, and shall grant each Employee credit for any service with a Group Company earned prior to the Closing Date for purposes of meeting any waiting period or prior service requirements under such agreements.

69

(c)                Effective as of the Closing, PSP Holdings hereby assigns and transfers on behalf of itself and its Affiliates to the Company and the Company hereby assumes all of PSP Holdings’ and its Affiliates’ rights in each covenant relating to confidentiality, invention assignment, non-solicitation or noncompetition set forth in each of the Seller Incentive Unit award agreements (including those set forth on Schedule 3.6(a)(xvi)) entered into by and between PSP Holdings and any of the current or former employees of PSP Holdings or any of its affiliates in connection with such current or former employee’s receipt of Seller Incentive Units.

(d)                Nothing in this Agreement shall confer upon any such Employee or any other individual any right to continue in the employ or service of Purchaser or their respective Subsidiaries (including, after the transactions contemplated by this Agreement, any of the Group Companies). Nothing in this Section 6.10, whether express or implied, shall (i) be deemed or construed to establish, or be an amendment or other modification of, any Employee Benefit Plan or employee benefit plan of Purchaser, the Group Companies or (ii) create any third-party rights in any Employee, former employee, director or consultant of the Group Companies.

Section 6.11           Notification of Certain Matters. From time to time prior to the Closing, Purchaser, on the one hand, and the Company, Blocker Corp and the Sellers, on the other hand, shall promptly notify the other parties if a party obtains knowledge that any of its representations and warranties in this Agreement or the Schedules are not true, correct and complete, to the extent such failure to be so true, correct and complete would cause the Closing condition in Section 7.2(a) or Section 7.2(b), on the one hand, or Section 7.3(a) or Section 7.3(b), on the other hand, to not be satisfied; provided, that any such notice provided pursuant to this Section 6.11 shall not amend, limit, modify or otherwise affect the rights or obligations of the parties under this Agreement and such notice shall be provided for informational purposes only.

Section 6.12           No Public Disclosure. No press release or public announcement related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, shall be issued or made by any party hereto (nor will any party permit any of its advisors, employees, agents, representatives or Affiliates to do any thereof) without the prior approval of the Sellers and Purchaser, (a) unless such communication is required by applicable law (including the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any applicable stock exchange rules (collectively, “Exchange Act Obligations”)) or the regulations or requirements of any securities exchange or over-the-counter market, in which case the Sellers and Purchaser shall be afforded a reasonable opportunity to review and comment on such press release, announcement or communication prior to its issuance, distribution or publication, (b) except for press releases or other public announcements after the Closing by Purchaser or its Affiliates that do not include the amount of consideration involved hereunder (or any other financial metric such as proceeds, rate of return or multiples of money) or the name of the Sellers or their respective Affiliates (other than the Group Companies), or (c) except for press releases or other public announcements after the Closing by Sellers or its Affiliates that do not include the amount of consideration involved hereunder (or any other financial metric such as proceeds, rate of return or multiples of money) or the name of Purchaser or its Affiliates (other than the Group Companies). Nothing herein shall prevent any party hereto or any Affiliate or direct or indirect equityholder thereof which is a private equity or other investment fund from making customary disclosures to its investors or potential investors who are subject to customary confidentiality restrictions. Notwithstanding the foregoing, the parties hereto acknowledge and agree that (i) the Sentinel Parties, Vintage Capital Management, LLC (“Vintage”) and their respective Affiliates and representatives may provide to its investors or potential investors who are subject to customary confidentiality restrictions general information about the subject matter of this Agreement and the Company and its Subsidiaries (including its and their performance and improvements) in connection with the Sentinel Parties’, Vintage’s or their respective Affiliates’ customary fund raising, marketing, informational or reporting activities and (ii) FRG may disclose, without obtaining the prior written consent or approval of any party hereto, this Agreement and the Ancillary Documents and any information regarding this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, in each case that is or are required to comply or satisfy its Exchange Act Obligations with respect thereto or the regulations or requirements of any securities exchange or over-the-counter market, or as FRG reasonably concludes are advisable in connection with its compliance with Exchange Act Obligations or the regulations or requirements of any securities exchange or over-the-counter market, in which case FRG shall use commercially reasonable efforts to allow the Sellers reasonable time to comment on such disclosure (and will consider any such comments in good faith) in advance of such disclosure. Following the Closing, the Sentinel Parties may use and reference the names of each Group Company and the associated logos solely for the purpose of describing the historical relationship of the Group Companies with the Sentinel Parties (including on their respective web sites) in connection with the Sentinel Parties’ fund raising, marketing, informational or reporting activities, and the Company hereby grants (and agrees to cause each Group Company to grant) to the Sentinel Parties and their Affiliates a royalty-free, non-exclusive right and license to use each Group Company’s names and the associated logos solely for such limited purpose. The parties agree that the disclosures and announcements permitted pursuant to this Section 6.12 shall not be deemed breaches or violations of the Confidentiality Agreement and shall be permitted under the Confidentiality Agreement.

70

Section 6.13           No Injunction. Each of the parties hereto shall use commercially reasonable efforts to prevent the entry of any statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition that would reasonably be expected to prevent the consummation of the transactions contemplated hereby.

Section 6.14           Straddle Periods. For purposes of allocating Taxes pursuant to this Agreement, any such Taxes attributable to any Straddle Period shall be apportioned between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning after the Closing Date (i) in the case of property, ad valorem and similar Taxes, by apportioning such Taxes on a per diem basis and (ii) in the case of all other Taxes, on a closing of the books basis; provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall instead be apportioned on a per diem basis, provided further that any Transaction Tax Deductions shall be included as deductions of Blocker Corp and the Group Companies in Pre-Closing Tax Periods to the maximum extent deductible in such Straddle Period under a “more likely than not” standard (or at a higher level of confidence).

Section 6.15           Tax Returns.

(a)                Sellers shall prepare, or cause to be prepared, and shall timely file, or cause to be timely filed, (i) all Tax Returns of or with respect to Blocker Corp and the Group Companies, respectively, that are due on or prior to the Closing Date and (ii) all Pass-Through Tax Returns for any taxable period ending on or prior to the Closing Date and, in each case, shall timely pay, or the Blocker Corp and the Group Companies to pay, all Taxes due by the Blocker Corp and the Group Companies, respectively, with respect to such Tax Returns. Any such Tax Returns and Pass-Through Tax Returns shall be prepared in accordance with past practices and this Agreement unless otherwise required by law, and delivered to Purchaser for its review at least thirty (30) calendar days prior to the due date (including extensions) for such Tax Return, in the case of any Tax Return relating to Income Taxes, and as soon as reasonably practicable prior to the due date (including extensions) in the case of other Tax Returns. In the case of any Tax Returns described in clause (i) of the first sentence of this Section 6.15, Sellers shall consider in good faith any reasonable comments timely provided by Purchaser with respect to any such Tax Returns. In the case of any Tax Returns described in clause (ii) of the first sentence of this Section 6.15, Sellers shall only file such Tax Returns as finally approved by Purchaser (such approval not to be unreasonably withheld, conditioned or delayed). Unless requested otherwise by Purchaser, Sellers shall make (or shall cause to be made) an election under Section 754 of the Code (and any similar provision of state, local or foreign law) with respect to each Group Company that is treated as a partnership for U.S. federal income tax purposes and does not have such an election in effect as of the Closing Date.

(b)                Each Tax Return of Sellers (or any of their direct or indirect equity holders) the income of which Blocker Corp is required to report in its taxable income shall be prepared in accordance with past practices.

71

(c)                On the Closing Date and immediately following the Company Acquisition, Purchaser shall contribute all of the Purchased Interests to Blocker Corp or take such other steps determined by Purchaser in its sole discretion to cause all of the interests in the Company to be owned by a single person for federal income tax purposes. Any Transaction Tax Deductions shall be reported as deductions of Blocker Corp and the Group Companies in Pre-Closing Tax Periods in connection with the filing of any Tax Return pursuant to this Section 6.15 to the maximum extent deductible under a “more likely than not” standard (or at a higher level of confidence).

(d)                No election under Section 338 of the Code or any corresponding or similar provision of state, local or non-U.S. law shall be made by or with respect to Blocker Corp or any Group Company in connection with the transactions contemplated by this Agreement without the prior written consent of the Sellers, which may be withheld at its sole discretion.

(e)                Purchaser shall not amend and shall not permit any Group Company to amend any Pass-Through Tax Return of or with respect to any Group Company for any Pre-Closing Tax Period or Straddle Period without the Sellers’ prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

(f)                 Notwithstanding anything herein to the contrary, the Sellers, at their sole cost and expense, shall be solely responsible for filing all of the Tax Returns required to be filed by the Sellers, and paying all of the Taxes due and owing by the Sellers (including to the extent attributable to income of any Group Company that flows up to the Sellers).

Section 6.16           Cooperation. Purchaser and the Sellers shall cooperate in good faith, as and to the extent reasonably requested by the other party, in connection with the filing and preparation of Tax Returns with respect to Blocker Corp and the Group Companies and any Tax proceeding related thereto. Such cooperation shall include the retention and (upon any other party’s request) the provision of records and information that are reasonably relevant to any such proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding anything to the contrary herein, Purchaser and the Sellers agree that each party will retain, or cause its respective Affiliates to retain, as the case may be, all books and records with respect to Tax matters pertinent to Blocker Corp and the Group Companies relating to any taxable period beginning on or prior to the Closing Date until the expiration of the statute or period of limitations of the respective taxable periods.

Section 6.17           Tax Contests.

(a)                The Sellers shall have the right to control the portion of any Tax Contest attributable solely to a Pass-Through Tax Return for any taxable period ending on or prior to the Closing Date or for any Tax Contest relating to the Intended Tax Treatment; provided that (A) the Sellers will keep Purchaser reasonably informed of the contest and defense of any Tax Contest, (B) Purchaser shall have the right to participate at its own expense in any such Tax Contest, and (C) the Sellers shall not settle or compromise any such Tax Contest without Purchaser’s consent (which shall not be unreasonably withheld, conditioned or delayed). Purchaser shall have the right to control the portion of any Tax Contest attributable solely to a Pass-Through Tax Return for any Straddle Period; provided that (A) the Purchaser will keep Sellers reasonably informed of the contest and defense of any Tax Contest, (B) Sellers shall have the right to participate at its own expense in any such Tax Contest, and (C) Purchaser shall not settle or compromise any such Tax Contest without the Sellers’ consent (which shall not be unreasonably withheld, conditioned or delayed). Purchaser or Sellers, as the case may be, shall notify the other party as reasonably as practicable after receipt by such party or any of its Affiliates of written notice of any Tax Contest; provided, that no failure or delay in providing such notice shall reduce or otherwise affect the obligations of a party pursuant to this Agreement, except to the extent that the other party is adversely prejudiced as a result of such failure or delay.

72

(b)                Sellers shall fully cooperate with Purchaser and take such actions as are needed to cause any Group Company that is treated as a partnership for U.S. federal income tax purposes, to make a “push out” election under Section 6226 of the Code and any corresponding provision of state, local or foreign law, with respect to any “imputed underpayment” or similar adjustment with respect to any Pre-Closing Tax Period. Without the prior written consent of Purchaser, the Sellers and Group Companies shall not, and shall cause their respective Affiliates not to, make or cause to be made any election under Treasury Regulation Section 301.9100-22 (or any similar provision of state, local law) with respect to any Group Company treated as a partnership for U.S. federal income tax purposes.

Section 6.18           Refunds(a). Except to the extent taken into account in the calculation of the Transaction Consideration, the Sellers shall be entitled to any refund or credit of Taxes (including any interest paid thereon) of the Group Companies relating to any Pass-Through Tax Return for any Pre- Closing Tax Period (other than any refund or credit (i) attributable to the carrying back of any Tax attribute that is attributable to a Taxable period (or portion thereof) beginning after the Closing Date or (ii) allocable to Blocker Corp or PSP Intermediate) to the extent such refunds are received within the (18) month period beginning on the Closing Date. Within fifteen (15) calendar days after receipt or use by Purchaser, Blocker Corp, the Group Companies or any of their Affiliates of any Tax refund or credit to which any Seller is entitled pursuant to this Section 6.18, Purchaser shall, or shall cause its applicable Affiliate to, deliver and pay over, by wire transfer of immediately available funds into such accounts designated by the applicable Seller, the amount of any such Tax refunds or credits to such Seller. Purchaser shall, and shall cause Blocker Corp, the Group Companies and their Affiliates to, at the request and expense of Sellers, obtain any Tax refunds to which Sellers are entitled pursuant to this Section 6.18. Any amount payable to Sellers pursuant to this Section 6.18 shall be net of (a) any out-of-pocket costs or expenses incurred in obtaining such refund of Taxes or in paying such amounts to the Sellers, (b) any Tax required to be withheld on such payment, and (c) any Taxes borne by Purchaser or any of its Affiliates.

Section 6.19           Representation and Warranty Policy. Purchaser has obtained conditional binders for buyer-side representation and warranty insurance policies underwritten by ASQ Underwriting, CFC Underwriting Ltd. and Euclid Transactional, LLC (collectively, the “Representation and Warranty Policy”). The Representation and Warranty Policy shall provide that Travelers Excess and Surplus Lines Company shall waive any right of subrogation against the Sellers or any Affiliate of a Seller, or any past or present director, manager, officer, employee, stockholder, equity holder or partner (or, in each case, the functional equivalent thereof), of any of the foregoing (each, a “Specified Party”) in connection with this Agreement and the transactions contemplated hereby except for claims of Fraud against the actual perpetrator(s) of such Fraud; provided, however, that the Fraud of any person or entity shall not be imputed to any other person or entity for purposes of Section VIII.B(ii) of the Representation and Warranty Policy. The cost of the Representation and Warranty Policy and any fees, costs or deductibles associated therewith shall be borne solely by Purchaser. Purchaser agrees not to make, enter into or consent to, any amendment or waiver to the Representation and Warranty Policy following the Closing that would materially and adversely affect the rights or obligations of the Sellers or Specified Parties thereunder (including with respect Section VIII.B. thereof) without the prior written consent of the Sellers.

73

Section 6.20           Exclusive Dealing. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, each of the Company, Blocker Corp and the Sellers shall not, and shall cause each of its Affiliates and each of their and their respective Affiliates’ direct or indirect equity holders, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents not to, directly or indirectly, take, solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement, arrangement or understanding with any Person (other than Purchaser or its Affiliates, and their and their respective Affiliates’ officers, directors, employees, representatives, consultants, financial advisors, financing sources, attorneys, accountants, other agents and Affiliates) concerning any direct or indirect purchase of any of any Group Company’s equity securities or any merger, sale of assets outside of the Ordinary Course of Business, or similar transaction involving or relating to any Group Company, other than inventory sold in the Ordinary Course of Business (each such transaction, an “Acquisition Transaction”), and each of the Company, Blocker Corp and the Sellers shall, and shall cause each of their respective Affiliates, and each of their and their respective Affiliates’ direct or indirect equity holders, officers, directors, executive employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to, immediately cease and terminate, and cause to be ceased and terminated, all existing discussions, negotiations and other communications with any Person (other than Purchaser or its Affiliates, and their and their respective Affiliates’ officers, directors, employees, representatives, consultants, financial advisors, financing sources, attorneys, accountants, other agents and Affiliates) conducted heretofore with respect to any such Acquisition Transaction, and terminate access by all Persons (other than Purchaser or its Affiliates, and their and their respective Affiliates’ officers, directors, employees, representatives, consultants, financial advisors, financing sources, attorneys, accountants, other agents and Affiliates) to any electronic data room or information with respect to any such Acquisition Transaction. Notwithstanding the foregoing, Sellers, Blocker Corp and the Group Companies may respond to any unsolicited proposal regarding an Acquisition Transaction by indicating that the Sellers, Blocker Corp and the Group Companies are subject to an exclusivity agreement and are unable to provide any information related to Blocker Corp or the Group Companies or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction for as long as this Agreement remains in effect. Effective as of the Closing, PSP Holdings hereby assigns and transfers to the Company all of its rights and interests in and to each confidentiality or non-disclosure agreement and any joinder thereto entered into by (or on behalf of) PSP Holdings to the extent related to the sale or divestiture process conducted by the Sellers, the Company or their respective Affiliates for the Group Companies.

Section 6.21           Blocker Corp Name Change. At or prior to the Closing, the Sellers shall cause the name of each of Sentinel PSP Investments LLC and Splitter to be changed so that it does not contain the word “PSP” and shall cause the name of Blocker Corp to be changed so that it does not contain the word “Sentinel” and will provide Purchaser with documentation reasonably acceptable to Purchaser demonstrating each such name change.

Section 6.22           Certain Seller Deliveries. Prior to the Closing, the Sellers shall deliver to Purchaser a properly completed and duly executed IRS Form W-9; provided that notwithstanding anything in this Agreement to the contrary, the sole right of Purchaser if any such IRS Form W-9 is not provided prior to the Closing shall be to make an appropriate withholding (if any) under Section 1445 or Section 1446 of the Code, as applicable.

74

Section 6.23           Financing.

(a)                The Company agrees to use its commercially reasonable efforts to take all actions reasonably requested or required in connection with the Debt Financing and to use its commercially reasonable efforts to provide, as promptly as reasonably practicable, such assistance, cooperation, financial, business or other information and documents (and to cause each Group Company to use its commercially reasonable efforts to cause its and their respective personnel and advisors to use their respective commercially reasonable efforts to provide such assistance, cooperation, financial, business or other information and documents) as is reasonably requested by or on behalf of Purchaser in connection with the Debt Financing. Such commercially reasonable efforts to provide such assistance, cooperation, financial, business or other information and documents shall include, but not be limited to, each of the following: (i) participation in, and assistance with, the Marketing Efforts (including furnishing (x) the financial information required pursuant to paragraph 8 of Exhibit D of the Debt Financing Commitment Letter and (y) such financial and other information as may be reasonably requested by Purchaser in connection with Purchaser’s preparation of the pro forma financial statements required by paragraph 8 of Exhibit D of the Debt Financing Commitment Letter, provided that the Company shall only be obligated to deliver any such financial information referred to in clause (y) to the extent the same may be reasonably obtained from the books and records of the Company without undue effort or expense), (ii) execution of the Ancillary Financing Documents, so long as such documents shall not become effective until the Closing or thereafter, (iii) reasonable assistance by the Company’s senior management team in connection with Purchaser’s negotiation of the Debt Financing Documents and (iv) obtaining and delivering the Company Existing Credit Agreement Payoff Letter and Company Existing NPA Payoff Letter. The Company hereby consents to the use of all of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, and is not reasonably likely to, harm or disparage the Company or its Subsidiaries, or the reputation or goodwill of the Company or any of its Subsidiaries and such materials are not used in any way in connection with the marketing or sale of any products or services (other than the Debt Financing). Notwithstanding any other provision of this Agreement or this Section 6.23(a) to the contrary, (x) neither the Company, its Subsidiaries nor any of their respective personnel or advisors shall be required to provide any such assistance which would unreasonably interfere with the ongoing operations of the Group Companies and (y) nothing in this Section 6.23(a) shall require any such cooperation to the extent that it would (A) require the Company or its Subsidiaries or any of their representatives, as applicable, to (1) (I) waive or amend any terms of this Agreement or (II) agree to pay any commitment or other fees or reimburse any expenses, or incur any liability or give any indemnities, in each case, to the extent payable prior to the Closing and not subject to reimbursement obligations pursuant to this Section 6.23(a), (2) commit to take any action that would subject any of the Group Companies to any liability (including the payment of any commitment or other similar fee in connection with the Debt Financing that is not subject to reimbursement obligations pursuant to this Section 6.23(a) or the execution or performance of any agreement with respect to the Debt Financing) that is not contingent upon the Closing or (3) adopt or approve resolutions or consents to authorize the execution of any documents for the Debt Financing or execute or deliver any agreements, certificates or instruments in connection with the Debt Financing (or any alternative financing contemplated by Section 6.23(b)) at or prior to the Closing Date, in each case, unless the relevant directors or officers will continue in such positions (or similar positions) after the Closing, and in each case, such documents shall not become effective until the Closing or thereafter, (B) require the Company or any of its Subsidiaries to take any action that will conflict with or violate any applicable Governing Documents of the Company or any of its Subsidiaries or any laws or result in a violation or breach of, or default under, any contract to which the Company or any of its Subsidiaries is a party (other than any contract which was or is created or entered into (or the applicable provision of which was or is included therein) in contemplation of avoiding, or with the intent to avoid, any action that would otherwise be required under this Section 6.23), (C) result in any officer or director of the Company or any of its Subsidiaries incurring any personal liability (other than liability arising under applicable law in connection with resolutions or consents by officers or directors which are subject to the occurrence of the Closing and passed by directors or officers continuing in their positions following the Closing), with respect to any matters relating to the Debt Financing, (D) require the Company or any of its Subsidiaries to make any representations, warranties or certifications as to which, after the Company’s use of reasonable efforts to cause such representation, warranty or certification to be true, the Company has determined such representation, warranty or certification is not true, (E) require the Company or any of its Subsidiaries to enter into any financing or purchase agreement for the Debt Financing that would be effective prior to the Closing Date (other than customary authorization letters), (F) require the execution of landlord waivers, leasehold mortgages, bailee waivers, estoppels or other similar agreements limiting the rights of such third parties, in each case, prior to the Closing, (G) involve consenting to the pre-filing of UCC-1s or any other grant of Liens or other encumbrances prior to the Closing, (H) require the giving of representations or warranties to any third parties to the extent made prior to the Closing (except to the extent included in

75

customary authorization letters) or the indemnification of third parties to the extent effective prior to the Closing, (I) require the delivery of any projections or pro forma financial information to any third parties (other than such financial and other information as may be reasonably requested by Purchaser to assist Purchaser in its preparation of the pro forma financial statements required by paragraph 8 of Exhibit D of the Debt Financing Commitment Letter), (J) require the delivery of any financial statements in a form or subject to a standard different than those provided to Purchaser on or prior to the date hereof (except to the extent such financial statements may be reasonably obtained from the books and records of the Company or its Subsidiaries without undue effort or expense), or (K) except as expressly set forth in this Section 6.23(a), deliver or cause the delivery of any legal opinions or accountants’ cold comfort letters or reliance letters. Notwithstanding anything to the contrary set forth herein, Purchaser agrees that the effectiveness of any documents executed by or on behalf of the Company or any of its Subsidiaries in connection with the Debt Financing (other than customary authorization letters) shall be subject to, and not effective until, the consummation of the Closing and no liability or obligation of the Company or any of its Subsidiaries or any of their representatives, in each case under any agreement entered into in connection with the Debt Financing (other than customary authorization letters) shall be effective until the Closing Date. Further, such assistance shall not include any actions that the Company reasonably believes would (i) result in a violation of any confidentiality arrangement or material agreement or the loss of any legal or other privilege or (ii) cause any representation or warranty in this Agreement to be breached or cause the failure of any condition to Closing set forth in Article 7 to be satisfied. Subject to Section 8.3(a), all such assistance referred to in this Section 6.23 shall be at Purchaser’s request with reasonable prior notice and at Purchaser’s sole cost and expense (including reasonable and documented out-of-pocket attorney’s fees and disbursements) and Purchaser shall, upon written request by the Company, promptly reimburse the Company and its Subsidiaries for any such reasonable and documented out-of-pocket costs and expenses as incurred; provided, that Purchaser shall not be required to reimburse the Company for any costs and expenses incurred with respect to the financial statements, financial information or other materials prepared prior to the date of this Agreement that may be used in connection with the Debt Financing. Such assistance shall not require the Company or any of its Affiliates to agree to any contractual obligation relating to the Debt Financing that is not expressly conditioned upon the consummation of the transactions contemplated hereby and that does not terminate without liability to the Company or any of its Affiliates upon the termination of this Agreement. Other than with respect to customary authorization letters (which shall include, for avoidance of doubt, confirmations in connection with the Marketing Material with respect to presence or absence of material non-public information and material accuracy of the information contained therein), neither the Company nor any of its Affiliates shall be required to make any representation or warranty in connection with the Debt Financing or the Marketing Efforts prior to the Closing Date. Neither the Company nor any of its Affiliates shall have any obligations under this Section 6.23 following the consummation of the transactions contemplated hereby. Purchaser shall indemnify and hold harmless the Company and its Subsidiaries and their respective Affiliates, directors, officers, employees and agents from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred in connection with the arrangement of the Debt Financing or any assistance or activities provided in connection therewith; provided, that the foregoing shall not apply to the extent that such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (A) result from the actual and intentional fraud of the Company or any of its Subsidiaries in respect of such information or (B) result from the bad faith, gross negligence or willful misconduct of the Company, its Subsidiaries or any of their respective employees, agents or representatives. All non-public or otherwise confidential information regarding the Company and its business obtained by Purchaser or its Debt Financing Sources pursuant to this Section 6.23 shall be kept confidential in accordance with the Confidentiality Agreement, except that such information may be disclosed to “private side” lenders that agree to customary confidentiality obligations in connection with Marketing Efforts. Notwithstanding any other provision of this Agreement to the contrary, it is understood and agreed by the parties that the conditions set forth in Section 7.2(b), as applied to the Company’s obligations under this Section 6.23(a), shall be deemed to be satisfied unless the Debt Financing contemplated by the Debt Financing Commitment Letter has not been obtained as a result of the Company’s intentional and material breach of its obligations under this Section 6.23(a).

76

(b)                Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things required to arrange and consummate the Debt Financing as promptly as practicable following the date of this Agreement. Such actions shall include using commercially reasonable efforts to do the following: (i) maintaining in effect the Debt Financing Commitment Letter in the form attached to this Agreement, in all material respects, until the Closing Date (subject to Purchaser’s right to replace, restate, supplement, modify, assign, substitute, waive or amend the Debt Financing Commitment Letter to the extent not in violation of this Agreement), (ii) satisfying (or obtaining a waiver of) on a timely basis all Debt Financing Conditions that are solely within Purchaser’s or any of its Affiliates’ control, (iii) negotiating, executing and delivering Debt Financing Documents that reflect the terms which are materially consistent when taken as a whole with the terms contained in the Debt Financing Commitment Letter (including giving effect to any “market flex” provisions related to the Debt Financing and any amendments or modifications not in violation of this Agreement), and (iv) comply with its obligations under the Debt Financing Commitment Letter and, in the event all Debt Financing Conditions have been (or upon such funding will be) satisfied, consummate the Debt Financing at Closing. If all conditions to the Debt Financing Sources’ obligations to fund the Debt Financing under the Debt Financing Commitment Letter have been satisfied or, upon funding will be satisfied, Purchaser shall use its commercially reasonable efforts to cause the Debt Financing Sources providing such Debt Financing to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated hereby and by the Debt Financing Documents to occur on the Closing Date. Purchaser shall (x) keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and (y) promptly provide the Company with copies of all executed replacements, supplements, amendments or modifications of any Debt Financing Commitment Letter (with respect to any fee letter, in redacted form) (it being understood that any replacements supplements, amendments or modifications shall only be as permitted in this Section 6.23(b)). Without the prior written consent of the Company, neither Purchaser nor any of its Affiliates shall be permitted to amend, modify, supplement, restate, assign, substitute or replace the Debt Financing Commitment Letter or any Debt Financing Document in any manner which would reasonably be expected to: (A) reduce (or would reasonably be expected to have the effect of reducing) the aggregate amount of the Debt Financing, including by changing the amount of the fees to be paid or the original issue discount of the Debt Financing, unless the aggregate amount of the Debt Financing would still be sufficient to allow Purchaser to make the representation and warranty in the final sentence of Section 5.5(a); (B) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing or funding of the Debt Financing, other than those contained in the Debt Financing Commitment Letter, in each case, in a manner that would reasonably be expected to materially delay or prevent the Closing; (C) adversely impact in any respect the ability of Purchaser to enforce its rights against the other parties to the Debt Financing Commitment Letter; (D) prevent or materially delay the timely consummation of the Debt Financing beyond the date that the Closing is required to be effected in accordance with the terms of this Agreement; (E) make the full amount of the Debt Financing (other than any amounts under any revolving credit facilities which are not contemplated to be funded on the Closing Date so long as such amounts are not necessary for Sufficient Funds) (or satisfaction of the conditions to obtaining such amount of the Debt Financing) materially less likely to occur; or (F) adversely affect Purchaser’s ability to consummate the transactions contemplated hereby (including the Debt Financing); provided that, for the avoidance of doubt, Purchaser may amend or modify (or amend and restate) the Debt Financing Commitment Letter (I) to add lenders, lead arrangers, bookrunners, syndication agents or any Person with similar roles or titles who had not executed the Debt Financing Commitment Letter as of the date hereof, (II) to amend titles, allocations and fee sharing arrangements with respect to the existing and additional lenders, arrangers, bookrunners, agents, managers or similar entities, (III) to increase the amount of Debt Financing thereunder and (IV) subject to clauses (A)-(F) above, in any manner that is not materially adverse to the interests of the Company. Purchaser shall not consent to any assignment of rights or obligations under the Debt Financing Commitment Letter without the prior written approval of the Company, such approval not to be unreasonably withheld, conditioned or delayed. If any portion of the Debt Financing (other than any amounts under any revolving credit facilities which are not contemplated to be funded on the Closing Date so long as such amounts are not necessary for Sufficient Funds) becomes unavailable on the terms (including any flex rights) and conditions contemplated in the Debt Financing Commitment Letter, due to a breach by the Debt Financing Sources or otherwise, Purchaser shall use commercially reasonable efforts to obtain alternative Debt Financing in an amount sufficient to consummate the transactions contemplated hereby and perform all of their obligations hereunder from alternative sources as promptly as reasonably practicable following the occurrence of such event; provided, that such alternative Debt Financing shall not impose new or additional conditions (which will include, for the avoidance of doubt, the imposition of new or additional conditions in the form of representations, warranties or covenants) or otherwise expand, amend or modify conditions precedent to funding in a manner that, when considered with the other conditions taken as a whole, would reasonably be expected to adversely affect the ability or likelihood of Purchaser to consummate the transactions contemplated by this Agreement. Upon any such permitted amendment, supplement, modification or replacement of any Debt Financing Commitment Letter in accordance with this Section 6.23(b), the term “Debt Financing Commitment Letter” shall mean the Debt Financing Commitment Letter as so amended, supplemented, modified or replaced, and references to “Debt Financing,” and/or any alternative financing therefor shall include the financing contemplated by the Debt Financing Commitment Letter as so amended, supplemented, modified or replaced. Purchaser shall deliver to the Company, substantially concurrently with the execution thereof, complete and correct copies of all agreements (with respect to any fee letter, in redacted form) pursuant to which any such alternative source shall have committed to provide Purchaser with any portion of the Debt Financing.

77

(c)                Notwithstanding anything to the contrary in this Section 6.23, nothing in this Section 6.23 shall be construed in any event to condition the obligations of Purchaser hereunder, including to effect the Closing, on the receipt of the Debt Financing contemplated by the Debt Financing Commitment Letter.

Section 6.24           Payoff of Existing Company Indebtedness. In connection with the repayment of Closing Date Funded Indebtedness pursuant to Section 2.3, the Company shall, prior to the Closing, deliver to Purchaser the Company Existing Credit Agreement Payoff Letter and the Company Existing NPA Payoff Letter, each in form and substance reasonably satisfactory to Purchaser and the Debt Financing Sources, which shall (a) be effective upon repayment of such indebtedness at the Closing, (b) specify the aggregate amount of indebtedness required to be paid to fully satisfy all principal, interest, fees or other amounts outstanding as of the Closing under such Company Existing Credit Agreement and the other Loan Documents (as defined in the Company Existing Credit Agreement) or such Company Existing NPA and the other Note Documents (as defined in the Company Existing NPA), respectively, (c) provide, if applicable, for the release of any and all Liens and other security over the properties and assets of the Group Companies that secure any or all such amounts upon payment of the amount of the applicable indebtedness described in clause (b) of this Section 6.24, including pursuant to UCC-3 termination statements, intellectual property Lien releases or otherwise, and (d) provide, if applicable, for the delivery of any and all physical collateral of the Group Companies that is in the direct or indirect possession of the holders of any such indebtedness upon payment of the amount of the applicable indebtedness in clause (b) of this Section 6.24, or, with Purchaser’s consent (such consent not to be unreasonably withheld, conditioned or delayed), reasonably promptly thereafter.

Section 6.25           Section 280G. To the extent necessary to avoid the application of Section 280G of the Code and the Treasury Regulations thereunder, as soon as reasonably practicable following the date of this Agreement, but in no event later than five (5) Business Days prior to the Closing Date, the Company shall (i) use commercially reasonable efforts to obtain waivers (with such waivers to be provided to Purchaser for review and comment as provided for herein) from each Person who is a “disqualified individual” within the meaning of Section 280G and who has a right to any payments or benefits as a result of or in connection with the transactions contemplated by this Agreement that would reasonably be expected to constitute “parachute payments” within the meaning of Section 280G of the Code and as to which such Person waives his or her rights to some or all of such payments or benefits (the “Waived 280G Benefits”) applicable to such Person so that all remaining payments or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code), and (ii) following the execution of the waivers described in clause (i), solicit the approval of the necessary equityholders of the Group Companies of any Waived 280G Benefits pursuant to a vote that meets the requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder. At least five (5) Business Days prior to obtaining any waiver or soliciting equityholder approval, the Company shall provide Purchaser with copies of all Section 280G-related documents, including, without limitation, any analysis relating to the payments subject to Section 280G of the Code prepared by the Company, the disclosure document, waivers and consents, for Purchaser’s review and approval, which shall not be unreasonably withheld or delayed, and shall accept all reasonable and timely comments made thereto by Purchaser. Prior to the Closing Date, the Company shall deliver to Purchaser evidence that a vote was solicited in accordance with the foregoing provisions of this Section 6.25 and that either (A) the requisite number of votes were obtained with respect to the Waived 280G Benefits (the “Section 280G Approval”), or (B) that the Section 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided. Notwithstanding the foregoing, (x) in no event shall this Section 6.25 be construed to require the Company to compel any person to waive any existing rights and in no event shall the Company be deemed in breach of this Section 6.25 if any such person refuses to waive any such rights and (y) any Section 280G analysis and/or disclosure shall only include information regarding arrangements entered into with Purchaser or its Affiliates to the extent such arrangements have been disclosed to the Company prior to the date any waivers have been obtained.

78

Section 6.26           Reorganization.

(a)                At least one hour prior to the Closing, Sellers, Blocker Corp and the Company shall, and shall cause Splitter, Sentinel Investments and Midco Holdings to, complete the Reorganization in the manner set forth on Schedule 6.26. All documentation with respect to the Reorganization shall be in form and substance reasonably acceptable to Purchaser. Immediately following the Reorganization and immediately prior to the Closing, Midco Holdings shall (i) execute and deliver to the parties hereto a counterpart signature page to this Agreement pursuant to which it shall become subject to and bound by this Agreement, including with respect to all covenants and obligations of PSP Holdings and PSP Intermediate in their capacity as Sellers and all covenants and obligations with respect to Midco Holdings specifically, (ii) be deemed a “Seller” for all purposes of this Agreement and, in such capacity, be deemed to have succeeded and replaced PSP Holdings and PSP Intermediate as a “Seller” hereunder (provided, that notwithstanding anything to the contrary herein, nothing herein shall relieve PSP Holdings or PSP Intermediate of (x) any of its covenants or obligations that are required to be performed or complied with by it in its capacity as a Seller prior to such time, or (y) any of its covenants or obligations that are required to be performed or complied with following such time in any other capacity, and in the case of each of clauses (x) and (y) each of PSP Holdings and PSP Intermediate shall perform and comply with such covenants and obligations), and (iii) be deemed, effective as of immediately following the Reorganization, to have made all representations and warranties with respect to itself that are made by Sellers or expressly by Midco Holdings herein (except, in each case, for any such representations or warranties of Sellers which are made prior to the consummation of the Reorganization, or on and as of a specified date which occurs prior to the consummation of the Reorganization, and each of PSP Holdings and PSP Intermediate shall each be deemed to have made such representations and warranties and shall be responsible for any breach of such representations or warranties, in each case including any such representations or warranties made pursuant to any certificate delivered pursuant to Section 7.2(c)(i)).

79

(b)                As promptly as possible following the date hereof but prior to the Closing, and in any event no later than ten (10) Business Days prior to the anticipated Closing Date, the Sellers may elect (a “Blocker Retention Election”), in their sole discretion, not to undertake the Blocker Distribution or the Blocker Acquisition in connection with the transactions contemplated hereby. In the event of a Blocker Retention Election, the Sellers shall notify Purchaser thereof in writing on the date that such Blocker Retention Election is made, and the parties hereto shall cooperate reasonably and in good faith to amend this Agreement solely for the purpose of, and solely to, the extent necessary to effectuate and implement a sale by Midco Holdings to the Purchaser of 100% of the equity interests in the Company; provided, that the parties hereto agree that (i) any such amendment will not otherwise substantively amend, change or modify any of the rights or obligations of the parties hereto under this Agreement in an adverse manner, and (ii) notwithstanding anything to the contrary herein, but without derogation of, or limiting, the parties’ obligations in the preceding provisions of this Section 6.26(b), in no event shall the execution of such amendment by this Section 6.26(b) constitute a condition to any party’s obligation to consummate the Closing.

Section 6.27           Affiliate Agreements. On or before the Closing Date, (a) the Sellers, the Company and Blocker Corp shall take all actions necessary to cause all Seller Affiliated Transactions (except for any Seller Affiliated Transactions set forth on Schedule 6.27(a)) to be terminated in full without any further force and effect and without any cost to or other Liability to or obligations of Blocker Corp, Purchaser or any of their respective Affiliates, and (b) the Company shall take all actions necessary to cause all Company Affiliated Transactions (except for any Company Affiliated Transactions set forth on Schedule 6.27(b)) to be terminated in full without any further force and effect and without any cost to or other Liability to or obligations of any Group Company, Purchaser or any of their respective Affiliates.

Section 6.28           Financial Information. From and after the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Article 8, the Company shall, and shall cause each other Group Company and its and their respective employees, agents, consultants, contractors and representatives to, use commercially reasonable efforts to prepare and deliver to Purchaser, its Affiliates and Purchaser’s and its Affiliates’ respective employees, agents, consultants, contractors and representatives such financial information as Purchaser may reasonably request in connection with the preparation by Purchaser or its Affiliates of (a) pro forma financial statements that reflect the consummation of the transactions contemplated hereby, and (b) any financial statements (including audited financial statements) in respect of the Group Companies that Purchaser or its Affiliates may require to comply with federal securities laws, including Rule 3-05 and Rule 8-04 of Regulation S-X; provided, that in each case, such preparation and delivery shall not unreasonably disrupt the operations of the Group Companies. All such assistance referred to in this Section 6.28 shall be at Purchaser’s request with reasonable prior notice and Purchaser shall, upon written request by the Company, promptly reimburse the Group Companies for any reasonable and documented out-of-pocket third-party costs and expenses as incurred by the Group Companies in connection with preparing such information. Notwithstanding anything to the contrary herein, but without derogation of, or limiting, the Group Companies’ obligations in the preceding provisions of this Section 6.28, in no event shall completion of the financial statements described in clauses (a) or (b) of this Section 6.28 constitute a condition to Purchaser’s obligation to consummate the Closing.

Section 6.29           JPM Collateral Amendment. The Company shall use its commercially reasonable efforts to, and cause the other Group Companies to use their commercially reasonable efforts to, (a) prior to or at the Closing, in coordination with Purchaser, negotiate and enter into an amendment, in form and substance reasonably acceptable to Purchaser, to that certain Assignment of Deposit Account, dated as of August 13, 2020, between PSP Distribution, LLC, a Delaware limited liability company, and JPMorgan Chase Bank, N.A., limiting the Liabilities (as defined therein) such that the Account (as defined therein) and the cash therein shall only secure the obligations, indebtedness and liabilities of the Borrower (as defined therein) directly related to or arising under, and including any reimbursement obligations of the Borrower with respect to, that certain Irrevocable Standby Letter of Credit No. NUSCGS034053, dated as of August 21, 2020, issued by JPMorgan Chase Bank, N.A.in favor of Lehigh Valley Industrial Park Lot 4 Owner, LLC (such amendment, the “JPM Collateral Amendment”), and (b) solely to the extent that the Company or the applicable Group Company shall have failed to obtain the JPM Collateral Amendment after use of its commercially reasonable efforts, in coordination with Purchaser, as provided in the immediately preceding clause (a), in coordination with Purchaser, negotiate and obtain such other executed alternative agreements (e.g., subordination or inter-creditor agreements) in form and substance reasonably satisfactory to Purchaser. Notwithstanding anything to the contrary herein, but without derogation of, or limiting, the Group Companies’ obligations in the preceding provisions of this Section 6.29, in no event shall the execution or procurement by the Company or any other Person of the JPM Collateral Amendment or any such alternative arrangement contemplated by this Section 6.29 constitute a condition to Purchaser’s obligation to consummate the Closing.

80

Section 6.30           Secured Lease Amendment. The Company shall use its commercially reasonable efforts to, and cause the other Group Companies to use their commercially reasonable efforts to, (a) prior to or at the Closing, in coordination with Purchaser, negotiate and enter into an amendment, in form and substance reasonably acceptable to Purchaser, to that certain Commercial Industrial Lease Agreement, dated as of November 18, 2020, between Pet Supplies “Plus”, LLC, a Delaware limited liability company, and CSHV 20/35 LLC, a Delaware limited liability company, removing the grant of a security interest by Pet Supplies “Plus”, LLC in favor of CSHV 20/35 LLC in the property specified therein (such that the obligations of Pet Supplies “Plus”, LLC under the Lease shall be unsecured), and removing any requirement that Pet Supplies “Plus”, LLC retain any of its property at the premises leased pursuant to the Lease (such amendment, the “Secured Lease Amendment”), and (b) solely to the extent that the Company or the applicable Group Company shall have failed to obtain the Secured Lease Amendment after use of its commercially reasonable efforts, in coordination with Purchaser, as provided in the immediately preceding clause (a), in coordination with Purchaser, negotiate and obtain such other executed alternative agreements (e.g., subordination or inter-creditor agreements) in form and substance reasonably satisfactory to Purchaser. Notwithstanding anything to the contrary herein, but without derogation of, or limiting, the Group Companies’ obligations in the preceding provisions of this Section 6.30, in no event shall the execution or procurement by the Company or any other Person of the Secured Lease Amendment or any such alternative arrangement contemplated by this Section 6.30 constitute a condition to Purchaser’s obligation to consummate the Closing.

Section 6.31           Specified Assets. Notwithstanding anything to the contrary in this Agreement, (a) upon the written request of Purchaser delivered to PSP Holdings or PSP Intermediate (as applicable) prior to the Closing, each of PSP Holdings and PSP Intermediate will use commercially reasonable efforts to sell, assign and transfer, effective as of the Closing, to a Group Company all of its right, title and interest in and to any asset or right (including any contract or property) (x) owned or held for use by PSP Holdings or PSP Intermediate, as applicable, for or in connection with the operation of the businesses of the Group Companies or (y) owned or accruing to the benefit of PSP Holdings or PSP Intermediate that may protect or otherwise impact the businesses of the Group Companies, including rights to enforce confidentiality, non-competition, non-solicitation and similar covenants with respect to the businesses of PSP Holdings, PSP Intermediate or any of their direct or indirect Subsidiaries and releases of claims against PSP Holdings, PSP Intermediate or any of their direct or indirect Subsidiaries (such assets or rights, the “Specified Assets”) set forth in such written request and execute and deliver such instruments, certificates or documents to effectuate the foregoing, and (b) if any Specified Asset is not sold, assigned or transferred to a Group Company pursuant to the immediately preceding clause (a) prior to the Closing for any reason (including if such sale, assignment or transfer, or attempted sale, assignment or transfer, would result in a violation of applicable law or require the consent of a third party (including any Governmental Entity)), then upon the written request of Purchaser delivered to PSP Holdings or PSP Intermediate (as applicable) from and after the Closing, (i) until such Specified Asset may legally be sold, assigned and transferred to a Group Company following the Closing, each of PSP Holdings and PSP Intermediate will, and will cause their respective Affiliates to, use commercially reasonable efforts to provide the Group Companies with the economic and operational equivalent of the sale, assignment and transfer of such Specified Asset to a Group Company as of the Closing, (ii) each of PSP Holdings and PSP Intermediate shall hold such Specified Asset in trust for the benefit of the Group Companies and pay to the Group Companies promptly upon receipt thereof all income, proceeds and other monies received by PSP Holdings, PSP Intermediate or any of their respective Affiliates to the extent related to such Specified Asset, and (iii) once such Specified Asset may legally be sold, assigned and transferred to a Group Company, each of PSP Holdings and PSP Intermediate will, and will cause their respective Affiliates to, sell, assign and transfer such Specified Asset to the such Group Company at Purchaser’s direction.

81

Article 7
CONDITIONS TO CLOSING

Section 7.1              Conditions to the Obligations of the Company, Blocker Corp, the Sellers and Purchaser. The obligations of the Company, Blocker Corp, the Sellers and Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable law, waiver by the party for whose benefit such condition exists) of the following conditions:

(a)                any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated; and

(b)                no law, statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

Section 7.2              Other Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Purchaser of the following further conditions:

(a)                (i) each of the representations and warranties of the Company and Blocker Corp set forth in Article 3 (other than the Company Fundamental Representations and the representation and warranty set forth in Section 3.7(a)) and each of the representations and warranties of the Sellers set forth in Article 4 (other than the Seller Fundamental Representations) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall have been true and correct only as of such specified date, and (B) to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not had or would not reasonably be expected to have a Company Material Adverse Effect (provided that for the purposes of the foregoing clause (B), qualifications as to materiality, material adverse effect and Company Material Adverse Effect contained in such representations and warranties shall not be given effect), (ii) the representation and warranty set forth in Section 3.7(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, and (iii) each of the Company Fundamental Representations and Seller Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall have been true and correct in all respects only as of such specified date;

82

(b)                the Company, Blocker Corp and the Sellers shall have performed and complied in all material respects with all covenants required to be performed or complied with by them under this Agreement on or prior to the Closing Date;

(c)                prior to or at the Closing, the Company shall have delivered to Purchaser the following documents:

(i)                 a certificate, in form and substance reasonably acceptable to Purchaser, of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied;

(ii)               one or more certificates representing the Blocker Stock held by Blocker Seller endorsed by Blocker Seller in blank or accompanied by assignment and transfer documents duly executed by Blocker Seller in blank;

(iii)             written resignations, or other evidence of removal, of all officers, managers and directors of the Group Companies and Blocker Corp set forth on Schedule 7.2(c)(iii) from their positions with each Group Company or Blocker Corp, as applicable, effective as of the Closing, in each case in form and substance reasonably satisfactory to Purchaser; and

(iv)              documentation in form and substance reasonably acceptable to Purchaser evidencing the termination of each Company Affiliated Transaction and each Seller Affiliated Transaction pursuant to, and as contemplated by, Section 6.27;

(d)                the Escrow Agreement shall have been duly executed and delivered by the Sellers and the Escrow Agent;

(e)                with respect to the Closing Date Funded Indebtedness of the types referred to in clauses (i) and (ii) of the definition of Funded Indebtedness, including the Company Existing Credit Agreement and the Company Existing NPA, duly executed payoff letters from each such holder (or from the applicable agent or representative of such holders) of such Closing Date Funded Indebtedness in form and substance consistent with the requirements of Section 6.24;

(f)                 a duly executed termination agreement with respect to the engagement letter with each Broker, substantially in the form of Exhibit C attached hereto (or otherwise in form and substance reasonably satisfactory to Purchaser), shall have been delivered by the Company to Purchaser; and

(g)                the Reorganization shall have been completed pursuant to Section 6.26 and true, correct and complete copies of all agreements and documents evidencing the same shall have been delivered by the Company to Purchaser.

Section 7.3              Other Conditions to the Obligations of the Company, Blocker Corp and the Sellers. The obligations of the Company, Blocker Corp and the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by the Company, Blocker Corp and the Sellers of the following further conditions:

(a)                the representations and warranties of Purchaser set forth in Article 5 hereof shall be true and correct in all respects as of the date hereof and as of Closing Date as though made on and as of the Closing Date, except (i) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall have been true and correct in all respects only as of such specified date and (ii) to the extent that the facts, events and circumstances that cause such representations and warranties set forth in Article 5 to not be true and correct as of such dates would not reasonably be expected to materially impact, prevent or materially delay the consummation of the transactions contemplated hereby by Purchaser (provided that for the purposes of this clause (ii), qualifications as to materiality contained in such representations and warranties shall not be given effect);

83

(b)                Purchaser shall have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date;

(c)                prior to or at the Closing, Purchaser shall have delivered to the Company a certificate, in form and substance reasonably acceptable to the Company, of an authorized officer of Purchaser, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied; and

(d)                the Escrow Agreement shall have been duly executed and delivered by Purchaser.

Article 8
TERMINATION

Section 8.1              Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

(a)                by mutual written consent of Purchaser and the Company;

(b)                by Purchaser, if (i) any of the representations or warranties of the Company or Blocker Corp set forth in Article 3 or the representations or warranties of the Sellers set forth in Article 4 shall not be true and correct such that the condition to Closing set forth in Section 7.2(a) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is delivered to the Company, or (ii) a covenant, obligation or agreement of the Company, Blocker Corp or any Seller set forth in this Agreement is breached such that the condition to Closing set forth in Section 7.2(b) would not be satisfied and such breach is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is delivered to the Company; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if at the time of such attempted termination, the Company would have the right to terminate this Agreement pursuant to Section 8.1(c);

(c)                by the Company, if (i) any of the representations or warranties of Purchaser set forth in Article 5 shall not be true and correct such that the condition to Closing set forth in Section 7.3(a) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct is not curable, or if curable, is not cured within thirty (30) days after written notice thereof is delivered to Purchaser, or (ii) a covenant, obligation or agreement of Purchaser set forth in this Agreement is breached such that the condition to Closing set forth in Section 7.3(b) would not be satisfied and such breach is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is delivered to Purchaser; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if at the time of such attempted termination, Purchaser would have the right to terminate this Agreement pursuant to Section 8.1(b);

(d)                by Purchaser, if the Closing shall not have been consummated on or prior to the Outside Date, unless the failure to consummate the Closing by the Outside Date is principally caused by a breach by Purchaser of its representations, warranties, obligations or covenants under this Agreement;

84

(e)                by the Company, if the Closing shall not have been consummated on or prior to the Outside Date, unless the failure to consummate the Closing by the Outside Date is principally caused by a breach by the Company, Blocker Corp or any Seller of its representations, warranties, obligations or covenants under this Agreement;

(f)                 by either Purchaser or by the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby, including the Closing and such order, decree or ruling or other action shall have become final and nonappealable; provided that the party hereto seeking to terminate this Agreement pursuant to this Section 8.1(f) shall have used commercially reasonable efforts to remove such order, decree, ruling, judgment or injunction, and such order, decree, ruling, judgment or injunction shall not have been principally caused by (x) the breach by Purchaser, in the case of a termination by Purchaser, or (y) the breach by the Company, Blocker Corp or any Seller, in the case of a termination by the Company, in each of clauses (x) and (y), of its covenants, obligations or agreements under this Agreement; or

(g)                by the Company, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 (other than any conditions that by their terms are to be satisfied at the Closing; provided that such conditions shall have been capable of being satisfied as of the date of termination of this Agreement pursuant to this Section 8.1(g)) have been and continue to be satisfied or validly waived by Purchaser, (ii) Purchaser fails to consummate the transactions contemplated by this Agreement within three (3) Business Days of the date that the Closing should otherwise have occurred pursuant to Section 2.1, (iii) the Company has given notice to Purchaser in writing, (A) irrevocably and unconditionally confirming to Purchaser that the Company, Blocker Corp and each Seller are ready, willing and able to consummate the Closing on the terms hereof, and (B) stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g), and (iv) Purchaser fails to consummate the transactions contemplated by the Closing within three (3) Business Days of receiving such notice described in the immediately preceding clause (iii).

Section 8.2              Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 8.1 shall give written notice of such termination to the other parties to this Agreement specifying the provision hereof pursuant to which such termination is made.

Section 8.3              Effect of Termination.

(a)                In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of Purchaser, the Company, Blocker Corp, the Sellers or their respective Affiliates, officers, directors or equityholders or the Debt Financing Sources) with the exception of (i) the provisions of this Section 8.3, Section 8.4, Article 10 (other than Section 10.16), the second sentence of Section 6.3, and the indemnification and expense reimbursement obligations of Purchaser pursuant to Section 6.23(a) (the “Financing Reimbursement Obligations”) (provided, that notwithstanding anything to the contrary herein or otherwise, in no event shall the Financing Reimbursement Obligations exceed $500,000 in the aggregate), and (ii) subject to Section 8.3(b), any liability of any party hereto for any willful and material breach of this Agreement or Fraud prior to such termination. For purposes of this Agreement “willful and material breach” shall mean a material breach of any representation, warranty, obligation or covenant or other agreement in this Agreement that is a consequence of a deliberate act or failure to act by or on behalf of the breaching party with actual knowledge that the taking of such act or such failure to act would result in a material breach of this Agreement. Nothing herein shall limit or prevent any party from exercising any rights or remedies it may have under Section 10.16 prior to termination of this Agreement.

85

(b)                Notwithstanding any other provision of this Agreement to the contrary, if Purchaser fails to effect the Closing when required by Section 2.1 for any or no reason or otherwise breach this Agreement or fail to perform hereunder, then, (i) except for the right of the Company to (w) seek an injunction, specific performance or other equitable relief pursuant to and in accordance with Section 10.16, and subject to the limitations set forth in Section 10.16, (x) payment by Purchaser of Financing Reimbursement Obligations and Enforcement Costs, in each case if and when required to be paid pursuant to this Agreement and subject to the limitations herein, (y) payment by FRG to the Company of any amounts due and payable under, and subject to all of the terms and conditions of, the Guaranty and (z) remedies under, and subject to all of the terms and conditions of, the Confidentiality Agreement, the Company’s, Blocker Corp’s, each Seller’s, their respective Affiliates and each of their and their respective Affiliates’ direct and indirect equityholders’ sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Purchaser Related Parties for any breach, loss, damage (including consequential, special, indirect, exemplary or punitive damages, diminution of value or lost profits) or other Liability whatsoever (including in respect of any breach of or failure to perform by Purchaser or any Purchaser Related Party) of any representation, covenant or agreement (whether express or implied) set forth in this Agreement, the Debt Financing Commitment Letter, the Debt Financing, the Guaranty or the failure of the transactions contemplated hereby and thereby to be consummated, shall be to validly terminate this Agreement in accordance with the provisions hereof and receive payment of the Termination Fee, as provided by Section 8.4, and (ii) except as provided in the immediately foregoing clause (i), none of the Purchaser Related Parties will have any Liability or obligation to the Company, Blocker Corp, the Sellers, any of their respective Affiliates, any of their or their respective Affiliates’ direct or indirect equityholders or any other Person, and none of the Company, Blocker Corp, the Sellers, any of their respective Affiliates, any of their or their respective Affiliates’ direct or indirect equityholders or any other Person shall be entitled to seek or obtain any monetary recovery, damages (including consequential, special, indirect, exemplary or punitive damages, diminution of value or lost profits) or judgment against any Purchaser Related Party relating to or arising out of this Agreement, the Debt Financing Commitment Letter, the Debt Financing, the Guaranty or the transactions contemplated hereby and thereby, in each case based on whatever theory of law, equity or otherwise, whether by or through attempted piercing of the corporate veil or other similar theory of liability, or in respect of any oral or written representations or warranties made or alleged to be made. The parties acknowledge and agree that in no event will Purchaser be required to pay the Termination Fee on more than one occasion. Notwithstanding anything to the contrary herein, but subject to the right of the Company to seek an injunction, specific performance or other equitable relief pursuant to and in accordance with Section 10.16 and subject to the limitations set forth in Section 10.16, the maximum aggregate liability of the Purchaser Related Parties for monetary damages relating to or arising out of this Agreement, the Debt Financing Commitment Letter, the Debt Financing, the Guaranty or the transactions contemplated hereby and thereby (other than the Confidentiality Agreement), or the termination of this Agreement, in each case based on whatever theory of law, equity or otherwise, whether by or through attempted piercing of the corporate veil or other similar theory of liability, or in respect of any oral or written representations or warranties made or alleged to be made, shall in no event exceed the Termination Fee, together with any Financing Reimbursement Obligations and/or Enforcement Costs, as applicable, in each case if, when and to the extent required to be paid pursuant to this Agreement and subject to the limitations set forth herein. The Company, Blocker Corp and the Sellers acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that without these agreements, Purchaser would not enter into this Agreement.

Section 8.4              Termination Fee. If this Agreement is validly terminated by the Company pursuant to (A) Section 8.1(g), (B) Section 8.1(c), or (C) Section 8.1(e) and at the time of such termination pursuant to Section 8.1(e) the Company had the right to validly terminate this Agreement pursuant to (x) Section 8.1(c), or (y) Section 8.1(g), then Purchaser will pay the Company an amount equal to $46,666,667 (the “Termination Fee”) by wire transfer of immediately available funds within three (3) Business Days after the date of such termination. Without limiting the Company’s right to obtain an award of specific performance permitted by, and subject to, Section 10.16, including the limitations set forth in Section 10.16, solely for purposes of establishing the basis of the amount thereof, and without in any way increasing the amount of the Termination Fee or expanding the circumstances in which the Termination Fee is payable, it is agreed by the parties hereto that the Termination Fee is a liquidated damage, and not a penalty. If, in order to obtain the Termination Fee, the Company commences a Claim that results in a final judgment (and following the expiration of all times for appellate review) in favor of the Company or its Affiliates for the payment of the Termination Fee, Purchaser shall pay (x) to the Company its out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Claim (the “Termination Fee Claim Expenses”) and (y) to the Company the Termination Fee, plus interest at the prime rate of interest reported in The Wall Street Journal in effect on the date such payment was required to be made hereunder through the date of payment (such interest payment, together with the Termination Fee Claim Expenses, the “Enforcement Costs”). Notwithstanding anything to the contrary set forth herein, but subject in all respects to the provisions of Section 10.16(b), the Sellers and the Company may pursue the remedies permitted pursuant to Section 10.16 at any time, and any election to pursue such remedies shall in no way modify or amend the obligations of Purchaser to pay the Termination Fee and/or the Enforcement Costs pursuant to this Section 8.4; provided that notwithstanding anything to the contrary herein or otherwise, in no event shall the Enforcement Costs payable pursuant to this Section 8.4 exceed $1,500,000 in the aggregate. Purchaser acknowledge and agree that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated hereby, and that without these agreements, the Company, Blocker Corp and the Sellers would not have entered into this Agreement.

86

Article 9
NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; RELEASE

Section 9.1              Non-Survival of Representations and Covenants. The representations and warranties of the Company, Blocker Corp, the Sellers and Purchaser contained in this Agreement shall terminate and be of no further force and affect at and following the Closing. In addition, the covenants and agreements of the Company, Blocker Corp, the Sellers and Purchaser contained in this Agreement which by their terms are to be performed prior to the Closing shall terminate at the Closing and have no further force or effect, provided that the covenants and agreements of Sentinel, Sellers and Purchaser set forth in Section 2.6 shall survive the Closing until the date that is 30 days after the expiration of the applicable statute of limitations. As such, it is acknowledged and agreed that no Seller nor any Seller Related Party shall have any Liability, obligation or responsibility for, and none of Purchaser or any of its Affiliates, representatives, agents, officers, directors or employees shall have recourse under this Agreement or otherwise for, any breach of or inaccuracy in any such representation or warranty or any breach or nonfulfillment of any covenant, condition or agreement required to be performed or fulfilled prior to the Closing. The covenants and agreements to be performed at the Closing (including agreements to make payments hereunder) or that by their terms survive the Closing shall survive the Closing (in accordance with their respective terms, as applicable). Notwithstanding anything to the contrary herein or otherwise, nothing in this Section 9.1 shall limit, restrict or prohibit any claim for Fraud.

Section 9.2              Release.

(a)                Effective as of the Closing, Purchaser, on its own behalf and on behalf of, after the Closing, the Group Companies and Blocker Corp (each, a “Purchaser Releasing Party” and collectively, the “Purchaser Releasing Parties”), hereby irrevocably and unconditionally releases and discharges, to the fullest extent permitted by law, the Sellers and their respective past, present and future directors, officers, managers, employees, members, partners, shareholders, direct or indirect equity holders, financing sources, Affiliates, agents, attorneys, advisors, representatives, successors, and assigns and Affiliates of the foregoing (collectively, the “Seller Released Parties”) from any and all debts, losses, costs, bonds, suits, actions, causes of action, Liabilities, Taxes, contributions, attorneys’ fees, interest, damages, punitive damages, expenses, claims, potential claims, counterclaims, cross-claims or demands, in law or in equity, asserted or unasserted, express or implied, known or unknown, matured or unmatured, contingent or vested, liquidated or unliquidated, of any kind or nature or description whatsoever, that the Purchaser Releasing Party had, presently has or may hereafter have or claim or assert to have against any of the Seller Released Parties to the extent arising out of or related to PSP Holdings’, PSP intermediate’s or, as of the Closing, Midco Holdings’ ownership of the PSP Holdings Company Interests, the PSP Intermediate Company Interests or the Purchased Interests, as applicable, or Blocker Seller’s ownership of Blocker Stock and/or Blocker Seller’s indirect ownership of the Blocker Corp Company Interests, in each case at or prior to the Closing (collectively, the “Purchaser Released Claims”). This release is intended to be a complete and general release with respect to the Purchaser Released Claims, and specifically includes claims of the type described in the definition of “Purchaser Released Claims” that are known, unknown, fixed, contingent or conditional, including without limitation, breach of fiduciary duty, or such claims arising under the Securities Act of 1933, as amended, or any other federal, state, blue sky or local law dealing with any securities. Purchaser hereby waives the protection of any provision of any law that would operate to preserve any Purchaser Released Claims that are unknown as of the Closing Date. Purchaser shall not, and shall cause the Purchaser Releasing Parties not to, assert any Purchaser Released Claims against any Seller Released Parties. Notwithstanding the foregoing, no Purchaser Releasing Party releases or waives (i) any claim arising under or relating to this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby (including with respect to Fraud) or (ii) any claim arising from any obligations or Liabilities of any Seller Released Party which first arise after the Closing and are not related to the period prior to the Closing. Purchaser, on its own behalf and on behalf of the Purchaser Releasing Parties, acknowledges that it may not know of or suspect to exist certain Purchaser Released Claims, and hereby waives all rights which may exist under California Civil Code Section 1542, which provides as follows:

87

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(b)                Effective as of the Closing, for and in consideration of the amount to be paid to the Blocker Seller under this Agreement, each Seller, on its own behalf and on behalf of its officers, directors, direct and indirect equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns (each, a “Seller Releasing Party” and collectively, the “Seller Releasing Parties”) hereby irrevocably and unconditionally release and discharges, to the fullest extent permitted by law, Purchaser and each Group Company, and their respective past, present and future directors, officers, managers, employees, members, partners, shareholders, direct or indirect equity holders, financing sources, Affiliates, agents, attorneys, advisors, representatives, successors, and assigns and Affiliates of the foregoing (collectively, the “Purchaser Released Parties”) of, from any and all debts, losses, costs, bonds, suits, actions, causes of action, Liabilities, Taxes, contributions, attorneys’ fees, interest, damages, punitive damages, expenses, claims, potential claims, counterclaims, cross-claims or demands, in law or in equity, asserted or unasserted, express or implied, known or unknown, matured or unmatured, contingent or vested, liquidated or unliquidated, of any kind or nature or description whatsoever, that the Blocker Seller Releasing Party had, presently has or may hereafter have or claim or assert to have against any of the Purchaser Released Parties to the extent arising out of or related to PSP Holdings’, PSP Intermediate’s or, as of the Closing, Midco Holdings’ ownership of the PSP Holdings Company Interests, the PSP intermediate Company Interests or the Purchased Interests, as applicable, or Blocker Seller’s ownership of Blocker Stock and/or Blocker Seller’s indirect ownership of the Blocker Corp Company Interests, in each case at or prior to the Closing (collectively, the “Blocker Seller Released Claims”). This release is intended to be a complete and general release with respect to the Blocker Seller Released Claims, and specifically includes claims of the type described in the definition of “Blocker Seller Released Claims” that are known, unknown, fixed, contingent or conditional, including without limitation, breach of fiduciary duty, or such claims arising under the Securities Act of 1933, as amended, or any other federal, state, blue sky or local law dealing with any securities. The Blocker Seller hereby waives the protection of any provision of any law that would operate to preserve any Blocker Seller Released Claims that are unknown as of the Closing Date. The Blocker Seller shall not, and shall cause the Blocker Seller Releasing Parties not to, assert any Blocker Seller Released Claims against any Purchaser Released Parties. Notwithstanding the foregoing, no Blocker Seller Releasing Party releases or waives (i) any claim arising under or relating to this Agreement, any Ancillary Document entered into by Blocker Seller or the transactions contemplated hereby or thereby (including with respect to Fraud) or (ii) any claim arising from any obligations or Liabilities of any Seller Released Party which first arise after the Closing and are not related to the period prior to the Closing. Blocker Seller, on its own behalf and on behalf of the Blocker Seller Releasing Parties, acknowledges that it may not know of or suspect to exist certain Blocker Seller Released Claims, and hereby waives all rights which may exist under California Civil Code Section 1542, which provides as follows:

88

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Article 10
MISCELLANEOUS

Section 10.1           Entire Agreement; Assignment. This Agreement, the Ancillary Documents and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. This Agreement may not be assigned by any party hereto (whether by operation of law or otherwise), without the prior written consent of Purchaser and the Sellers, except that (i) Purchaser may assign this Agreement without consent to any of its Affiliates (provided that any such assignment shall not relieve Purchaser of its obligations hereunder), and (ii) Purchaser may assign its rights (but not its obligations) hereunder as collateral to its debt financing sources (including the Debt Financing Sources). Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.1 shall be void. The parties hereto hereby agree that the Confidentiality Agreement shall automatically terminate upon the Closing and that effective automatically upon the execution and delivery of this Agreement, Section 9(iii) of the Confidentiality Agreement shall be deemed removed from the Confidentiality Agreement.

Section 10.2           Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by E-mail (provided, that no “bounce back” or notice of non-delivery is generated), or by registered or certified mail (postage prepaid, return receipt requested) to the other parties hereto as follows:

To FRG, Purchaser, the Company (after the Closing) or Blocker Corp (after the Closing):

c/o Franchise Group, Inc.
1716 Corporate Landing Parkway
Virginia Beach, VA 23454
Attention: Eric Seeton
E-mail: ESeeton@franchisegrp.com

89

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Russell L. Leaf
Daniel Mun
E-mail: RLeaf@willkie.com
DMun@willkie.com

To the Company (prior to the Closing), Blocker Corp (prior to the Closing), Sentinel or any Seller:

c/o Sentinel Capital Partners
330 Madison Avenue, 27th Floor
New York, NY 10017
Attention: James D. Coady
Vincent Taurassi
Marc A. Buan
E-mail: Coady@sentinelpartners.com
Taurassi@sentinelpartners.com
Buan@sentinelpartners.com

with a copy (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Attention: Ernest Wechsler, Esq.
Adi Herman, Esq.
E-mail: ewechsler@kramerlevin.com
aherman@kramerlevin.com

for to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Section 10.3           Governing Law. This Agreement, and all claims or causes of action (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement), shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Notwithstanding the foregoing, each party hereto acknowledges and irrevocably agrees that, except to the extent relating to the interpretation of any provisions of this Agreement or the Confidentiality Agreement, any claims or causes of action (whether in contract, in tort, at law, in equity or otherwise) involving any Debt Financing Source and arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby or the transactions contemplated by the Debt Financing, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

90

Section 10.4           Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Closing occurs or the transactions contemplated hereby are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party hereto incurring such fees or expenses; provided that upon the Closing, Unpaid Seller Expenses shall be paid in accordance with Section 2.3(a). All costs of the Representation and Warranty Policy shall be paid by Purchaser.

Section 10.5           Construction; Interpretation. The term “this Agreement” means this Equity Purchase Agreement together with all Schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) except as otherwise set forth in this Agreement, any accounting terms shall be given their definition under GAAP; (vi) references to a particular statute or regulation include all rules and regulations thereunder as in effect as of the time to which such reference relates; (vii) the word “will” shall have the same meaning as the word “shall”; (viii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (ix) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States; (x) references to “day” or “days” in the lower case means calendar days; (xi) references to “date hereof” are to the date of this Agreement; (xii) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement; (xiii) the word “or” shall include both the conjunctive and disjunctive, and “any” shall mean “one or more”; (xiv) references to any Governmental Entity or law shall mean and include any successor or replacement Governmental Entity or law to the referenced one and any amendment, modification or restatement of any such law; and (xv) the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties at least two (2) days prior to the date of this Agreement. Except as otherwise indicated, all references in this Agreement to sections, exhibits and schedules are intended to refer to the sections of, exhibits and schedules to this Agreement.

Section 10.6           Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. In the computation of periods of time before which, within which or following which, any act is to be done or step taken under this Agreement, the date that is the reference date in calculating such period will be included in such computation. Whenever the last day for the exercise of any right or privilege or the discharge of any duty or obligation hereunder shall fall upon a day that is not a Business Day, the party having such right or privilege or duty or obligation may exercise such right or privilege or discharge such duty or obligation on the next succeeding day that is a Business Day.

Section 10.7           Exhibits and Schedules. All exhibits and Schedules or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed on any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent on the face of such disclosure, without reference to any other document or resource or the need for a cross-reference. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

91

Section 10.8           Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, (i) each of the Sentinel Parties, Vintage and FRG is an express third party beneficiary of Section 6.12 and this Section 10.8, and FRG is an express third-party beneficiary of Section 10.10 and Section 10.16(b), (ii) the Seller Released Parties are third-party beneficiaries of Section 9.2(a) and this Section 10.8, (iii) the Purchaser Released Parties are express third-party beneficiaries of Section 9.2(b) and this Section 10.8, (iv) the directors and officers of each Group Company prior to the Closing are third-party beneficiaries of Section 6.5, (v) the Purchaser Related Parties are express third-party beneficiaries of Section 8.3, Section 10.17 and this Section 10.8 and the Seller Related Parties are third-party beneficiaries of Section 10.17, (vi) the Debt Financing Sources are express third party beneficiaries of Sections 8.3, 10.3, 10.10, 10.14, 10.15, 10.16, 10.17 and this Section 10.8, (vii) Kramer Levin Naftalis & Frankel LLP is an express third-party beneficiary of Section 10.18 and this Section 10.8 and (ix) Willkie Farr & Gallagher LLP is an express third-party beneficiary of Section 10.18(d) and this Section 10.8.

Section 10.9           Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable law, this Agreement shall be automatically deemed modified so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible, and the parties hereto shall negotiate in good faith to modify this Agreement in writing to memorialize the foregoing.

Section 10.10       Amendment. Subject to applicable law and Section 10.11, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Purchaser, the Company, Blocker Corp and the Sellers; provided that Section 8.3 and Section 8.4 may not be amended or modified without the prior written consent of FRG. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 10.10 shall be void. Notwithstanding any other provision of this Agreement to the contrary, Sections 8.3, 10.3, 10.8, 10.14, 10.15, 10.16, 10.17 and this Section 10.10 and the definition of “Debt Financing Sources” (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of the foregoing sections or definition) may not be amended, modified, waived or terminated in a manner that is adverse in any respect to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

92

Section 10.11       Extension; Waiver. The Company (at any time prior to the Closing) and the Sellers may (a) extend the time for the performance of any of the obligations or other acts of Purchaser contained herein, (b) waive any inaccuracies in the representations and warranties of Purchaser contained herein or in any document, certificate or writing delivered by Purchaser pursuant hereto or (c) waive compliance by Purchaser with any of the agreements or conditions contained herein. Purchaser may, at any time, (i) extend the time for the performance of any of the obligations or other acts of the Company, Blocker Corp or the Sellers contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company, Blocker Corp or the Sellers contained herein or in any document, certificate or writing delivered by the Company, Blocker Corp or the Sellers pursuant hereto or (iii) waive compliance by the Company, Blocker Corp or the Sellers with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 10.12       Counterparts; Electronic Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, email or other electronics means (including scanned pages) shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.13       Knowledge of the Company. For all purposes of this Agreement, the phrase “to the Company’s knowledge”, “to the knowledge of the Company” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge (and shall in no event encompass constructive, imputed or similar concepts of knowledge) of each of Chris Rowland, Miles Tedder, Daniel McNamara and Jeffrey Suttle, in each case following reasonable due inquiry of each such Person’s respective direct reports with responsibility for the applicable matter, and none of whom, for the sake of clarity and avoidance of doubt, shall have any personal liability or obligations regarding such knowledge.

Section 10.14       Waiver of Jury Trial. The parties to this Agreement each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, including any claim, demand, action or cause of action involving the Debt Financing Sources, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties to this Agreement each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

Section 10.15       Jurisdiction and Venue. Each of the parties hereto submits to the exclusive jurisdiction of any state or federal court sitting in Delaware, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.15, however, shall affect the right of any party to serve legal process in any other manner permitted by law. Each party hereto agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law. Notwithstanding anything to the contrary herein, subject to Section 10.17(b), each party hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing, the Debt Financing Commitment Letter or the performance thereof, in any forum other than the United States District Court for the Southern District of New York or any New York State court sitting in the borough of Manhattan, and any appellate court from any thereof.

93

Section 10.16       Remedies.

(a)                The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Subject to Section 10.16(b), the parties hereto acknowledge and agree that, prior to the valid termination of this Agreement pursuant to Article 8, the Company, the Sellers, and Purchaser shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including Purchaser’s obligations to consummate the transactions contemplated by this Agreement if it is required to do so hereunder), this being in addition to any other remedy to which the Company, the Sellers, Blocker Corp or Purchaser are entitled at law or in equity.

(b)                Notwithstanding anything to the contrary herein, the parties hereto agree that the Company and the Sellers shall have the right to enforce Purchaser’s obligations pursuant to the terms of this Agreement to consummate the Closing and, if applicable, the FRG Obligations by an action or actions for specific performance, injunctive or other equitable relief, if and only in the event that (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), (ii) Purchaser fails to consummate the transactions contemplated by this Agreement or, if applicable, FRG fails to perform the FRG Obligations within three (3) Business Days of the date that the Closing should otherwise have occurred pursuant to Section 2.1, (iii) the Debt Financing (other than any amounts under any revolving credit facilities which are not contemplated to be funded on the Closing Date) has been funded, or will be funded at the Closing if the Closing were to occur (provided that, subject to Section 10.19, such condition shall not apply to the right to seek specific performance, injunctive or other equitable relief of the FRG Obligations), (iv) the Company has given notice to Purchaser and/or FRG (if applicable) in writing, irrevocably and unconditionally confirming to Purchaser and/or FRG (if applicable) that the Company, Blocker Corp and each Seller are ready, willing and able to consummate the Closing, and (v) Purchaser fails to consummate the Closing and/or, if applicable, FRG fails to perform the FRG Obligations within three (3) Business Days of receiving such notice described in the immediately preceding clause (iv). While the Company may pursue both a grant of specific performance, injunctive or other equitable relief in accordance with this Section 10.16 and the payment of the Termination Fee in accordance with Section 8.4, under no circumstances shall the Company be permitted or entitled to receive both a grant of (x) specific performance, injunctive or other equitable relief and (y) monetary damages in connection with this Agreement or any termination of this Agreement, including all or any portion of the Termination Fee, the Enforcement Costs and/or the Financing Reimbursement Obligations, as applicable, in each case if, when and to the extent required to be paid pursuant to this Agreement and subject to the limitations set forth herein. Notwithstanding anything to the contrary set forth herein, but subject in all respects to the preceding provisions of this Section 10.16(b), the Company may pursue the remedies available to it pursuant to this Section 10.16 at any time prior to the termination of this Agreement, and any election to pursue such remedies shall in no way modify or amend the obligations of Purchaser to pay the Termination Fee and/or the Enforcement Costs, in each case if, when and to the extent required to be paid pursuant to Section 8.4 and subject to the limitations set forth therein.

94

(c)                Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding the foregoing, in no event shall the Group Companies, the Sellers or any Seller Related Party or any of their respective Affiliates be entitled to seek the remedy of specific performance of this Agreement directly against any Debt Financing Source, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing.

(d)                To the extent Purchaser or the Sellers bring any action, claim, complaint or other proceeding, in each case, before any Governmental Entity to enforce specifically the performance of the terms and provisions of this Agreement prior to the Outside Date, the Outside Date shall automatically be extended by (i) the amount of time during which such action, claim, complaint or other proceeding is pending, plus ten (10) Business Days, or (ii) such other time period established by the court presiding over such action, claim, complaint or other proceeding, as the case may be.

Section 10.17       Non-Recourse.

(a)                All Claims (whether in contract or in tort, at law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Ancillary Documents, or the negotiation, execution or performance of this Agreement or the other Ancillary Documents (including any representation or warranty made in or in connection with this Agreement or the other Ancillary Documents or as an inducement to enter into this Agreement or the other Ancillary Documents) may be made only against the entities that are expressly identified as parties hereto and thereto and that are signatories hereto and thereto.  Except to the extent named as a party and to the extent a signatory to this Agreement or any other Ancillary Document (then only to the extent of the specific obligations of such parties set forth in this Agreement or such other Ancillary Document), no Purchaser Related Party or Seller Related Party shall have any Liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose Liability of an entity party against its owners or affiliates) for any obligations or Liabilities arising under, in connection with or related to this Agreement or such other Ancillary Document or any transactions contemplated hereby or thereby or for any claim based on, in respect of, or by reason of this Agreement or such other Ancillary Document (as the case may be), the transactions contemplated hereby and thereby or the negotiation or execution hereof or thereof; and each party waives and releases all such Liabilities, claims and obligations against any Purchaser Related Party or Seller Related Party. The Purchaser Related Parties and the Seller Related Parties are expressly intended as third-party beneficiaries of this provision of this Section 10.17.

(b)                Without limiting clause (a) above, and without limiting any rights Purchaser may have against any Debt Financing Source under the Debt Financing Commitment Letter, notwithstanding anything to the contrary in this Agreement, no Debt Financing Source shall have any Liability to the Sellers, the Seller Related Parties, the Group Companies or any of their respective Affiliates for any obligations or Liabilities of Purchaser or for any claim (whether at law or in equity, tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without prejudice to the Company’s rights in Section 6.23(b), in no event shall the Sellers, the Seller Related Parties, the Group Companies or any of their respective Affiliates (i) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Debt Financing Source or (ii) seek to enforce the Debt Financing or the Debt Financing Commitment Letter against, make any claims for breach of the Debt Financing or the Debt Financing Commitment Letter against, or seek to recover monetary damages from, or otherwise sue, any Debt Financing Source for any reason, including in connection with the Debt Financing or the Debt Financing Commitment Letter or the obligations of the Debt Financing Sources thereunder.

95

Section 10.18       Waivers; Terminations.

(a)                Recognizing that Kramer Levin Naftalis & Frankel LLP has acted as legal counsel to Sentinel Capital Partners, L.L.C. and its Affiliates and the Group Companies, Blocker Corp and the Sellers prior to the Closing, and that Kramer Levin Naftalis & Frankel LLP intends to act as legal counsel to the Sellers and their respective Affiliates (which will no longer include the Group Companies) after the Closing, each of Purchaser, Blocker Corp and the Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Kramer Levin Naftalis & Frankel LLP representing Sentinel Capital Partners, L.L.C. or its Affiliates (or any of the Sellers) after the Closing as such representation may relate to Purchaser, Blocker Corp, any Group Company or the transactions contemplated herein (including in respect of litigation, including litigation adverse to Purchaser, Blocker Corp or any Group Company), and hereby consents to any such representation. In addition, all communications involving attorney-client confidences between Sentinel Capital Partners, L.L.C., its Affiliates, Blocker Corp, the Sellers or any Group Company and Kramer Levin Naftalis & Frankel LLP relating to any Group Company or otherwise in the course of, or otherwise relating to, the negotiation, documentation and consummation of the transactions contemplated hereby and the sale process related hereto (collectively, the “Engagement”, and such communications, the “Privileged Communications”) shall be deemed to be attorney-client confidences that belong solely to Sentinel Capital Partners, L.L.C. and its Affiliates (and not any of the Group Companies or Blocker Corp), and none of Purchaser, the Group Companies, Blocker Corp or their Affiliates may use or rely on any such Privileged Communications. Accordingly, Purchaser agrees that following the Closing, neither it nor the Group Companies, Blocker Corp or their Affiliates shall have access to any such Privileged Communications, or to the files of Kramer Levin Naftalis & Frankel LLP relating to the Engagement. Without limiting the generality of the foregoing, upon and after the Closing, (i) Sentinel Capital Partners, L.L.C. and its Affiliates (and not the Group Companies) shall be the sole holders of the Privileged Communications, and none of the Group Companies or Blocker Corp shall be a holder thereof, (ii) to the extent that files of Kramer Levin Naftalis & Frankel LLP in respect of the Engagement constitute property of the client, only Sentinel Capital Partners, L.L.C. and its Affiliates (and not any of the Group Companies or Blocker Corp) shall hold such property rights and (iii) Kramer Levin Naftalis & Frankel LLP shall have no duty whatsoever to reveal or disclose any such Privileged Communications or files of Kramer Levin Naftalis & Frankel LLP relating to the Engagement to any of the Group Companies or Blocker Corp by reason of any attorney-client relationship between Kramer Levin Naftalis & Frankel LLP and any of the Group Companies or Blocker Corp or otherwise. Purchaser hereby consents, on its own behalf and on behalf of its Affiliates including the Group Companies and Blocker Corp, to the disclosure by Kramer Levin Naftalis & Frankel LLP following the Closing to the Sellers or their respective Affiliates of any information learned by Kramer Levin Naftalis & Frankel LLP prior to the Closing in the course of its representation of the Sellers, Blocker Corp, the Group Companies or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Kramer Levin Naftalis & Frankel LLP’s duty of confidentiality; provided, that the foregoing consent shall not be deemed a waiver or modification of the obligations of Sentinel, the Sentinel Parties or the Sentinel Affiliates in Section 6.9.

96

(b)                Each of Purchaser, on behalf of itself and its Affiliates (including, after the Closing, the Group Companies) further covenants and agrees that each shall not assert any claim that the Company, Blocker Corp or the Group Companies may have in their capacities as clients against Kramer Levin Naftalis & Frankel LLP in respect of legal services provided to the Group Companies, Blocker Corp or their respective Affiliates prior to the Closing by Kramer Levin Naftalis & Frankel LLP in respect of the Engagement, it being agreed that any such claims belong solely to the Sellers and their respective Affiliates, as applicable, and not the Group Companies.

(c)                From and after the Closing, the Group Companies and Blocker Corp shall cease to have any attorney-client relationship with Kramer Levin Naftalis & Frankel LLP in respect of the Engagement or otherwise, unless and to the extent Kramer Levin Naftalis & Frankel LLP is expressly engaged in writing by one or more of the Group Companies after the Closing.

(d)                Each of the parties hereto acknowledges and agrees that Willkie Farr & Gallagher LLP has acted as counsel to Purchaser in connection with the negotiation of this Agreement, the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and intends to represent the Company, Blocker Corp and the Group Companies after the Closing. Accordingly, each of the Company, the Sellers, Blocker Corp and the Group Companies, hereby consents and agrees to, Willkie Farr & Gallagher LLP representing the Company, Blocker Corp and the Group Companies from and after the Closing in connection with any such matter related to such representation. In connection with the foregoing, each of the Company, the Sellers, Blocker Corp and the Group Companies hereby irrevocably waives and agrees not to assert, any conflict of interest arising from or in connection with (i) Willkie Farr & Gallagher LLP’s prior representation of FRG or Purchaser, or (ii) Willkie Farr & Gallagher LLP’s post-Closing representation of FRG, Purchaser, the Company, Blocker Corp and the Group Companies.

(e)                Notwithstanding the foregoing, in the event that a dispute arises after the Closing between Purchaser, Blocker Corp, the Company and any Group Companies, on the one hand, and a Person other than a party hereto, on the other hand, the Blocker Corp, the Company or any Group Companies may assert the attorney-client privilege to prevent disclosure to such third party of Privileged Communications or any other information.

Section 10.19       FRG Obligations.

(a)                FRG hereby covenants and agrees that, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), (ii) the Debt Financing (other than any amounts under any revolving credit facilities which are not contemplated to be funded on the Closing Date) has been funded, or will be funded at the Closing if the Closing were to occur and, if applicable, the Repayment Obligations (as defined below) are paid in full (the amount of the proceeds received by Purchaser pursuant to the Debt Financing (which may include the Replacement First Lien Term Facility in lieu of the First Lien Term Facility) and, if applicable, the Replacement Revolving Credit Facility (each as defined in the Debt Financing Commitment Letter), the “Financing Proceeds”), and (iii) the Financing Proceeds are insufficient for Purchaser to pay (x) the amounts it is required to pay at the Closing pursuant to Section 2.3(a), plus (y) all of Purchaser’s expenses incurred in connection with the transactions contemplated hereby, plus (z) if applicable, as set forth on Exhibit A of the Debt Financing Commitment Letter, in full all of the indebtedness outstanding under the Existing ABL Credit Agreements (as defined in the Debt Financing Commitment Letter) (such repayment obligations described in this clause (z), the “Repayment Obligations”) (the sum of the amounts in clauses (x), (y) and (z), the “Required Amount” and for purposes of this Agreement, “Required Excess Amount” shall mean an amount equal to (A) the Required Amount, minus (B) the Financing Proceeds, less the amount of such Financing Proceeds necessary to complete the Refinancing (as defined in the Debt Financing Commitment Letter), other than the Repayment Obligations, if applicable), then at the Closing, FRG shall directly or indirectly contribute to Purchaser, and/or use to satisfy the Repayment Obligations, the Required Excess Amount, which Required Excess Amount shall be used by Purchaser to make such payments at the Closing pursuant to Section 2.3(a) or as contemplated by the Debt Financing Commitment Letter in respect of the Repayment Obligations, if applicable (the foregoing obligations of FRG under this Section 10.19(a) to fund the Required Excess Amount, the “FRG Obligations”). Notwithstanding anything to the contrary herein, (1) the Required Excess Amount and the FRG Obligations shall not exceed, in the aggregate, an amount equal to the sum of (x) the aggregate amounts outstanding under the Existing ABL Credit Agreements (including, for the avoidance of doubt, any outstanding letters of credit), plus (y) unused availability at any time prior to the Closing under the Existing ABL Credit Agreements, and (2) FRG shall have no obligation to pay, fund or contribute any amount under this Section 10.19(a) unless the Closing occurs concurrently with such payment, funding or contribution by FRG and, if applicable, payment of the Repayment Obligations. The FRG Obligations shall remain in full force and effect until the FRG Obligations have been paid in full; provided, that notwithstanding the foregoing, following the earlier to occur of (I) the consummation of the Closing, (II) the termination of this Agreement pursuant to its terms, (III) the Existing ABL Amendments (as defined in the Debt Financing Commitment Letter) having been obtained, and (IV) the payment of the FRG Obligations if and to the extent required pursuant to Section 10.19(a), FRG shall have no further Liability or obligation under this Agreement.

97

(b)                With respect to the FRG Obligations, FRG hereby represents, warrants and covenants to the matters set forth in Section 5 of the Guaranty, mutatis mutandis. As of the date hereof, the aggregate outstanding drawn and undrawn capacity under the Existing ABL Credit Agreements is $150,400,000.

* * * * *

98

IN WITNESS WHEREOF, each of the parties has caused this Equity Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

PSP HOLDINGS, LLC

By:	/s/ Vincent Taurassi
Name: Vincent Taurassi
Title: Assistant Secretary

SENTINEL CAPITAL PARTNERS VI-A, L.P.

By:	Sentinel Partners VI, L.P.
Its:	General Partner

By:	Sentinel Managing Company VI, Inc.
Its:	General Partner

By:	/s/ David S. Lobel
Name: Davis S. Lobel
Title: President

SENTINEL PSP BLOCKER, INC.

By:	/s/ Vincent Taurassi
Name: Vincent Taurassi
Title: Assistant Secretary

PSP MIDCO, LLC

By:	/s/ Vincent Taurassi
Name: Vincent Taurassi
Title: Assistant Secretary

PSP INTERMEDIATE, LLC

By:	/s/ Vincent Taurassi
Name: Vincent Taurassi
Title: Assistant Secretary

[Signature Page to Equity Purchase Agreement]

Solely for purposes of agreeing to the covenants set forth in Section 6.8 and Section 6.9 of this Agreement:

SENTINEL CAPITAL PARTNERS, L.L.C.

By:	/s/ David S. Lobel
Name: Davis S. Lobel
Title: President

[Signature Page to Equity Purchase Agreement]

Effective as of immediately prior to the Closing:

PSP MIDCO HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to Equity Purchase Agreement]

FRANCHISE GROUP NEWCO PSP, LLC

By:	/s/ Eric Seeton
Name: Eric Seeton
Title: Chief Financial Officer

[Signature Page to Equity Purchase Agreement]

Solely for purposes of agreeing to the covenants set forth in Section 10.19 of this Agreement:

FRANCHISE GROUP, INC.

By:	/s/ Eric Seeton
Name: Eric Seeton
Title: Chief Financial Officer

[Signature Page to Equity Purchase Agreement]